Exhibit (a)-(1)

PRELIMINARY PROXY STATEMENT OF THE COMPANY

Shareholders of Tarena International, Inc.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Tarena International, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on                  at                  a.m. (Beijing time). The meeting will be held at                      . The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

On April 30, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kidedu Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Kidarena Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other registered shareholders of the Company to consider and vote, amongst other things, upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”). Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Each of Parent and Merger Sub was formed solely for purposes of the Merger and the investment and financing transactions related to the Merger. At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by (i) Mr. Shaoyun Han (the “Chairman”) and his affiliates, (ii) Talent Fortune Investment Limited (an affiliate of KKR, “KKR”) or its designated entity, (iii) New Oriental Education & Technology Group Inc. (“New Oriental”) or its designated entity, (iv) Banyan Enterprises Limited and Banyan Enterprises A Limited (affiliates of Gaorong Capital, “Gaorong,” together with KKR and New Oriental, collectively, the “Other Rollover Shareholders,” together with the Chairman and his affiliates, collectively, the “Rollover Shareholders”) or their respective designated entities, and (v) Titanium Education (Cayman) Limited (the “Investor”) and Ascendent Capital Partners III, L.P. (the “Sponsor,” together with the Investor, collectively, the “ACP Filing Persons”). Throughout this proxy statement, Parent, Merger Sub, the Chairman, Kidtech Limited, Learningon Limited, Connion Capital Limited, Techedu Limited, Moocon Education Limited and the ACP Filing Persons are collectively referred to as the “Buyer Group.” As of May 19, 2021, the Rollover Shareholders collectively beneficially own 18,028,925 Class A ordinary shares (including Class A ordinary shares represented by American depositary shares (“ADSs”), but excluding, for purpose of this calculation, the Class A ordinary shares that the Chairman may acquire through the exercise of options within 60 days of the date of the accompanying proxy statement), par value US$0.001 per share, of the Company (each, a “Class A Ordinary Share”) and 7,206,059 Class B ordinary shares, par value US$0.001 per share, of the Company (each, a “Class B Ordinary Share”), which collectively represent approximately 44.9% of the total issued and outstanding shares in the Company and approximately 74.4% of the total voting power of the outstanding shares in the Company (each, a “Share”). If the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by Parent, and the Company’s ADSs will no longer be listed on NASDAQ Global Select Market (“NASDAQ”) and the ADS program for the Shares will terminate.

If the Merger is consummated, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$4.00 in cash per Share, without interest and net of any applicable withholding taxes (the “Per Share Merger Consideration”), and each ADS issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$4.00 in cash per ADS, without interest and net of any applicable withholding taxes (the “Per ADS Merger Consideration”). The ADS holders will pay any applicable fees, charges and expenses of Citibank, N.A., in its capacity as ADS depositary (the “ADS Depositary”), and government charges due to or incurred by the ADS Depositary, in connection with the cancellation of the ADSs surrendered (and the underlying Shares) and the distribution of the Per ADS Merger Consideration, including applicable ADS cash distribution fees (US$0.05 per ADS pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of April 2, 2014, by and among the Company, the ADS Depositary, and the holders and beneficial owners of ADSs issued thereunder) and applicable ADS cancellation fees (US$0.05 per ADS pursuant to the terms of the Deposit Agreement).

Notwithstanding the foregoing, if the Merger is completed, the following Shares will not be cancelled in exchange for the right to receive the cash consideration described above, but will be cancelled and cease to exist at the Effective Time:

(a)	(i) 18,028,925 Class A Ordinary Shares and 7,206,059 Class B Ordinary Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Rollover Shareholders as of April 30, 2021, and any other Shares that may be acquired by any Rollover Shareholder between April 30, 2021 and the Effective Time (collectively, the “Rollover Shares”), (ii) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective affiliates, (iii) Shares (including Shares represented by ADSs) beneficially owned by the Company or any subsidiary of the Company or held in the Company’s treasury, and (iv) Shares (including Shares represented by ADSs) held by the ADS Depositary and reserved for issuance, settlement and allocation pursuant to the 2008 Share Plan of the Company and the 2014 Share Plan of the Company (collectively, the “Company Share Plans”), in each case, immediately prior to the Effective Time, will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor; and

(b)	Shares owned by registered shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (the “Dissenting Shares”) in accordance with Section 238 of the Companies Act (2021 Revision) of the Cayman Islands (the “Cayman Islands Companies Act”) will be cancelled and cease to exist at the Effective Time and the holders of such Dissenting Shares will be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act.

At the Effective Time, the Company will (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option (as defined below) that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU (as defined below) that is then outstanding, whether or not vested.

At the Effective Time, each option (each, a “Company Option”) to purchase Shares granted under the Company Share Plans that is vested at or prior to the Effective Time and remains outstanding at the Effective Time (each, a “Vested Company Option”), will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company Option, or (ii) receive cash from the Surviving Company, without interest and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and (y) the number of Shares underlying such Vested Company Option (assuming such holder exercises such Vested Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Vested Company Option is greater than the Per Share Merger Consideration, such Vested Company Option will be cancelled without any cash payment being made in respect thereof. In the event that such holder of a Vested Company Option fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company Option according to item (i) described above.

At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

At the Effective Time, each restricted share unit granted under the Company Share Plans (each, a “Company RSU”) that is vested and outstanding immediately prior to the Effective Time (each, a “Vested Company RSU”), will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company RSU, or (ii) receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration. In the event that such holder of a Vested Company RSU fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company RSU according to item (i) described above.

At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

At the Effective Time, each of the Company RSUs granted to certain independent directors of the Company, whether vested or unvested, that is cancelled at the Effective Time will, except as otherwise agreed to in writing between such persons and Parent, in exchange therefor, receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Company RSU.

The Buyer Group intends to fund the merger consideration through a combination of rollover equity (represented by the Rollover Shares) from the Rollover Shareholders and cash contribution by the Sponsor or its designated affiliates. On April 30, 2021, Parent entered into an equity commitment letter, pursuant to which the Sponsor has agreed, subject to the terms and conditions thereof, to provide or procure the provision of the financing amounts for the purpose of financing the merger consideration, and each of the Sponsor and the Chairman executed and delivered a limited guarantee (each, a “Limited Guarantee,” and collectively, the “Limited Guarantees”) in favor of the Company to guarantee certain payment obligations of Parent and Merger Sub under the Merger Agreement.

On April 30, 2021, a special committee of the board of directors of the Company (the “Board”), composed solely of independent and disinterested directors (the “Special Committee”), acting with full power and authority delegated by the Board, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, and the Transactions. The Special Committee, after consultation with its financial advisor and legal counsels and due consideration of all relevant factors, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company and the Rollover Shareholders (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”), and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions.

On April 30, 2021, the Board (other than the Chairman who abstained from the vote), acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and to consummate the Transactions, (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions and the Limited Guarantees, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to the shareholders of the Company for authorization and approval.

Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$1,000,000 divided into 1,000,000,000 Shares of a par value of US$0.001 per Share to authorized share capital of the Company of US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 each, at the Effective Time (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the Effective Time, in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company passed by an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. As of May 19, 2021, the Rollover Shareholders beneficially own in the aggregate 25,234,984 Shares (including Shares represented by ADSs, but excluding, for purpose of this calculation, the Shares that the Chairman may acquire through the exercise of options within 60 days of the date of the accompanying proxy statement), which collectively represent approximately 44.9% of the Company’s total issued and outstanding Shares and approximately 74.4% of the voting power of the total issued and outstanding Shares, all of which will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions. Accordingly, based on          Shares expected to be issued and outstanding on          , the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), and assuming the Rollover Shareholders’ compliance with their voting obligations under those rollover and support agreements each of them entered into with Parent on April 30, 2021 to vote all their Shares (including Shares represented by ADSs) in favor of the special resolutions, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, without any further vote of any other shareholder.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website at www.sec.gov.

The Rollover Shareholders will exercise their rights as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. The effect of poll voting is that the number of votes each holder has will depend on the number of Shares held by such holder. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is           at           a.m. (Beijing time), being 48 hours before the time appointed for the extraordinary general meeting. Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if you hold your Shares through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

The Company will instruct the ADS Depositary to deliver to ADS holders as of ____________ (the “ADS Record Date”) a depositary’s notice and an ADS voting instruction card, the forms of which are attached as Annex G and Annex H to the accompanying proxy statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

ADS holders are strongly urged to sign, complete and return the ADS voting instruction card to the ADS Depositary in accordance with the instructions printed thereon and in the depositary’s notice, as soon as possible and, in any event, so as to be received by the ADS Depositary no later than 10:00 a.m. (New York time) on _______________ (or if the extraordinary general meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary).

Upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company and the provisions of the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder except as discussed below. ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by such unvoted ADSs, in each case upon the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected as to such matter. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend or vote at the extraordinary general meeting directly (whether in person or by proxy) unless they surrender their ADSs to the ADS Depositary for cancellation, conversion into, and delivery of the corresponding Shares and become registered in the Company’s register of members as holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to surrender their ADSs for cancellation and attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on_______________ together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered for cancellation (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs for cancellation, the ADS Depositary will direct Citibank, N.A. - Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to instruct its Cayman Registrar of Shares to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and the ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have surrendered your ADSs for cancellation to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 registration statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued pursuant to the terms of the Deposit Agreement), applicable share transfer taxes (if any), and related charges pursuant to the Deposit Agreement.

Registered shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

v

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs FOR CANCELLATION BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON _______________TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please call our Investor Relations Department at +86 10 5668 3450. ADS holders who have any questions should contact the ADS Depositary using the contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Arthur Lap Tat Wong Chairman of the Special Committee	Shaoyun Han Chairman of the Board

The accompanying proxy statement is dated                       , and is first being mailed to the Company’s registered shareholders and ADS holders on or about                          .

TARENA INTERNATIONAL, INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Tarena International, Inc. (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on at             a.m. (Beijing time) at              .

Only registered holders of Class A ordinary shares of the Company, par value US$0.001 per share (each, a “Class A Ordinary Share”), and Class B ordinary shares of the Company, par value US$0.001 per share (each, a “Class B Ordinary Share,” and the Class B Ordinary Shares together with the Class A Ordinary Shares, the “Shares”), as of 5 p.m. Cayman Islands time on                (the “Share Record Date”) or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of April 30, 2021 (the “Merger Agreement”), among the Company, Kidedu Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Kidarena Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$1,000,000 divided into 1,000,000,000 Shares of a par value of US$0.001 per Share to authorized share capital of the Company of US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 each, at the Effective Time (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Effective Time”), in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be approved and authorized by the Company;

THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the “Special Committee”) and the Chief Financial Officer of the Company each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s registered shareholders will be available at its principal executive offices at _________________________________, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Pursuant to certain rollover and support agreements entered into on April 30, 2021 (the “Support Agreements”), each of Mr. Shaoyun Han (the “Chairman”) and his affiliates, Talent Fortune Investment Limited (an affiliate of KKR, “KKR”), New Oriental Education & Technology Group Inc. (“New Oriental”), and Banyan Enterprises Limited and Banyan Enterprises A Limited (affiliates of Gaorong Capital, “Gaorong,” together with KKR and New Oriental, collectively, the “Other Rollover Shareholders,” together with the Chairman and his affiliates, collectively, the “Rollover Shareholders”) will vote all of the Shares (including Shares represented by the Company’s American depositary shares (“ADSs”)) beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions. As of May 19, 2021, the Rollover Shareholders collectively beneficially own 25,234,984 Shares (including Shares represented by ADSs, but excluding, for purpose of this calculation, the Shares that the Chairman may acquire through the exercise of options within 60 days of the date of this notice), which collectively represent approximately 44.9% in number and approximately 74.4% in voting rights of the Company’s issued and outstanding Shares. Parent, Merger Sub, the Chairman, Kidtech Limited, Learningon Limited, Connion Capital Limited, Techedu Limited, Moocon Education Limited, Titanium Education (Cayman) Limited and Ascendent Capital Partners III, L.P. (the “Sponsor”) are collectively referred to as the “Buyer Group.”

After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than the Chairman who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company and the Rollover Shareholders (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”), and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, (b) authorized and approved the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and the limited guarantees by each of the Chairman and the Sponsor in favor of the Company pursuant to which each of the Chairman and the Sponsor will guarantee certain payment obligations of Parent and Merger Sub under the Merger Agreement (the “Limited Guarantees”) and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions to the registered shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize members of the Special Committee and the Chief Financial Officer of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions are authorized and approved by a special resolution (as defined in the Companies Act (2021 Revision) of the Cayman Islands (the “Cayman Islands Companies Act”)) of the Company passed by an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. As of May 19, 2021, the Rollover Shareholders beneficially own 25,234,984 Shares (including Shares represented by ADSs, but excluding, for purpose of this calculation, the Shares that the Chairman may acquire through the exercise of options within 60 days of the date of this proxy statement), which represents approximately 74.4% of the total voting rights in the Company. Accordingly, based on the total number of Shares expected to be issued and outstanding on the Share Record Date, and assuming the Rollover Shareholders’ compliance with their voting obligations under the Support Agreements to vote all their Shares (including Shares represented by ADSs) in favor of the special resolutions, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, without any further vote of any other shareholder.

Regardless of whether you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Investor Relations Department) at __________________________________, People’s Republic of China, no later than _____a.m. (Beijing time), ______, being 48 hours before the time appointed for the extraordinary general meeting. The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. The Rollover Shareholders will exercise their right as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. The effect of poll voting is that the number of votes each holder has will depend on the number of Shares held by such holder. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card. Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by registered shareholders, the Shares they hold will be voted at the extraordinary general meeting in accordance with the instructions of such registered shareholders. If no specific instructions are given by such registered shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on _____________ (the “ADS Record Date”) (and do not surrender such ADSs for cancellation and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex H to the accompanying proxy statement, to Citibank, N.A., in its capacity as the ADS Depositary and the holder of the Shares underlying your ADSs (the “ADS Depositary”), how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on_____________ in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs to the ADS Depositary for cancellation and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on _____________, the Share Record Date. If you wish to surrender your ADSs to the ADS Depositary for cancellation for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on _____________together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS cancelled pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of April 2, 2014, by and among the Company, the ADS Depositary, and the holders and beneficial owners of ADSs issued thereunder), which will not be borne by the Company, and any applicable taxes, and (c) a certification that you either (i) beneficially owned the relevant ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered for cancellation (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs for cancellation on your behalf. Upon surrender of the ADSs for cancellation, the ADS Depositary will direct Citibank, N.A. - Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender the ADSs for cancellation to become resisted holders of Shares are advised to take action as soon as possible.

Registered shareholders who dissent from the Merger in accordance with the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs FOR CANCELLATION BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON _______________TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86 10 5668 3450.

The Merger Agreement, the Plan of Merger and the Transactions are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

x

Notes:

1.	In the case of joint holders, any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holders.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation was received by the Company at __________________________________, People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Shaoyun Han
Chairman of the Board
, 2021

PROXY STATEMENT

Dated_________________

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares of Tarena International, Inc. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting in accordance with your instructions.

If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the Shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instruction card as soon as possible by signing, dating and returning the ADS voting instruction card, the form of which is attached hereto as Annex H, so that the Shares represented by your ADSs may be voted at the extraordinary general meeting on your behalf by the ADS Depositary (as defined below), as the registered holder of the Shares represented by your ADSs.

If you submit your ADS voting instruction card without indicating how you wish to vote, you will be deemed to have instructed the ADS Depositary to vote “FOR” the unmarked item.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our Investor Relations Department at +86 10 5668 3450.

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 103. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Tarena International, Inc. All references to “dollars,” “US$” and “$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading provider of professional education and K-12 education services in China. “K-12” refers to the year before the first grade through the last year of high school.

The Company is the issuer of ordinary shares, consisting of Class A ordinary shares, par value US$0.001 per share (each, a “Class A Ordinary Share”), including the Class A Ordinary Shares represented by American depositary shares, each representing one Class A Ordinary Shares (each, an “ADS”), and Class B ordinary shares, par value US$0.001 per share (each, a “Class B Ordinary Share,” and the Class B Ordinary Shares together with the Class A Ordinary Shares, the “Shares”).

The Company has dual headquarters in China. Its principal executive offices in Beijing are located at 6/F, No. 1 Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. Its telephone number at this address is +86 10 6213 5687. Its principal executive offices in Hangzhou are located at 1/F, Block A, Training Building, 65 Kejiyuan Road, Baiyang Jie Dao, Economic Development District, Hangzhou 310000, PRC. Its telephone number at this address is +86 571 5602 0827. Its registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

For a description of the Company’s history, development, business and organizational structure, see the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2020, filed on April 13, 2021 (“Company’s Annual Report”), which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 103 for a description of how to obtain a copy of the Company’s Annual Report.

Parent

Kidedu Holdings Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (as defined below) (collectively, the “Transactions”). The registered address of Parent is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The business address of Parent is 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 62135687.

Merger Sub

Kidarena Merger Sub (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions. The registered address of Merger Sub is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The business address of Merger Sub is 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 62135687.

Shaoyun Han

Mr. Shaoyun Han (the “Chairman”) is the founder and the chairman of board of directors of the Company. The Chairman is a PRC citizen. The business address of the Chairman is 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 62135687.

Kidtech Limited

Kidtech Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions. The registered address of Kidtech Limited is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The business address of Kidtech Limited is 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 62135687.

Learningon Limited

Learningon Limited is a company organized and existing under the laws of the British Virgin Islands, and is ultimately wholly owned by HANQQ Trust. TMF (Cayman) Ltd. is the trustee of HANQQ Trust, with the Chairman as settlor and the Chairman and his family as beneficiaries. Learningon Limited is principally an investment holding vehicle. The registered office address is the offices of Trident Trust Company, (B.V.I.) Ltd., Trident Chambers, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The business address is 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 62135687.

Connion Capital Limited

Connion Capital Limited is a company organized and existing under the laws of the British Virgin Islands, and is ultimately wholly owned by HANQQ Trust. TMF (Cayman) Ltd. is the trustee of HANQQ Trust, with the Chairman as settlor and the Chairman and his family as beneficiaries. Connion Capital Limited is principally an investment holding vehicle. The registered office address is the offices of Trident Trust Company, (B.V.I.) Ltd., Trident Chambers, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The business address is 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 62135687.

Techedu Limited

Techedu Limited is a company organized and existing under the laws of the British Virgin Islands and is wholly owned by the Chairman. Techedu Limited is principally an investment holding vehicle. The registered office address is the offices of Trident Trust Company, (B.V.I.) Ltd., Trident Chambers, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The business address is 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 62135687.

Moocon Education Limited

Moocon Education Limited is a company organized and existing under the laws of the British Virgin Islands and is wholly owned by the Chairman. Moocon Education Limited is principally an investment holding vehicle. The registered office address is the offices of Trident Trust Company, (B.V.I.) Ltd., Trident Chambers, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The business address is 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 62135687.

Titanium Education (Cayman) Limited

Titanium Education (Cayman) Limited (the “Investor”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a wholly owned subsidiary of Ascendent Capital Partners III, L.P. The Investor is principally engaged in the business of holding securities in portfolio companies in which Ascendent Capital Partners III, L.P. invests. The registered address of the Investor is Walkers Corporate Limited, Cayman Corporate Centre, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address of the Investor is Suite 3501, 35/F Jardine House, 1 Connaught Place, Central, Hong Kong. The business telephone number is +852 2165-9000.

Ascendent Capital Partners III, L.P.

Ascendent Capital Partners III, L.P. (the “Sponsor”) is an exempted limited partnership formed under the laws of the Cayman Islands. The Sponsor is principally engaged in the business of investing in portfolio companies. The registered address of the Sponsor is Walkers Corporate Limited, Cayman Corporate Centre, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address of the Sponsor is Suite 3501, 35/F Jardine House, 1 Connaught Place, Central, Hong Kong. The business telephone number is +852 2165-9000.

Throughout this proxy statement, Parent, Merger Sub, the Chairman, Kidtech Limited, Learningon Limited, Connion Capital Limited, Techedu Limited, Moocon Education Limited, the Investor and the Sponsor are collectively referred to as the “Buyer Group.”

During the last five years, none of the persons referred to above under the heading “The Parties Involved in the Merger,” and their directors and executive officers as listed in Annex E of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 73)

You are being asked to vote to authorize and approve the Agreement and Plan of Merger dated as of April 30, 2021 among the Company, Parent and Merger Sub (the “Merger Agreement”), and the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in connection with the Merger (as defined below) (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the registered shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and cease to exist (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”). The Surviving Company will be wholly owned by Parent, and will continue to do business under the name “Tarena International, Inc.” following the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 74)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each ordinary share of the Company, par value US$0.001 per Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), Dissenting Shares (as defined below) and Shares represented by ADSs, will be cancelled in exchange for the right to receive US$4.00 in cash per Share without interest (the “Per Share Merger Consideration”) and each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive US$4.00 in cash per ADS, without interest and net of any applicable withholding taxes (the “Per ADS Merger Consideration”). Notwithstanding the foregoing, if the Merger is completed, the following shares will be cancelled and cease to exist at the Effective Time but will not entitle the holders thereof to receive the consideration described in the immediately preceding sentence:

(a)	(i) 18,028,925 Class A Ordinary Shares and 7,206,059 Class B Ordinary Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Chairman and his affiliates, Talent Fortune Investment Limited (an affiliate of KKR, “KKR”), New Oriental Education & Technology Group Inc. (“New Oriental”), and Banyan Enterprises Limited and Banyan Enterprises A Limited (affiliates of Gaorong Capital, “Gaorong,” together with KKR and New Oriental, collectively, the “Other Rollover Shareholders,” together with the Chairman and his affiliates, collectively, the “Rollover Shareholders”) as of April 30, 2021, and any other Shares that may be acquired by any Rollover Shareholder between April 30, 2021 and the Effective Time (collectively, the “Rollover Shares”), (ii) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective affiliates, (iii) Shares (including Shares represented by ADSs) beneficially owned by the Company or any subsidiary of the Company or held in the Company’s treasury, and (iv) Shares (including Shares represented by ADSs) held by Citibank, N.A., in its capacity as the ADS Depositary and the holder of the Shares underlying your ADSs (the “ADS Depositary”) and reserved for issuance, settlement and allocation pursuant to the Company Share Plans (as defined below), in each case, immediately prior to the Effective Time, will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor (collectively, the “Excluded Shares”); and

(b)	Shares owned by registered shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (the “Dissenting Shares”) in accordance with Section 238 of the Companies Act (2021 Revision) of the Cayman Islands (the “Cayman Islands Companies Act”) will be cancelled and cease to exist at the Effective Time and the holders of such Dissenting Shares shall be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act.

Treatment of Company Share Awards (Page 74)

At the Effective Time, the Company will (i) terminate the 2008 Share Plan of the Company and the 2014 Share Plan of the Company (collectively, the “Company Share Plans”) and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option (as defined below) that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU (as defined below) that is then outstanding, whether or not vested.

At the Effective Time, each option (each, a “Company Option”) to purchase Shares granted under the Company Share Plans that is vested at or prior to the Effective Time and remains outstanding at the Effective Time (the “Vested Company Option”), will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company Option, or (ii) receive cash from the Surviving Company, without interest and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and (y) the number of Shares underlying such Vested Company Option (assuming such holder exercises such Vested Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Vested Company Option is greater than the Per Share Merger Consideration, such Vested Company Option will be cancelled without any cash payment being made in respect thereof. In the event that such holder of a Vested Company Option fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company Option according to item (i) described above.

At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

At the Effective Time, each restricted share unit granted under the Company Share Plans (each, a “Company RSU”) that is vested and outstanding immediately prior to the Effective Time (each, a “Vested Company RSU”), will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company RSU, or (ii) receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration. In the event that such holder of a Vested Company RSU fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company RSU according to item (i) described above.

At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

At the Effective Time, each of the Company RSUs granted to certain independent directors of the Company, whether vested or unvested, that is cancelled at the Effective Time will, except as otherwise agreed to in writing between such persons and Parent, in exchange therefor, receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Company RSU.

Purposes and Effects of the Merger (Page 48)

The purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s registered shareholders and ADS holders, other than holders of the Excluded Shares and Dissenting Shares, will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that Parent will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 48 for additional information.

The ADSs are currently listed on NASDAQ Global Select Market (“NASDAQ”) under the symbol “TEDU.” Following the consummation of the Merger, the Company will cease to be a publicly traded company and will be a privately held company wholly owned by Parent. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ. See “Special Factors—Effects of the Merger on the Company” beginning on page 48 for additional information.

Plans for the Company after the Merger (Page 52)

The Buyer Group anticipates that, after the Effective Time, the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the reporting requirements of the Exchange Act, or the compliance and reporting requirements of NASDAQ and the related direct and indirect costs and expenses.

Position of the Buyer Group as to the Fairness of the Merger (Page 34)

Each member of the Buyer Group believes that the Merger is fair, both substantively and procedurally, to the shareholders and ADS holders of the Company, other than shareholders and ADS holders who are affiliates of the Company and the Rollover Shareholders (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”). Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 34.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

Financing of the Merger (Page 54)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, excluding payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$129 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares which will be cancelled for no consideration in the Merger.

The Buyer Group expects this amount to be provided through (a) cash contribution by the Sponsor or its designated affiliates, in accordance with the equity commitment letter entered into by Parent with the Sponsor, Kidtech Limited and the Chairman dated April 30, 2021 (the “Equity Commitment Letter”), pursuant to which the Sponsor has agreed, subject to the terms and conditions thereof, to provide or procure the provision of the financing amounts for the purpose of financing the merger consideration, and (b) cash in the Company and its subsidiaries. See “Special Factors— Financing of the Merger” beginning on page 54 for additional information.

Support Agreements (Page 55)

Concurrently with the execution of the Merger Agreement, each of the Rollover Shareholders and Parent entered into certain rollover and support agreements (the “Support Agreements”), pursuant to which each Rollover Shareholders have agreed that (i) the Rollover Shares will be cancelled for no cash consideration in exchange for the newly issued ordinary shares of Parent as set forth in the respective Support Agreements, and (ii) the Rollover Shareholders will vote the Rollover Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, in each case, upon the terms and conditions set forth therein. See “Special Factors—Support Agreements” beginning on page 55 for additional information.

Limited Guarantees (Page 55)

Concurrently with the execution and delivery of the Merger Agreement, each of the Chairman and the Sponsor executed and delivered a limited guarantee in favor of the Company (each a “Limited Guarantee,” and collectively, the “Limited Guarantees”), pursuant to which each of the Chairman and the Sponsor agrees to guarantee the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee and certain cost and expenses that, in each case, may become payable to the Company by Parent under certain circumstances and subject to the terms and conditions as set forth in the Merger Agreement. See “Special Factors—Limited Guarantees” beginning on page 55 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 39)

Pursuant to an engagement letter (“D&P Engagement Letter”) among Duff & Phelps, A Kroll Business operating as Kroll, LLC (formerly known as Duff & Phelps, LLC) (“Duff & Phelps”), Duff & Phelps Securities, LLC, the Company and the Special Committee dated December 29, 2020, the Special Committee engaged Duff & Phelps to serve as its independent financial advisor and to provide a fairness opinion in connection with the Merger. On April 30, 2021, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of April 30, 2021, addressed to the Special Committee) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of Shares and ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute, advice or a recommendation to any shareholder or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 39 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 57)

In considering the recommendation of the Special Committee and the Board, the Company’s registered shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s registered shareholders generally. These interests include:

•	the beneficial ownership of equity interests in Parent by the Chairman as a result of the Merger (if approved and consummated);

•	the potential enhancement or decline of the share value of the Surviving Company, of which the Chairman will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•	the cash-out of certain in-the-money Vested Company Options and Vested Company RSUs held by certain of the Company’s directors and executive officers at their option, as well as certain unvested Company RSUs held by certain of the Company’s independent directors;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance, which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger. See “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” of this proxy statement;

•	the compensation at a rate of US$16,000 per month for the chairman of the Special Committee and US$12,000 per month for the other member of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56 for additional information.

Conditions to the Merger (Page 88)

The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions being authorized and approved by the affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the shareholders meeting or any adjournment or postponement thereof (the “Requisite Company Vote”); and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent, which has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing of the Merger, subject to certain qualifications;

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

•	the holders of no more than 10% of the Shares having validly served and not validly withdrawn a notice of objection under Section 238(2) of the Cayman Islands Companies Act;

•	there not having been any Company Material Adverse Effect (as defined below) since the date of the Merger Agreement that is continuing; and

•	the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing of the Merger, subject to certain qualifications;

•	Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the closing date of the Merger; and

•	Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement (Page 89)

The Merger Agreement may be terminated at any time prior to Effective Time:

(a)	by mutual written consent of Parent and the Company (if by the Company, acting at the direction of the Special Committee);

(b)	by either Parent or the Company (if by the Company, acting at the direction of the Special Committee), if:

•	the Effective Time having not occurred on or before January 30, 2022 (the “Long Stop Date”);

•	any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger; or

•	the Requisite Company Vote having not been obtained at the Shareholders Meeting (as defined below) duly convened therefor and concluded or at any adjournment or postponement thereof,

in each case, provided that, this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied;

(c)	by the Company, upon:

•	a Parent Breach Termination Event;

•	a Parent Failure to Close Termination Event;

•	a Superior Proposal Termination Event; or

•	an Intervening Event Termination Event;

(d)	by Parent, upon any Parent Termination Event,

each as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 89.

U.S. Federal Income Tax Consequences (Page 61)

The receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Special rules will apply if you are a “U.S. Holder” and the Company was or currently is a passive foreign investment company, or “PFIC.” See “Special Factors—U.S. Federal Income Tax Consequences” beginning on page 61. The tax consequences of the Merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

PRC Income Tax Consequences (Page 63)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for the Shares or ADSs pursuant to the Merger by the holders of such Shares or ADSs who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such Shares or ADSs are PRC residents. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the merger consideration to be paid to holders of Shares or ADSs. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Please see “Special Factors—PRC Income Tax Consequences” beginning on page 63 for additional information.

Cayman Islands Tax Consequences (Page 64)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares or ADSs under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed in or produced before a court in the Cayman Islands (for example, for enforcement); (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger; and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See “Special Factors—Cayman Islands Tax Consequences.”

Regulatory Matters (Page 60)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws, (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette, and (c) the clearances, consents and approvals required to be obtained from the Anti-Monopoly Bureau of the PRC State Administration for Market Regulation under the Anti-Monopoly Law of the PRC.

Litigation Related to the Merger (Page 60)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions.

Accounting Treatment of the Merger (Page 60)

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , at ________ a.m. (Beijing time) at .

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

•	as a special resolution, that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$1,000,000 divided into 1,000,000,000 Shares of a par value of US$0.001 per Share to authorized share capital of the Company of US$50,000 divided into 5,000,000,000 ordinary shares of US$0.00001 par value per share (the “Variation of Capital”), and (iii) the adoption of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved;

•	as a special resolution, that each of the members of the Special Committee and the Chief Financial Officer of the Company each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

•	if necessary, as an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going private transaction pursuant to which Merger Sub will merger with and into the Company and cease to exist. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s registered shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned by Parent and, as a result of the Merger, the ADSs will no longer be listed on NASDAQ and the ADS program for the Class A Ordinary Shares will be terminated.

Q:	When do you expect the Merger to be completed?

A:	We are working toward consummating the Merger as soon as possible and currently expect the Merger to consummate during the third quarter of 2021, after all conditions to the Merger have been satisfied or waived.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board (other than the Chairman who abstained from the vote) recommends you to vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A;

•	FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What consideration will I be entitled to receive in the Merger?

A:	If you own ADSs immediately prior to the Effective Time and are not a member of the Buyer Group or the Other Rollover Shareholders and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration of US$4.00 (less applicable taxes, expenses and ADS Depositary fees (a US$0.05 per ADS cash distribution fee and a US$0.05 per ADS cancellation fee)) in cash, without interest and net of any applicable withholding taxes, for each ADS you continue to own when the merger consideration is paid out by the ADS Depositary. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including applicable ADS cash distribution and cancellation fees.

Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$4.00 in cash per Share without interest and net of any applicable withholding taxes.

The Dissenting Shares will be cancelled and cease to exist at the Effective Time in accordance with Section 238 of the Cayman Islands Companies Act, and the holders of such Dissenting Shares shall be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands in accordance with the provisions of Section 238 of the Cayman Islands Companies Act.

See “Special Factors—U.S. Federal Income Tax Consequences,” “Special Factors—PRC Income Tax Consequences,” and “Special Factors—Cayman Islands Tax Consequences” for a description of the tax consequences of the Merger. Unaffiliated Security Holders should consult their own tax advisors for a full understanding of how the Merger will affect their U.S. federal, state, and local and PRC and other non-U.S. taxes.

Q:	How will a holder of ADSs receive the net Per ADS Merger Consideration to which the holder is entitled after the Merger is completed?

A:	If you are not a member of the Buyer Group or the Other Rollover Shareholders and you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity for loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of the applicable ADS cash distribution fee (US$0.05 per ADS held) and the applicable ADS cancellation fee (US$0.05 per ADS cancelled) and any applicable expenses and withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. If you are not a member of the Buyer Group or the Other Rollover Shareholders and you hold your ADSs in uncertificated form (that is, without an ADR), unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the Effective Time, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of the applicable ADS cash distribution fee (US$0.05 per ADS held) and the applicable ADS cancellation fee (US$0.05 per ADS cancelled) and any applicable withholding taxes, in exchange for the cancellation of all of your ADSs after the completion of the Merger. You will be required to pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including ADS cash distribution and cancellation fees.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender and cancellation of the ADSs and the remittance of the Per ADS Merger Consideration (net of any expenses, applicable ADS Depositary fees pursuant to the terms of the Deposit Agreement, any applicable withholding taxes and other governmental charge) to The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or other nominee.

Q:	How will a holder of the Shares receive the net Per Share Merger Consideration to which the holder is entitled after the Merger is completed?

A:	If the Shares are held directly by a registered holder, promptly after the Effective Time (and in any event within five business days), a bank or trust company appointed by Parent and reasonably acceptable to the Company, which will act as paying agent (the “Paying Agent”), will mail to the holder (i) letter of transmittal specifying how the delivery of the net Per Share Merger Consideration to the holder will be made and (ii) instructions for surrendering share certificates representing Shares (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Shares represented by book entry, and/or such other documents as may be required to receive the Per Share Merger Consideration, in exchange for the net Per Share Merger Consideration. Subject to complying with these instructions, and upon surrender of the share certificates, if applicable, and/or other documents described above, the holder will receive a cheque, in the amount equal to the number of the holder’s Shares multiplied by the net Per Share Merger Consideration, in exchange for cancellation of the holder’s Shares. The Per Share Merger Consideration may be subject to U.S. federal income tax backup withholding taxes if the Paying Agent has not received from the holder a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

Q:	How will the Company share awards be treated in the Merger?

A:	At the Effective Time, the Company will (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is then outstanding, whether or not vested.

At the Effective Time, each Vested Company Option will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company Option, or (ii) receive cash from the Surviving Company, without interest and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and (y) the number of Shares underlying such Vested Company Option (assuming such holder exercises such Vested Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Vested Company Option is greater than the Per Share Merger Consideration, such Vested Company Option will be cancelled without any cash payment being made in respect thereof. In the event that such holder of a Vested Company Option fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company Option according to item (i) described above.

At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

At the Effective Time, each Company RSU that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company RSU, or (ii) receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration. In the event that such holder of a Vested Company RSU fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company RSU according to item (i) described above.

At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

At the Effective Time, each of the Company RSUs granted to certain independent directors of the Company, whether vested or unvested, that is cancelled at the Effective Time will, except as otherwise agreed to in writing between such persons and Parent, in exchange therefor, receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Company RSU.

Q:	What vote of the Company’s registered shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	An affirmative vote of registered holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement is required to authorize and approve the Merger Agreement and the Plan of Merger.

Given the Rollover Shareholders’ shareholding as described herein and assuming their compliance with their voting obligations under their Support Agreements to vote all their Shares (including Shares represented by ADSs) in favor of the special resolutions, based on the number of Shares expected to be issued and outstanding on the Share Record Date, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, without any further vote of any other shareholder.

Q:	What vote of the Company’s registered shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	An affirmative vote of registered holders of Shares representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting is required.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name in the register of members maintained by the Company as of 5 p.m. Cayman Islands time on (the “Share Record Date”), you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than a.m. (Beijing time), ____, being 48 hours before the time appointed for the extraordinary general meeting, which is the deadline to lodge your proxy card for it to be valid, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR each of the proposals to be voted on at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs to the ADS Depositary for cancellation and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on , 2021 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the deposit agreement (the “Deposit Agreement”), dated as of April 2, 2014, by and among the Company, the ADS Depositary, and the holders and beneficial owners of ADSs issued thereunder, the memorandum and articles of association of the Company and the provisions of the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected as to such matter. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs for cancellation to the ADS Depositary and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to surrender your ADSs for cancellation for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                     , 2021 together with (a) delivery instructions for the corresponding Shares (including, if applicable, name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS) to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that you either (i) beneficially owned the relevant ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Citibank, N.A. – Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Conyers Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender the ADSs for cancellation to become registered holders of Shares are advised to take action as soon as possible. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. As a result, if you have presented your ADSs for cancellation for conversion into Shares to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 registration statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other securities account, will my broker, bank or other securities intermediary vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other securities intermediary will only vote your Shares on your behalf or give voting instruction with respect to Shares underlying your ADSs on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other securities intermediary regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other securities intermediary how to vote your Shares that it holds, those Shares or ADSs will not be voted. You should contact your broker, bank or other securities intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other securities intermediary, your vote will not be counted; provided that if you are a registered holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR each of the proposals to be voted at the extraordinary meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions timely received (or deemed received) from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by such unvoted ADSs, in each case upon the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected as to such matter.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at __________________________________, People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than a.m. (Beijing time) on , being 48 hours before the time appointed for the extraordinary general meeting which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes in person at the extraordinary general meeting.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on                     , 2021. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your Shares or ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to vote your Shares or ADSs, you must follow directions received from the broker, bank or other securities intermediary to change your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:	No, please do not send in your share certificates or ADRs now. After the Merger is completed, holders of certificated Shares will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the Per Share Merger Consideration. Similarly, after the Merger is completed, ADR holders will be sent a form of letter of transmittal with detailed written instructions for exchanging your ADRs for the Per ADS Merger Consideration.

All holders of uncertificated Shares and uncertificated ADSs whose Shares or ADSs are held in book-entry will automatically receive their net merger consideration shortly after the Merger is completed without any further action required on the part of such holders. If your ADSs are held in a securities account with a broker or other securities intermediary, your broker or other securities intermediary will credit the net merger consideration to your account.

Q:	Am I entitled to dissenters’ rights?

A:	Registered shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 is attached as Annex D to this proxy statement. The fair value of each of their Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary for cancellation, pay the ADS Depositary’s fees required for the cancellation of their ADSs (US$0.05 per ADS cancelled), provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they have not given, and will not give, voting instructions as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before                       a.m. (New York City time) on                         , 2021, and become registered holders of Shares prior to the vote to authorize and approve the Merger is taken at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Act.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 94 as well as “Annex D—Cayman Islands Companies Act (2021 Revision)—Section 238” to this proxy statement carefully. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other securities intermediaries to forward our proxy solicitation materials to the beneficial owners of Shares. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact our Investor Relations Department at ir@tedu.cn.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Most of the events leading to the execution of the Merger Agreement described in this “Background of the Merger” occurred in the PRC. As a result, all dates and times referenced in this Background of the Merger refer to Beijing Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management have, from time to time, considered strategic alternatives that may be available to the Company.

Starting in July 2020, the Chairman was approached by several investment firms regarding a potential going private transaction involving the Company. The Chairman discussed in general terms with these investment firms and considered strategic alternatives that may be available to the Company, but made no decision towards either the terms or the timing of any possible transaction.

As the Company’s stock price continued to be weak and volatile throughout 2020, the Chairman believed that the benefits of the Company as a publicly-traded company listed on NASDAQ no longer justify its maintenance costs. On December 8, 2020, the Chairman submitted a preliminary non-binding proposal letter (the “Proposal”) to the Board, proposing to acquire all of the outstanding Class A Ordinary Shares of the Company not already owned by him and his affiliates in a going private transaction for US$4.00 per Share or US$4.00 per ADS, in cash (the “Proposed Transaction”) subject to certain conditions. The Chairman indicated his intention to finance the Proposed Transaction with a combination of debt and equity capital. Shortly before his submission of the Proposal, the Chairman consulted Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) on general processes of a potential going private transaction, and engaged Skadden as his U.S. legal counsel in connection with the Proposed Transaction.

Later on the same date, the Company issued a press release announcing receipt of the Proposal and furnished the press release as an exhibit to a current report on Form 6-K with the United States Securities and Exchange Commission (the “SEC”).

On December 9, 2020, the Board convened a meeting via video conference to discuss the Proposal. During the meeting, the attending directors discussed various qualifications of the directors of the Company to serve on a special committee of the Board to evaluate the Proposal. After the discussion, the Board (other than the Chairman who abstained from voting) determined that it was in the best interests of the Company and its shareholders to establish a special committee of independent directors (the “Special Committee”) and thus passed a written resolution establishing the Special Committee to consider the Proposal, consisting of independent directors Mr. Arthur Lap Tat Wong and Mr. Hon Sang Lee, with Mr. Arthur Lap Tat Wong serving as the chairman of the Special Committee.

On December 10, 2020, the Company issued a press release announcing establishment of the Special Committee and furnished the press release as an exhibit to a current report on Form 6-K with the SEC.

On December 11, 2020, (i) the Chairman and (ii) Connion Capital Limited, Kidtech Limited, Learningon Limited, Techedu Limited and Moocon Education Limited (collectively, the “Chairman Entities”) filed an amendment to the Schedule 13D with the SEC in connection with the Proposal.

Over the course of December 2020, the Special Committee considered proposals from and conducted interviews with multiple law firms and investment banks that had expressed interest in being considered for the roles of the U.S. legal advisor and the financial advisor to the Special Committee, respectively. After due consideration of the qualifications, experience, reputation and other characteristics of each potential legal counsel candidate and each potential financial advisor candidate, the Special Committee retained Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its U.S. legal counsel, and Duff & Phelps as its financial advisor, to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction.

On December 29, 2020, the Board passed unanimous written resolutions to, among other things, approve and adopt a Special Committee Charter. The Special Committee was granted, by way of unanimous written resolutions passed by all members of the Board, the power and authority to, among other things, (i) negotiate the Proposed Transaction or any alternative transaction and exercise its exclusive authority to agree to proposed terms on behalf of the Company, (ii) retain any legal counsel, financial advisor, and other consultants and agents as the Special Committee deems appropriate to assist it in discharging its responsibilities, (iii) access all books, records, and other information and documents of or in the possession of the Company or available to the Company as the Special Committee in its sole discretion deems necessary or desirable to assist it in its evaluation of the Proposal or any alternative transaction, (iv) explore, investigate, and consider any alternative transaction and matters related thereto as the Special Committee deems appropriate, (v) reject the Proposal or any alternative transaction if the Special Committee determines such transaction is not fair to and in the best interests of the Company’s shareholders in general or the shareholders other than the Chairman in particular, or if the Special Committee determines the other alternatives, including not entering into any similar transaction, are more advisable, and (vi) exercise any other power that the Special Committee may determine is necessary, proper or advisable to permit the Special Committee to effectively assist the Board in determining whether the Proposal or any alternative transaction is fair to and in the best interests of the Company’s shareholders in general or the shareholders other than the Chairman and Chairman Entities.

On December 30, 2020, the Company issued a press release announcing the Special Committee’s appointment of Gibson Dunn as its U.S. legal counsel and Duff & Phelps as its financial advisor, and furnished the press release as an exhibit to its current report on Form 6-K with the SEC.

In early January 2021, representatives of the Sponsor approached the Chairman and expressed their interest in exploring the possibility of participating in the Proposed Transaction, and the Sponsor engaged Morrison & Foerster LLP (“MoFo”) as its U.S. legal counsel in connection with the Proposed Transaction.

On January 4, 2021, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the Special Committee, Gibson Dunn explained to the Special Committee, among other things, the process of a going private transaction, relevant transaction documents and fiduciary duties of independent directors. Members of the Special Committee asked various questions regarding their fiduciary duties to which representatives of Gibson Dunn responded. Members of the Special Committee and representatives of Gibson Dunn also discussed the need to enter into a confidentiality agreement with the Chairman. Based on these discussions, the Special Committee instructed Gibson Dunn to prepare and circulate a draft confidentiality agreement to Skadden. Duff & Phelps then presented to the members of the Special Committee an overview of the financial due diligence and valuation analysis that Duff & Phelps planned to perform on the Company. Based on these discussions, the Special Committee authorized Duff & Phelps to conduct financial due diligence on the Company.

Following the meeting, on the same date, Gibson Dunn sent to Skadden an initial draft of the confidentiality agreement with the Chairman.

On January 6, 2021, Skadden sent to Gibson Dunn comments on the confidentiality Agreement with the Chairman.

Between January 6, 2021 and January 8, 2021, Gibson Dunn and Skadden negotiated and finalized the confidentiality agreement with the Chairman.

On January 8, 2021, the Company, the Special Committee and the Chairman entered into the confidentiality agreement, which contains customary provisions restricting the Chairman’s disclosure and use of confidential information relating to the Company or the Proposed Transaction and a “standstill” provision restricting the Chairman from acquiring Shares or ADSs without the Special Committee’s consent. The confidentiality agreement also obligated any person who participates in a consortium with the Chairman in connection with the Proposed Transaction to enter into a confidentiality agreement with the Company and the Special Committee.

On January 18, 2021, representatives of the Company informed Gibson Dunn that the Sponsor expressed interest in becoming a consortium member alongside with the Chairman.

On the same date, Gibson Dunn sent to MoFo and the Sponsor an initial draft of the confidentiality agreement with the Sponsor.

Later on the same date, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. Gibson Dunn provided the Special Committee with an update on the status of negotiating confidentiality agreements with the Sponsor and other potential equity financing sources. Duff & Phelps updated the Special Committee on the progress of its financial due diligence.

On January 19, 2021, MoFo sent to Gibson Dunn comments on the Sponsor’s confidentiality agreement.

Over the course of December 2020 and January 2021, Gibson Dunn negotiated confidentiality agreements with certain other potential equity financing sources, each of which contains customary provisions restricting such person’s disclosure and use of confidential information relating to the Company or the Proposed Transaction and a “standstill” provision restricting such person from acquiring Shares or ADSs without the Special Committee’s consent.

On January 21, 2021, the Chairman entered into a consortium agreement (the “Consortium Agreement”) with the Investor, an affiliate of the Sponsor, pursuant to which the Chairman and the Investor agreed to cooperate in connection with the Proposed Transaction as contemplated by the Proposal.

Later on the same date, the Chairman and the Chairman Entities filed an amendment to the Schedule 13D with the SEC disclosing the entry into the Consortium Agreement.

Between January 19, 2021 and January 22, 2021, Gibson Dunn and MoFo negotiated and finalized the confidentiality agreement with the Sponsor. On January 22, 2021, the Company, the Special Committee and Ascendent Capital Partners (Asia) Limited (the “Advisor”), an affiliate of the Sponsor, entered into the confidentiality agreement, which contains customary provisions restricting the disclosure and use of confidential information by the Advisor and its affiliates relating to the Company or the Proposed Transaction and a “standstill” provision restricting the Adviser and its affiliates from acquiring Shares or ADSs without the Special Committee’s consent.

Following the entry into the confidentiality agreement, between January 22, 2021 and the signing of the Merger Agreement, representatives of the Sponsor and its financial, legal and accounting advisors had various discussions with the management of the Company regarding the business, operations and financial performance of the Company and conducted preliminary legal, business, financial and accounting due diligence on the Company.

Over the course of February 2021, the Buyer Group had multiple internal discussions on the draft Merger Agreement and the financing arrangement and documents in connection with the Proposed Transaction.

On February 26, 2021, Skadden sent an initial draft of the Merger Agreement to Gibson Dunn.

Later on the same date, Conyers Dill & Pearman was instructed to act as Cayman counsel to the Chairman and certain members of the Buyer Group and advise on matters of Cayman law.

On March 1, 2021, Gibson Dunn provided to the Special Committee an issues list identifying the key issues in Skadden’s initial draft of the Merger Agreement.

On March 3, 2021, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the Special Committee, Duff & Phelps updated the Special Committee on the progress of its financial due diligence and financial analysis on the Company. Gibson Dunn updated the Special Committee on the current status of the financing plan arranged by the Buyer Group based on Skadden’s initial draft of the Merger Agreement and Gibson Dunn’s discussion with Skadden. The Special Committee and Gibson Dunn then discussed the key issues identified by Gibson Dunn in the initial draft of the Merger Agreement. Based on these discussions, the Special Committee instructed Gibson Dunn to prepare a markup of the initial draft of the Merger Agreement with certain key commercial terms such as the purchase price in connection with the potential transaction identified for negotiation with the Buyer Group, and to work with the Company’s management to review certain representations, warranties, and covenants of the Company. The Special Committee also instructed Duff & Phelps to conduct precedent analysis on certain issues, including the use of a pre-signing market check and/or post-signing “go-shop,” and the amount of the company termination fee and reverse termination fee, in similar going private transactions, and to continue financial diligence and financial analysis on the Company.

On March 4, 2021, Duff & Phelps provided to the Special Committee a study on pre-signing market checks and/or post-signing “go-shop,” and the amount of the company termination fee and reverse termination fee, respectively, in precedent going private transactions.

On March 4, 2021 and March 5, 2021, the Buyer Group sent initial drafts of the Support Agreements to each of the Other Rollover Shareholders. KKR retained Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) as its U.S. legal counsel in connection with the Proposed Transaction. New Oriental retained Allen & Overy LLP (“A&O”) as its U.S. legal counsel in connection with the Proposed Transaction. Gaorong retained Cooley LLP (“Cooley”) as its U.S. legal counsel in connection with the Proposed Transaction.

On March 5, 2021, the Special Committee retained Walkers (Hong Kong) as its Cayman legal counsel to advise on matters of Cayman law.

On March 9, 2021, Gibson Dunn circulated a markup of the initial draft of the Merger Agreement to Skadden.

Between March 6, 2021 and March 27, 2021, the Buyer Group continued to negotiate and revise the Merger Agreement with the Special Committee.

Later on the same date, Skadden circulated a revised draft of the Merger Agreement to Gibson Dunn.

On March 29, 2021, Gibson Dunn provided to the Special Committee an updated issues list identifying the key issues in the revised draft of the Merger Agreement received from Skadden.

On March 31, 2021, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. Duff & Phelps updated the Special Committee on the progress of its financial due diligence and financial analysis on the Company. The Special Committee and Gibson Dunn then discussed certain terms of Skadden’s revised draft of the Merger Agreement, including the Buyer Group’s financing plan, treatment of Company Options and Company RSUs, and the company termination fee and reverse termination fee. At the request of the Special Committee, Duff & Phelps explained to the Special Committee the use of pre-signing market checks, post-signing “go-shop,” and the amount of the company termination fee and reverse termination fee in precedent going private transactions. Members of the Special Committee discussed some of these issues extensively among themselves. Based on these discussions, the Special Committee instructed Gibson Dunn to prepare a markup of Skadden’s revised draft of the Merger Agreement and discuss with the Company’s management regarding certain representations, warranties, and covenants of the Company.

Later on the same date, the Company’s management provided the Management Projections (as defined below) to Duff & Phelps, which Duff & Phelps then circulated to the Special Committee and Gibson Dunn.

On April 1, 2021, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the Special Committee, Duff & Phelps walked the Special Committee and Gibson Dunn through the Management Projections. The Special Committee instructed Duff & Phelps to perform the valuation analysis of the Company based on the Management Projections and other information that Duff & Phelps deems appropriate and relevant.

On April 7, 2021, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the request of the Special Committee, Duff & Phelps informed the Special Committee of the progress of its financial due diligence and financial analysis on the Company. The Special Committee then instructed Duff & Phelps to request a purchase price increase from the Buyer Group. The Special Committee and Gibson Dunn next discussed certain terms in Gibson Dunn’s markup of the revised draft of the Merger Agreement. The Special Committee then instructed Gibson Dunn to update a markup of the revised draft of the Merger Agreement based on the discussions and circulate the markup to Skadden.

Following the meeting, on the same date, Gibson Dunn circulated a markup of the revised draft of the Merger Agreement to Skadden and requested Skadden to circulate drafts of ancillary transaction documents, including the Support Agreement(s), the Limited Guarantee(s) and the financing document with the potential financing source (collectively, the “Ancillary Agreements”).

On April 9, 2021, Duff & Phelps, on behalf of the Special Committee, delivered the Special Committee’s request for an increase of the purchase price to Skadden, based on, among other things, the fact that general economy and the after-school education industry had been gradually recovering from the COVID-19 impacts, and the Company’s K-12 segment had grown and is expected to continue growing, both in terms of revenue and profitability.

Between April 9, 2021 and April 16, 2021, the Buyer Group discussed the purchase price increase request of the Special Committee. The Buyer Group determined that the purchase price set forth in the Proposal was fair, and that the Buyer Group was not willing to increase the purchase price.

On April 16, 2021, Skadden conveyed to Duff & Phelps the Buyer Group’s position that the Buyer Group believed the purchase price set forth in the Proposal was fair and would be attractive to the public shareholders, and therefore would not agree to increase the purchase price. Skadden provided the Buyer Group’s rationale for this position, including that (i) the purchase price implies significant premium to the Company’s historical trading price, (ii) the purchase price also implies fair valuation multiples comparable to trading peers, (iii) the Company faces increasingly intensified competition from both online and offline competitors, which could erode its growth potential and profitability and negatively impact the Company’s equity value, and (iv) recent PRC regulatory changes in the after-school-tutoring industry where the Company operates could negatively impact the Company’s value.

On April 19, 2021, Skadden sent to Gibson Dunn a revised draft of the Merger Agreement reflecting comments from the Buyer Group.

On April 20, 2021, Gibson Dunn provided to the Special Committee an issues list identifying the remaining issues in the revised draft of the Merger Agreement.

On April 21, 2021, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. At the meeting, at the request of the Special Committee, Duff & Phelps informed the Special Committee of the progress of its financial due diligence and financial analysis on the Company. The Special Committee then discussed with Duff & Phelps and Gibson Dunn the Buyer Group’s position not to increase the purchase price, including a discussion of the purchase price in light of Duff & Phelps’ preliminary and ongoing valuation analysis of the Company. Gibson Dunn then provided an update to the Special Committee regarding the status of the Merger Agreement and the Ancillary Agreements. Gibson Dunn walked the Special Committee through the remaining issues identified in the revised draft of Merger Agreement, including, among other things, the purchase price, the use of a post-signing “go-shop,” the majority-of-the-minority voting requirement, and the amount of the Company termination fee and reverse termination fee. Based on these discussions, the Special Committee instructed Gibson Dunn to prepare a markup of the revised draft of the Merger Agreement and review and negotiate the Ancillary Agreements in due course.

Later on the same date, Skadden circulated to Gibson Dunn an initial draft of the Limited Guarantee with the Chairman.

On April 23, 2021, Gibson Dunn circulated to Skadden a markup of the draft Limited Guarantee with the Chairman.

On the same date, Skadden circulated an initial draft of the Support Agreement with the Chairman.

On April 26, 2021, Gibson Dunn circulated to Skadden a markup of the initial draft of the Support Agreement with the Chairman.

On April 27, 2021, Skadden circulated a revised draft of the Merger Agreement to Gibson Dunn.

On the same day, Gibson Dunn provided an update to the Special Committee and Duff & Phelps identifying the remaining issues in the revised draft of the Merger Agreement, including, among other things, the purchase price, the use of a post-signing “go-shop,” “majority of the minority” vote requirement, the threshold for the dissenting shareholder closing condition and the triggering events with respect to the reverse termination fee.

Later on the same date, Skadden circulated to Gibson Dunn (i) an initial draft of the Support Agreement with Gaorong, which had been agreed to by Skadden and Cooley, and (ii) revised drafts of the Support Agreement with the Chairman and the Limited Guarantee with the Chairman.

Later on the same date, after communicating with the Special Committee, Gibson Dunn conveyed to Skadden the Special Committee’s request for the Buyer Group to (i) increase its purchase price of US$4.00 per Share or per ADS, and (ii) either remove certain PRC regulatory approval as a closing condition or include this closing condition as one of the triggering events with respect to the reverse termination fee, in exchange for which, the Special Committee would accept dropping the requests with respect to the “go-shop”, “majority of the minority” vote requirement and elevated dissenting shareholder threshold.

On April 28, 2021, Skadden circulated to Gibson Dunn initial drafts of the Support Agreements with New Oriental and KKR, respectively, each agreed to by Skadden, on one hand, and New Oriental’s and KKR’s respective U.S. legal counsel, on the other hand. Skadden also circulated revised drafts of the Support Agreements with the Chairman and Gaorong, respectively, to Gibson Dunn.

On the same date, Gibson Dunn circulated a markup of the revised draft of the Support Agreement with Gaorong to Skadden. Gibson Dunn and Skadden negotiated and substantially finalized the terms of the Support Agreements with the Chairman and Gaorong, respectively. Gibson Dunn, Skadden and A&O also negotiated and revised the Support Agreement with New Oriental.

Later on the same date, representatives of Gibson Dunn, Skadden and the Buyer Group held a meeting by telephone discussing the Special Committee’s request to increase the purchase price, among others, that Gibson Dunn conveyed to Skadden on April 27, 2021. During the discussion, representatives of the Buyer Group stated, among other things, that (i) the Buyer Group would be willing to drop the PRC regulatory approval as a closing condition and raise the Buyer Group’s efforts standard to obtain certain PRC regulatory approval to “hell or high water,” but (ii) the Buyer Group would not increase the purchase price and that US$4.00 per Share or per ADS was the Buyer Group’s “best and final offer” (collectively, the “Buyer Group’s Positions”). Representatives of Buyer Group reinforced that the Buyer Group’s Positions were driven by multiple considerations including, among other things, recent regulatory changes in China that had created pressure on the Company’s business and operations and would negatively impact the Company’s value. Representatives of Gibson Dunn and the Buyer Group next discussed the need of having the Sponsor deliver a second limited guarantee by the Sponsor in favor of the Company, as the Chairman’s personal liquid assets would not be sufficient to cover the full amount of the reverse termination fee (the “Second Limited Guarantee Issue”).

Following this meeting, on the same date, Gibson Dunn reported to the Special Committee the Buyer Group’s Positions and its rationale and the Second Limited Guarantee Issue.

Between April 28, 2021 and April 29, 2021, Gibson Dunn and Skadden negotiated and substantially finalized the terms of the Limited Guarantee with the Chairman.

On April 29, 2021, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. Members of the Special Committee and representatives of Gibson Dunn and Duff & Phelps discussed the Buyer Group’s Positions and its rationale and the Second Limited Guarantee Issue. Gibson Dunn also provided the Special Committee with an update on the status of the Ancillary Agreements. At the request of the Special Committee, Duff & Phelps reviewed and discussed its financial analyses based on the purchase price of US$4.00 per Share or per ADS. Based on these discussions, the Special Committee determined that the Buyer Group’s Positions were acceptable assuming that the Sponsor would provide a second limited guarantee in favor of the Company. The Special Committee then instructed Gibson Dunn to finalize the Merger Agreement and the Ancillary Agreements accordingly.

On the same date, Gibson Dunn and A&O negotiated and substantially finalized the terms of the Support Agreement with New Oriental.

Later on the same date, Gibson Dunn circulated a markup of the Support Agreement with KKR to Skadden and Paul Weiss. Gibson Dunn and Paul Weiss exchanged drafts of the Support Agreement with KKR and substantially finalized its terms.

Also on April 29, 2021, MoFo conveyed to Gibson Dunn that the Sponsor had agreed to deliver a second limited guarantee in favor of the Company to guarantee a portion of the reverse termination fee, and sent to Gibson Dunn an initial draft of the Limited Guarantee with the Sponsor. Skadden circulated an initial draft of the Equity Commitment Letter to Gibson Dunn.

Later on the same date, Gibson Dunn circulated to Skadden and MoFo comments on initial drafts of the Limited Guarantee with the Sponsor and the Equity Commitment Letter.

Between April 29, 2021 and April 30, 2021, Gibson Dunn, Skadden and MoFo negotiated and substantially finalized the terms of the Limited Guarantee with the Sponsor and Equity Commitment Letter.

Also on April 29, 2021, Cooley sent to Skadden an initial draft of the Gaorong Letter of Undertaking (as defined below).

Later on the same date, MoFo sent to Skadden an initial draft of the Interim Investor Agreement (as defined below).

On April 30, 2021, MoFo sent to Skadden a draft Personal Guarantee (as defined below) to be delivered by the Chairman in favor of the Investor and the Sponsor with respect to certain payment and performance obligations of Kidtech Limited and Parent in connection with the Proposed Transaction.

Later on the same day, Skadden and MoFo finalized the Interim Investor Agreement and the Personal Guarantee.

Also on April 30, 2021, Skadden and Cooley finalized the Gaorong Letter of Undertaking.

Later on April 30, 2021, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff & Phelps. Duff & Phelps discussed the Company’s financial performance and historical share trading price and provided a summary of the financial analyses it had performed. Thereafter, at the request of the Special Committee, Duff & Phelps verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated April 30, 2021, addressed to the Special Committee) that, as of the date thereof and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the merger consideration of US$4.00 per Share or US$4.00 per ADS to be received by holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and holders of ADSs (other than ADSs representing the Excluded Shares), respectively, pursuant to the Merger Agreement, is fair, from a financial point of view, to such holders. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” for additional information regarding the financial analysis performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the Special Committee. The full text of the written opinion of Duff & Phelps to the Special Committee, dated April 30, 2021, is attached as Annex C to this proxy statement. Thereafter, Gibson Dunn reviewed with the members of the Special Committee the key terms of the Merger Agreement and the Ancillary Agreements. Following a discussion of the terms of the Merger Agreement and the Ancillary Agreements, as well as Duff & Phelps’ presentation of its financial analyses and opinion, the Special Committee unanimously resolved to approve the proposed Merger Agreement, the Plan of Merger and the Limited Guarantees, each substantially in the form of the drafts presented to the Special Committee, and the Transactions, and recommend that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions.

Following the meeting of the Special Committee, the Board convened, and based upon the unanimous recommendation of the Special Committee, and taking into account the other factors described below under the heading entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Board (other than the Chairman who abstained from voting) (i) determined and declared that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and Unaffiliated Security Holders, and (ii) adopted resolutions approving the terms of the Merger Agreement and Limited Guarantees and the transactions contemplated thereby.

Following the Board meeting, on the same date, the Company, Parent and Merger Sub executed and delivered the Merger Agreement, and the relevant parties executed and delivered the Ancillary Agreements.

Later on the same date, the Company issued a press release announcing the execution of the Merger Agreement and the Limited Guarantees.

On May 3, 2021, the Company furnished the press release as an exhibit to its current report on Form 6-K with the SEC.

Later on the same date, the Chairman and the Chairman Entities filed an amendment to the Schedule 13D with the SEC disclosing the entry into the definitive agreements for the Proposed Transaction, including the Merger Agreement, the Equity Commitment Letter, the Support Agreement with the Chairman and the Chairman Entities, the Limited Guarantee with the Chairman, the Interim Investor Agreement, the Personal Guarantee and the Gaorong Letter of Undertaking.

Later on the same date, KKR filed an amendment to the Schedule 13D with the SEC disclosing the entry into the Support Agreement with KKR.

On May 10, 2021, New Oriental filed a Schedule 13D with the SEC disclosing the entry into the Support Agreement with New Oriental.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

At a meeting on April 30, 2021, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

At a meeting on April 30, 2021, after careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than the Chairman who abstained from the vote), (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions to the shareholders of the Company, and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their decision to recommend the Merger Agreement and that the Merger is fair to the Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

•	the Special Committee’s and the Board’s knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and their respective belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

•	the challenges faced by the Company, including, among others:

•	increased competition in China’s professional education services market, from both online and offline competitors, which could erode the Company’s growth potential and profitability and negatively impact the Company’s value;

•	increased competition in China’s K-12 education services market and uncertainties regarding the growth and profitability of the K-12 education services in China;

•	uncertainties regarding the ability of the Company to replicate the success and growth of its adult education services to the K-12 education services market;

•	the ongoing regulatory headwinds in China in the after-school-tutoring industry, which had created pressure on the Company’s business and operations and would negatively impact the Company’s value;

•	the adverse impact of the outbreak of COVID-19 and uncertainty regarding the potential further impact of COVID-19 and of measures implemented by the Chinese central and local governments to control its spread, including travel restrictions, quarantines, temporary shutdowns of businesses, on the global and China economy and the Company’s business, financial condition and results of operation; and

•	the potential adverse effects on the Company’s business, financial condition and results of operations caused by the general economic slowdown in China and globally and the challenges in the macroeconomic environment;

•	the estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

•	the current and historical market prices of the ADSs, and the fact that the Per ADS Merger Consideration of US$4.00 offered to the Unaffiliated Security Holders represents a premium of approximately 27.4% to the closing price of the ADSs on December 7, 2020, the last trading day prior to the Company’s announcement of its receipt of the Proposal, and premiums of approximately 84.4% and 98.1% to the volume-weighted average trading price of the ADSs during the 60 trading days and 90 trading days, respectively, prior to and including December 7, 2020;

•	the historical closing price of the ADSs was as low as US$0.77 per ADS during the 52-week period prior to the date on which the Company announced its receipt of the Proposal;

•	the limited trading volume of the ADSs on NASDAQ;

•	the costs and administrative burdens associated with the Company’s status as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements, will be reduced. The Company has estimated that no longer being subject to such requirements will result in a saving of direct costs of approximately US$2.3 million per year on a recurring basis;

•	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance matters;

•	the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

•	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the Company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the percentage ownership held by the Buyer Group and the Other Rollover Shareholders and the Chairman’s expressed unwillingness to sell his and his affiliates’ Shares in any other transaction involving the Company, (ii) the business, competitive, industry and market risks, and (iii) the absence of any proposals made by any unsolicited potential buyers since the announcement of the proposed transaction on December 8, 2020;

•	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the Per ADS Merger Consideration of US$4.00, as adjusted for present value, and the possibility that such value might never be obtained;

•	the negotiations with respect to the merger consideration and the Special Committee’s belief that, following extensive negotiations with the Buyer Group, US$4.00 per ADS or per Share was the highest price that the Buyer Group would agree to pay;

•	the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the Merger Agreement;

•	the fact that the Sponsor delivered equity commitment letter, committing sufficient equity financing to complete the Merger, and the creditworthiness of the equity financing source;

•	the Company’s ability, as set out in the Merger Agreement and the Equity Commitment Letter, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements; and

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$6,842,041.87 (see “The Merger Agreement—Termination Fees” beginning on page 91 for additional information) and the guarantee of such payment obligation by each of the Chairman and the Sponsor pursuant to their respective Limited Guarantees;

•	the financial analysis reviewed by Duff & Phelps with the Special Committee, as well as the oral opinion of Duff & Phelps rendered to the Special Committee on April 30, 2021 (which was subsequently confirmed in writing by delivery of Duff & Phelps’ written opinion, dated April 30, 2021, to the Special Committee), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares), as of the date thereof, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion (See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 39 for additional information). The Special Committee notes that the opinion delivered by Duff & Phelps addresses the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares), in each case, including the Company’s director and officer shareholders. These director and officer shareholders are treated in the same way as the Unaffiliated Security Holders in connection with the Merger, and will receive the same amount of merger consideration as the Unaffiliated Security Holders. The Special Committee does not believe the inclusion of these director and officer shareholders in Duff & Phelps’ opinion affects its ability to rely on the opinion of Duff & Phelps as one of the factors, based on which the Special Committee determines that the Merger is fair to the Unaffiliated Security Holders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the Merger to any shareholder who is an affiliate of the Company, such as the director and officer shareholders identified in the preceding sentence;

•	the fact that, since the Company’s announcement of its receipt of the Proposal from the Chairman on December 8, 2020, and prior to the execution of the Merger Agreement, no third party had contacted the Company, the Special Committee or Duff & Phelps expressing an interest in exploring an alternative transaction with the Company; and

•	the possibility that China-based U.S.-listed public companies such as the Company could be forced to be delisted from U.S. stock exchanges, or be subject to other burdensome requirements, by reason of any newly enacted law or regulation similar in substance to the “Holding Foreign Companies Accountable Act” approved by the U.S. Senate and subsequently passed by the U.S. House of Representatives on December 2, 2020 and the “Memorandum on Protecting United States Investors from Significant Risks from Chinese Companies” issued by the U.S. White House in June 2020, both of which purport to address perceived risks to investors in U.S. financial markets from the PRC government’s purported failure to allow audit firms, such as the Company’s independent auditor, that audit U.S.-listed companies based in China to be adequately examined by the U.S. Public Company Accounting Oversight Board pursuant to U.S. securities laws.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•	both members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) the members’ receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger), (b) their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, and (c) their right to receive cash consideration after the completion of the Merger with respect to the Company RSUs that had been granted to them, if any, under the Company Share Plans;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Duff & Phelps as its financial advisor, Gibson Dunn as its U.S. legal advisor and Walkers (Hong Kong) as its Cayman Islands legal advisor;

•	the Special Committee was empowered to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and their advisors, on the other hand;

•	the Special Committee held meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Transactions;

•	the recognition by the Special Committee that the Special Committee had no obligation to recommend the Merger or any other Transactions;

•	the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the approval of the Company’s shareholders of the Merger Agreement and the Transactions at the shareholder meeting convened for such purpose (a) in order to enter into an alternative agreement with respect to an acquisition proposal that is a Superior Proposal or (b) in the event that the Board changes its recommendation of the Merger as required by directors’ fiduciary duties in connection with an Intervening Event;

•	the ability of the Special Committee to change, withhold, withdraw, qualify or modify its recommendation that the shareholders vote to approve the Merger Agreement in the event of a Superior Proposal or an Intervening Event;

•	the ability of the Special Committee to evaluate bona fide unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by the Company’s shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to Parent or its designees of a termination fee, and accept a Superior Proposal, consistent with the Special Committee’s fiduciary obligations; and

•	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	approval of the Merger Agreement is not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group and given that the Buyer Group holds approximately 67.2% of the voting power of the total issued and outstanding Shares (including Shares represented by ADSs) as of the date of this proxy statement and the Rollover Shareholders collectively hold approximately 74.4% of the voting power of the total issued and outstanding Shares (including Shares represented by ADSs) as of the date of this proxy statement, the Buyer Group has the ability to determine the outcome of the matters to be voted upon at the extraordinary general meeting without relying on the support of any Unaffiliated Security Holders;

•	the inclusion of a condition to closing of the Merger, pursuant to which Parent or Merger Sub would not be required to close the Merger if the Company’s shareholders holding 10% or more of the Shares exercise their dissenters’ rights;

•	the significant portion of the voting power of the Shares owned by the Buyer Group, and the Chairman’s participation in the Buyer Group, may have deterred, and may continue to deter, other potentially interested parties from proposing to acquire the Company at a price per Share or per ADS that is higher than US$4.00;

•	the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

•	since the Company became publicly listed on April 3, 2014, the highest historical closing price of our ADSs (US$21.32 per ADS) exceeds the Per ADS Merger Consideration;

•	the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$3,421,020.93 in connection with termination of the Merger Agreement;

•	the Company’s remedy in the event of a breach of the Merger Agreement by Parent and Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of US$6,842,041.87, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the fact that members of the Buyer Group and the Other Rollover Shareholders may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56 for additional information);

•	the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors—U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes all material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, based upon the totality of the information presented to and considered by it.

The Special Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Special Committee and the Board believe the Merger is procedurally fair to the Unaffiliated Security Holders given, among other things, (i) that the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, (ii) the financial analysis performed by Duff & Phelps, and (iii) that various safeguards and protective measures have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the Board’s formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, the Plan of Merger and the Transactions, (b) the Special Committee’s retention of, and receipt of advice from, competent and experienced independent legal counsels and independent financial advisor for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions, (c) the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions have been approved by all of the directors who are neither employees of the Company nor affiliated with the management of the Company or the Buyer Group, and (d) the right of the Company to evaluate bona fide unsolicited alternative acquisition proposals that may arise before the Company’s shareholders vote upon the Merger.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, the Special Committee considered financial analyses presented by Duff & Phelps. These analyses included, among others, historical trading ranges, comparable companies analysis, precedent transactions analysis and discounted cash flows analysis. All of the material analyses as presented to the Special Committee on April 30, 2021 are summarized below under the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 39. The Special Committee and the Board expressly adopted these analyses and opinions, among other factors considered, in reaching their respective determination as to the fairness of the Transactions.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going concern value” includes the liquidation value of a company’s tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 65. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in the Shares and ADSs” beginning on page 98.

Neither the Special Committee nor the Board, however, consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Special Committee and the Board note, however, that the Per ADS Merger Consideration of US$4.00 and the Per Share Merger Consideration of US$4.00 are significantly higher than the net book value per Share as of December 31, 2020, which is negative. See “Where You Can Find More Information” beginning on page 103 for a description of how to obtain a copy of the Company’s Annual Report.

The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and factors described above under this section and under “Special Factors—Background of the Merger” and expressly adopted such determination, recommendation and analysis. During its consideration of the Merger Agreement and the Transactions, the Board was also aware that some of the Company’s shareholders, including the Rollover Shareholders and certain directors and employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 21, “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 39, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

For the foregoing reasons, the Company and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express his or its belief as to the fairness of the Merger to the Unaffiliated Security Holders.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions. Members of the Buyer Group and the Other Rollover Shareholders have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group and the Other Rollover Shareholders” beginning on page 57.

The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to the Buyer Group, rather than to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Per Share Merger Consideration or the Per ADS Merger Consideration to the Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28, the Buyer Group believes that the Merger is substantively fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•	the Per ADS Merger Consideration of US$4.00 offered to the Unaffiliated Security Holders represents a premium of approximately 27.4% to the closing price of US$3.14 per ADS as quoted by NASDAQ on December 7, 2020, the last trading day prior to December 8, 2020, the date on which the Company announced its receipt of the Proposal, and premiums of approximately 84.4% and 98.1% to the volume-weighted average trading price of the ADSs during the 60 trading days and 90 trading days, respectively, prior to and including December 7, 2020;

•	the historical closing price of the ADSs was traded as low as US$0.77 per ADS during the 52-week period prior to the date on which the Company announced its receipt of the Proposal;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) the members’ receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger), (b) their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, and (c) their right to receive cash consideration after the completion of the Merger with respect to the Company RSUs that had been granted to them, if any, under the Company Share Plans;

•	notwithstanding that the Buyer Group may not rely upon the opinion provided by Duff & Phelps to the Special Committee, the Special Committee received an opinion from Duff & Phelps stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the Unaffiliated Security Holders in the Merger was fair to them, from a financial point of view;

•	the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the consummation of the Transactions are fair to and in the best interests of the Unaffiliated Security Holders;

•	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and the Equity Commitment Letter to enforce specifically the terms of such agreements;

•	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the merger consideration will be paid to the Unaffiliated Security Holders;

•	the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares and/or ADSs, without incurring brokerage and other costs typically associated with market sales (other than, in the case of holders of ADSs, a US$0.05 per ADS cash distribution fee and a US$0.05 per ADS cancellation fee pursuant to the terms of the Deposit Agreement);

•	the potential adverse effects on the Company’s business, financial condition and results of operations caused by the general economic slowdown in the PRC and globally and challenges in the macroeconomic environment;

•	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation such as the Holding Foreign Companies Accountable Act; and

•	the availability of dissenters’ rights to the Unaffiliated Security Holders who hold their Shares in their own names and comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow registered shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider the Company’s net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Per ADS Merger Consideration of US$4.00 and the Per Share Merger Consideration of US$4.00 are significantly higher than the net book value per Share as of December 31, 2020, which is negative. See “Where You Can Find More Information” beginning on page 103 for a description of how to obtain a copy of the Company’s Annual Report.

The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the merger consideration to the Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the Per ADS Merger Consideration of US$4.00 represents a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with or into another company, (ii) a sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Company’s voting securities that would enable such person to exercise control of or significant influence over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, as defined under applicable rules of NASDAQ, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) the members’ receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger), (b) their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, and (c) their right to receive cash consideration after the completion of the Merger with respect to the Company RSUs that had been granted to them, if any, under the Company Share Plans;

•	the Special Committee retained and was advised by an independent financial advisor and independent legal counsels each of whom is experienced in advising committees such as the Special Committee in similar transactions;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Proposal and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•	since the announcement of the receipt of the Proposal on December 8, 2020 and prior to the execution of the Merger Agreement, no third party had contacted the Company, the Special Committee or Duff & Phelps expressing an interest in exploring an alternative transaction with the Company;

•	the Special Committee held meetings regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions;

•	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval (a) in order to accept an alternative transaction proposed by a third party that is a Superior Proposal or (b) in the event that the Board changes its recommendation of the Merger as required by directors’ fiduciary duties in connection with an Intervening Event; and

•	the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any Unaffiliated Security Holder of the Company as to how such Unaffiliated Security Holder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2021 through the fiscal year ending December 31, 2028 (the “Management Projections”) for the Special Committee and Duff & Phelps in connection with the financial analysis for the Merger. These Management Projections, which were based on the Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analysis, and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. GAAP.

The Management Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the Management Projections, the Company’s management considered historical performance, combined with estimates regarding revenue, gross profit, operating loss and net loss. Although the Management Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for the Company’s existing and new products and services, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, and other factors described in “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. The material assumptions underlying the Management Projections are as follows:

•	the Company will be able to maintain the market acceptance of its professional education and K-12 education services in China and continue to attract and retain students to enroll in its courses;

•	the growth of the education industry in China, and the demand for professional education and K-12 education services, will be in line with management’s expectations;

•	the Company will be able to maintain its competitive edge within China’s professional education industry and K-12 education industry, and that as a result its revenue growth will be in line with management’s expectations for the growth of the professional and K-12 education market in China;

•	China’s overall economy will remain relatively stable, with no major changes in existing political, legal, fiscal, and economic conditions in China which may adversely affect the Company; and

•	there will be no material changes to relevant government policies and regulations relating to the Company’s corporate structure, business, and industry, including those applicable to the internet, private education, telecommunications, mergers and acquisitions, and taxation.

In addition, the Management Projections generally do not consider any circumstances or events occurring after the date that they were prepared. For instance, the Management Projections do not give effect to completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the Management Projections were prepared. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the Management Projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The Management Projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Duff & Phelps, and are not included in this proxy statement in order to induce any shareholders to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for his or her Shares.

The following table sets forth the Management Projections prepared by the Company’s management and considered by the Special Committee and Duff & Phelps in connection with their analysis of the Proposed Transaction:

	Management Projections
	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P
	(in RMB millions except percentage)
Total Revenue	2,411.69	2,726.94	3,082.72	3,380.33	3,605.62	3,824.15	4,015.77	4,186.47

Total Cost of Sales	(1,203.84)	(1,297.39)	(1,387.15)	(1,451.84)	(1,507.13)	(1,555.79)	(1,612.52)	(1,671.16)

Total Gross Profit	1,207.85	1,429.55	1,695.57	1,928.49	2,098.49	2,268.36	2,403.25	2,515.30
Margin %	50.1%	52.4%	55.0%	57.1%	58.2%	59.3%	59.8%	60.1%

EBITDA	(276.40)	(148.65)	68.04	206.49	307.81	409.92	463.94	500.16
Margin %	-11.5%	-5.5%	2.2%	6.1%	8.5%	10.7%	11.6%	11.9%

Operating Income	(441.87)	(306.06)	(119.81)	44.45	140.48	237.88	284.13	312.37
Margin %	-18.3%	-11.2%	-3.9%	1.3%	3.9%	6.2%	7.1%	7.5%

Net Income	(438.87)	(303.06)	(116.81)	47.45	143.48	240.88	287.13	265.73
Margin %	-18.2%	-11.1%	-3.8%	1.4%	4.0%	6.3%	7.2%	6.3%

Capital Expenditures (1)	152.58	151.59	155.88	157.68	165.54	174.79	182.46	191.56

Net Working Capital	(1,825.25)	(1,567.46)	(1,682.15)	(1,821.42)	(1,941.44)	(2,027.67)	(2,088.46)	(2,127.11)

(1)            Capital expenditures include acquisition of property, plant and equipment and other intangible assets.

Duff & Phelps, as the Special Committee’s financial advisor, reviewed with the Special Committee certain financial analysis that were based, in part, on the Management Projections summarized above. For additional information regarding the analyses by the Special Committee’s financial advisor, see “Discussion Materials prepared by Duff & Phelps for discussion with the Special Committee of the board of directors of the Company, dated as of April 30, 2021” filed as Exhibit (c)(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 39.

The Management Projections are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” of this Transaction Statement and “Item 3. Key Information—Risk Factors” included in the Company’s Annual Report, which is incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to the D&P Engagement Letter, Duff & Phelps was retained to serve as the Special Committee’s independent financial advisor and to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At a meeting of the Special Committee on April 30, 2021, Duff & Phelps rendered its oral opinion (which was confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of April 30, 2021, addressed to the Special Committee) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated April 30, 2021, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The holders of Shares and ADSs are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) and does not constitute, a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger, that any specific amount of consideration constituted the only appropriate consideration for the Merger, or that the Per Share Merger Consideration or the Per ADS Merger Consideration was the best price possibly attainable under any circumstances. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2017 through December 31, 2020;

•	reviewed certain unaudited and segment financial information for the Company for the years ended December 31, 2017 through December 31, 2020, provided by the management of the Company;

•	reviewed the Management Projections, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis;

•	reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

•	received and reviewed a letter dated April 28, 2021 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

•	reviewed a draft of the Merger Agreement dated as of April 30, 2021;

•	reviewed drafts of the Support Agreements by and among Parent and the respective parties listed on Schedule A thereto, each dated as of April 30, 2021;

•	discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•	discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•	reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•	relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

•	assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Merger;

•	assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•	assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based is proven to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Duff & Phelps prepared its opinion effective as of April 30, 2021. Its opinion was necessarily based upon market, economic, financial, and other conditions as they existed and can be evaluated as of April 30, 2021, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after April 30, 2021. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the Merger.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger (other than its participation in the negotiation of the Per Share Merger Consideration or Per ADS Merger Consideration), and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized opinion review committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration or Per ADS Merger Consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of its opinion may be included in the filings with the SEC in relation to the Merger. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board or any other person (including holders of the Shares or ADSs) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration or Per ADS Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration or Per ADS Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the D&P Engagement Letter. Duff & Phelps’ opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the D&P Engagement Letter.

Summary of Financial Analysis

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of Duff & Phelps’ opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the projected future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2021 through December 31, 2028, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows using a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps used and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 37. The costs associated with the Company being a publicly-listed company, as provided by the management of the Company, were excluded from the Management Projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2028 (the “Terminal Value”) using a perpetuity growth formula assuming a 4.00% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 12.00% to 13.00%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB 1.77 billion to RMB 2.07 billion and a range of implied values of the Company’s ADSs of US$3.16 to US$3.94.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies used for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions used for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and the selected merger and acquisition transactions analyses are subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the education services industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The twelve companies included in the selected public company analysis in the education services industry were:

Chinese Online Education Companies

K12 After-school Tutoring	•	GSX Techedu Inc.

	•	Youdao, Inc.

	•	China Online Education Group

Post-secondary and Professional Education	•	Koolearn Technology Holding Limited

	•	Sunlands Technology Group

	•	LAIX Inc.

Chinese Traditional Education Companies

K12 After-school Tutoring	•	TAL Education Group

	•	New Oriental Education & Technology Group Inc.

	•	Puxin Limited

	•	OneSmart International Education Group Limited

	•	RISE Education Cayman Ltd

Post-secondary and Professional Education	•	Meten EdtechX Education Group Ltd.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2021, 2022 and 2023 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the calendar year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

Due to the limited comparability of the selected public companies’ financial metrics relative to the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the discounted cash flow analysis in the context of the Company’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.

	Revenue Growth					EBITDA Growth					EBITDA Margin					EBIT Margin
Company Information	3-YR CAGR	LTM	2021	2022	2023	3-YR CAGR	LTM	2021	2022	2023	3-YR CAGR	LTM	2021	2022	2023	3-YR CAGR	LTM	2021	2022	2023
Chinese Online Education Companies
K12 After-school Tutoring
GSX Techedu Inc.	NM	NM	67.6%	45.1%	39.7%	NM	NM	NM	NM	NM	-2.6%	-24.5%	-17.9%	-5.6%	1.9%	-3.2%	-24.6%	-14.6%	-6.0%	0.8%
Youdao, Inc.	90.8%	NM	95.4%	49.1%	33.3%	NM	NM	NM	NM	NM	-43.6%	-56.5%	-28.2%	-10.7%	0.7%	-44.3%	-57.0%	-28.7%	-11.3%	0.2%
China Online Education Group	34.3%	38.9%	28.2%	27.9%	NA	NM	NM	-84.2%	NM	NA	-10.3%	6.9%	0.9%	6.5%	NA	-12.5%	5.1%	-0.9%	4.7%	NA
Post-secondary and Professional Education
Koolearn Technology Holding Limited	34.3%	18.0%	72.2%	65.5%	45.7%	NM	NM	NM	NM	NM	-31.4%	-118.1%	-61.0%	-26.9%	-3.1%	-32.4%	NM	-72.2%	-33.6%	-9.2%
Sunlands Technology Group.	31.5%	0.5%	-2.7%	NA	NA	NM	NM	NM	NM	NM	-32.6%	-27.6%	-21.8%	NA	NA	-34.2%	-29.5%	-21.8%	NA	NA
LAIX Inc.	NM	-4.7%	7.8%	7.7%	NA	NM	NM	NM	NM	NM	-91.8%	-55.8%	-39.5%	-16.5%	NA	-93.0%	-58.7%	-42.8%	20.2%	NA
Group Median	34.3%	9.2%	47.9%	45.1%	39.7%	NA	NA	-84.2%	NA	NA	-32.0%	-41.7%	-25.0%	-10.7%	0.7%	-33.3%	-29.5%	-25.3%	-11.3%	0.2%
Chinese Traditional Education Companies
K12 After-school Tutoring
TAL Education Group	37.9%	37.3%	29.1%	32.7%	35.0%	NM	NM	NM	NM	239.5%	6.9%	-4.8%	-0.7%	5.9%	14.9%	3.7%	-7.4%	-2.6%	8.2%	12.8%
New Oriental Education & Technology Group Inc.	25.8%	6.6%	37.2%	24.7%	32.2%	20.1	-37.3%	40.2%	56.1%	50.2%	14.3%	9.9%	11.9%	15.0%	17.0%	10.5%	6.0%	6.5%	10.5%	13.3%
Puxin Limited	31.3%	-6.4%	NA	NA	NA	NM	NM	NA	NA	NA	-11.5%	-2.0%	NA	NA	NA	-15.4%	-5.9%	NA	NA	NA
OneSmart International Education Group Limited	18.7%	-19.7%	25.8%	23.9%	NA	NM	NM	NM	75.0%	NA	6.3%	-4.9%	6.9%	9.7%	NA	1.1%	-12.4%	-0.6%	4.1%	NA
RISE Education Cayman Ltd	-0.4%	-37.3%	62.6%	21.5%	16.5%	NM	NM	NM	36.8%	13.5%	13.0%	-2.9%	14.5%	16.4%	16.0%	7.0%	-11.6%	9.1%	11.5%	11.5%
Post-secondary and Professional Education
Meten EdtechX Education Group Ltd.	-7.9%	-38.0%	NA	NA	NA	NM	NM	NM	NM	NM	-18.2%	-56.0%	NA	NA	NA	-18.9%	-44.7%	NA	NA	NA
Group Median	22.2%	-13.1%	33.2%	24.3%	32.2%	20.1%	-37.3%	40.2%	56.1%	50.2%	6.6%	-3.8%	9.4%	12.3%	16.0%	2.4%	-9.5%	2.9%	9.3%	12.8%
Aggregate Mean	29.6%	-0.5%	42.3%	33.1%	33.7%	20.1%	-37.3%	-22.0%	56.0%	101.1%	-16.8%	-28.0%	-13.5%	-0.7%	7.9%	-19.3%	-21.9%	-16.9%	-3.6%	4.9%
Aggregate Median	31.4%	-2.1%	33.2%	27.9%	34.1%	20.1%	-37.3%	-22.0%	56.1%	50.2%	-10.9%	-14.7%	-9.3%	5.9%	8.4%	-13.9%	-12.4%	-8.6%	4.1%	6.2%
The Company	2.7%	-7.5%	27.1%	13.1%	13.0%	-271.1%	NM	NM	NM	NM	-30.9%	-31.0%	-10.7%	-4.8%	2.8%	-39.7%	-40.3%	-17.6%	-10.6%	-3.3%

	Enterprise Value as a Multiple of
Company Information	LTM EBITDA		2021 EBITDA		2022 EBITDA		2023 EBITDA		LTM EBIT		2021 EBIT		2022 EBIT		2023 EBIT		LTM Revenue		2021 Revenue		2022 Revenue		2023 Revenue
Chinese Online Education Companies
K12 After-school Tutoring
GSX Techedu Inc.	NM		NM		NM		NM		NM		NM		NM		NM		6.57	x	3.92	x	2.70	x	1.93	x
Youdao, Inc.	NM		NM		NM		NM		NM		NM		NM		NM		6.86	x	3.51	x	2.35	x	1.77	x
China Online Education Group	10.5	x	66.6	x	6.8	x	NA		14.2	x	NM		9.4	x	NA		0.73	x	0.57	x	0.44	x	NA
Post-secondary and Professional Education
Koolearn Technology Holding Limited	NM		NM		NM		NM		NM		NM		NM		NM		8.64	x	5.02	x	3.03	x	2.08	x
Sunlands Technology Group.	NM		NM		NA		NA		NM		NM		NA		NA		NM		NM		NA		NA
LAIX Inc.	NM		NM		NM		NA		NM		NM		NM		NA		0.34	x	0.32	x	0.30	x	NA
Group Median	10.5	x	66.6	x	6.8	x	NA		14.2	x	NA		9.4	x	NA		6.57	x	3.51	x	2.35	x	1.93	x
Chinese Traditional Education Companies
K12 After-school Tutoring
TAL Education Group	NM		NM		NM		22.4	x	NM		NM		54.7	x	26.0	x	7.71	x	5.97	x	4.50	x	3.33	x
New Oriental Education & Technology Group Inc.	55.1	x	35.6	x	22.8	x	15.2	x	NM		65.5	x	32.6	x	19.4	x	5.43	x	1.76	x	1.21	x	0.87	x
Puxin Limited	NM		NA		NA		NA		NM		NA		NA		NA		1.16	x	NA		NA		NA
OneSmart International Education Group Limited	NM		8.9	x	5.1	x	NA		NM		NM		12.2	x	NA		0.80	x	0.61	x	0.50	x	NA
RISE Education Cayman Ltd	NM		5.4	x	4.0	x	3.5	x	NM		8.6	x	5.6	x	4.8	x	1.28	x	0.79	x	0.65	x	0.56	x
Post-secondary and Professional Education
Meten EdtechX Education Group Ltd.	NM		NA		NA		NA		NM		NA		NA		NA		0.60	x	NA		NA		NA
Group Median	55.1	x	8.9	x	5.1	x	15.2	x	NA		37.1	x	22.4	x	19.4	x	1.22	x	1.27	x	0.93	x	0.87	x
Aggregate Mean	32.8	x	29.1	x	9.7	x	13.7	x	14.2	x	37.1	x	22.9	x	16.8	x	3.65	x	2.50	x	1.74	x	1.76	x
Aggregate Median	32.8	x	22.3	x	6.0	x	15.2	x	14.2	x	37.1	x	12.2	x	19.4	x	1.28	x	1.76	x	1.21	x	1.85	x

Note:

The Company’s EBITDA and EBIT are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company
LTM = Latest Twelve Months

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents) - (Net Non-Operating Assets)
CAGR = Compounded Annual Growth Rate

Source: Capital IQ, Bloomberg, Company filings, press releases

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the transaction. The selected education services transactions indicated enterprise value to LTM revenue multiples ranging from 0.72x to 11.30x with a median of 2.47x, enterprise value to LTM EBITDA multiples ranging from 7.5x to 26.9x with a median of 9.8x and enterprise value to LTM EBIT multiples ranging from 8.2x to 58.0x with a median of 19.4x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although it reviewed the selected M&A transactions analysis, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Selected M&A Transactions Analysis – Chinese Education Companies (US$ in millions)
			Enterprise	LTM	LTM	EBITDA	EV /		EV /		EV /
Announced	Target Name	Acquirer Name	Value	Revenue	EBITDA	Margin	Revenue		EBITDA		EBIT
6/8/2020	China Distance Education Holdings Limited	Zhengdong Zhu and Baohong Yin (1)	$321	$210	$39	18.5%	1.53	x	8.3	x	17.6	x
8/14/2019	Beijing Mars era Network Technology Co., Ltd.	Xinyu Martian Investment Management Partnership Enterprise	$67	$78	NA	NA	0.86	x	NA		NA
10/9/2018	Shaanxi Longmen Education Technology Co. Ltd	Suzhou Kingswood Printing Ink Co., Ltd.	$187	$69	$22	32.3%	2.69	x	8.3	x	8.9	x
5/5/2018	Yaxia Automobile Corporation (2)	Beijing Offcn Education Technology Co., Ltd. (2)	$2,510	$620	$93	15.1%	4.05	x	26.9	x	28.9	x
2/14/2018	Zhongwen Weilai Education Technology (Beijing) Co., Ltd.	Beijing Lanxum Technology Co., Ltd.	$149	$13	NA	NA	11.30	x	NA		28.3	x
8/30/2017	ATA Online (Beijing) Education Technology Co., Ltd.	CDH Investment Management Company Limited; Zhuhai Lihonghuaying Equity Investment Partnership	$172	$83	$22	26.6%	2.08	x	7.8	x	8.2	x
8/16/2016	Shanghai Hengqi Education and Training Co., Ltd.	Changsha Kaiyuan Instruments Co., Ltd	$208	$43	NA	NA	4.81	x	NA		47.0	x
6/14/2016	Zhongda Elite (Beijing) Online Education Technology Co., Ltd.	Changsha Kaiyuan Instruments Co., Ltd	$39	$5	NA	NA	8.67	x	NA		NA
Group Mean							4.50	x	12.8	x	23.2	x
Group Median							3.37	x	8.3	x	23.0	x

(1) Co-founders of China Distance Education Holdings Limited.

(2) This reverse merger transaction involves exchange of certain assets and liabilities between Yaxia (Target) and Offcn (Acquirer). Financials and implied multiples are that of Offcn’s business.

Selected M&A Transactions Analysis – Global Education Companies (US$ in millions)
			Enterprise	LTM	LTM	EBITDA	EV /		EV /		EV /
Announced	Target Name	Acquirer Name	Value	Revenue	EBITDA	Margin	Revenue		EBITDA		EBIT
2/22/2021	RedHill Education Limited	iCollege Limited	$38	$41	$5	12.3%	0.93	x	7.5	x	NM
11/20/2020	3P Learning Limited	Think and Learn Private Limited	$146	$41	$11	26.7%	3.59	x	13.4	x	58.0	x
10/29/2020	Rasmussen College, Inc.	American Public Education, Inc.	$329	$256	$43	16.8%	1.29	X	7.7	x	NA
7/3/2020	WhiteHat Education Technology Pvt ltd	Think and Learn Private Limited	$300	$150	NA	NA	2.00	x	NA		NA
10/21/2019	Adtalem Educacional do Brasil S/A	Universidade Estácio de Sá	$532	$211	$46	21.8%	2.52	x	11.5	x	NA
9/4/2019	Thinkful, Inc.	Chegg, Inc.	$99	$14	NA	NA	7.09	x	NA		NA
4/8/2019	Trilogy Education Services, Inc.	2U, Inc.	$750	$97	NA	NA	7.73	x	NA		NA
10/10/2018	Navitas Limited	AustralianSuper; AustralianSuper; Remjay Investments; BGH; Hoperidge Enterprises	$1,649	$684	$107	15.6%	2.41	x	15.5	x	19.4	x
4/16/2018	General Assembly Space, Inc.	Adecco Group AG	$413	$100	NA	NA	4.13	x	NA		NA
10/30/2017	Capella Education Company	Strayer Education, Inc.	$777	$440	$69	15.8%	1.77	x	11.2	x	12.0	x
8/16/2017	Global Education & Technology Group Limited	Prepshine Holdings Co., Limited	$72	$100	NA	NA	0.72	x	NA		NM
3/15/2017	KG Eduone Co., Ltd.	KG Mobilians Co., Ltd	$68	$41	NA	NA	1.64	x	NA		NA
Group Mean							2.98	x	11.1	x	29.8	x
Group Median							2.21	x	11.4	x	19.4	x
Aggregate Mean							3.59	x	11.8	x	25.4	x
Aggregate Median							2.47	x	9.8	x	19.4	x

Source: Capital IQ, Bloomberg, company filings, press releases

Summary of Selected Public Companies / M&A Transactions Analyses

Duff& Phelps noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for the Company based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections entitled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.

Summary of Financial Analysis

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was within a range of RMB 1.77 billion to RMB 2.07 billion based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB 1.180 billion to RMB 1.474 billion by:

•	adding proceeds from exercise of in-the-money options of RMB 10.11 million;

•	adding cash and cash equivalents of RMB 320.18 million;

•	adding time deposits of RMB 6.26 million;

•	adding restricted cash of RMB 38.37 million;

•	adding net interest receivable of RMB 0.88 million;

•	adding housing loan due from employees of RMB 40.22 million;

•	adding advance to employees of RMB 10.48 million;

•	adding long-term investments of RMB 75.09 million;

•	subtracting net working capital deficit of RMB 1,078.00 million to RMB 1,084.00 million;

•	subtracting short-term bank loans of RMB 10.71 million; and

•	subtracting investment payable of RMB 3.00 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$3.16 to US$3.94 as of the date of its fairness opinion.

Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were above the range of the per Share value and the per ADS value, respectively, indicated in its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$500,000, consisting of a nonrefundable retainer of US$150,000 payable upon engagement, US$250,000 payable upon Duff & Phelps’ delivery of its opinion to the Special Committee and US$100,000 payable upon the completion of the filing of SEC Schedule 13E-3.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of the Proposed Transaction or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expense (including the fees and expenses of outside counsel) incurred in connection with the rendering of its opinion, not to exceed US$30,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements. During the two years preceding the date of its opinion, in matters unrelated to the Merger, Duff & Phelps has provided certain valuation services to the Company (or its affiliates) and received fees, expense reimbursement, and indemnification for such engagements of approximately US$23,725.

Purposes of and Reasons for the Merger

The Buyer Group

Under the SEC rules governing going-private transactions, each member of the Buyer Group is required to express his or its reasons for the Merger to the Company’s Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the Shares and the ADSs (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for US$4.00 per Share or US$4.00 per ADS (less US$0.05 per ADS cash distribution fee payable pursuant to the terms of the Deposit Agreement and less US$0.05 per ADS cancellation fee payable pursuant to the terms of the Deposit Agreement), in each case, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering and these changes have increased the uncertainty and volatility inherent in the business model of the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive US$4.00 per Share and its ADS holders to receive US$4.00 per ADS in cash (less US$0.05 per ADS cancellation fee and US$0.05 per ADS cash distribution fee payable pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28.

Effects of the Merger on the Company

Private Ownership

ADSs representing Class A Ordinary Shares are currently listed on NASDAQ under the symbol “TEDU.” It is expected that, following the consummation of the Merger, the Company’s American depositary shares program for Class A Ordinary Shares maintained pursuant to the Deposit Agreement will be terminated, and the Company, as the Surviving Company, will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group and the Other Rollover Shareholders.

Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Upon completion of the Merger, (a) each Share, other than Shares represented by ADSs, the Excluded Shares and the Dissenting Shares, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration in cash per Share without interest and net of any applicable withholding taxes, and (b) each ADS, other than each ADS representing the Excluded Shares, issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled in exchange for the right to receive the Per ADS Merger Consideration (less US$0.05 per ADS cash distribution fee payable pursuant to the terms of the Deposit Agreement and less US$0.05 per ADS cancellation fee payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Excluded Shares represented by ADSs) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Shares as determined by the Grand Court of the Cayman Islands in accordance with the provisions of Section 238 of the Cayman Islands Companies Act. At the Effective Time, each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the Company’s shareholders and ADS holders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, the Company will (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is then outstanding, whether or not vested.

At the Effective Time, each Vested Company Option will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company Option, or (ii) receive cash from the Surviving Company, without interest and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and (y) the number of Shares underlying such Vested Company Option (assuming such holder exercises such Vested Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Vested Company Option is greater than the Per Share Merger Consideration, such Vested Company Option will be cancelled without any cash payment being made in respect thereof. In the event that such holder of a Vested Company Option fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company Option according to item (i) described above.

At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

At the Effective Time, each Vested Company RSU will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company RSU, or (ii) receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration. In the event that such holder of a Vested Company RSU fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company RSU according to item (i) described above.

At the Effective Time, each unvested Company RSU will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

At the Effective Time, each of the Company RSUs granted to certain independent directors of the Company, whether vested or unvested, that is cancelled at the Effective Time will, except as otherwise agreed to in writing between such persons and Parent, in exchange therefor, receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Company RSU.

Directors and Management of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time except that, at the Effective Time, (a) all references therein to the name of the Surviving Company shall be amended to “Tarena International, Inc.,” (b) all references therein to the authorized share capital of the Surviving Company will be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) such memorandum and articles of association will include such indemnification, advancement of expenses and exculpation provisions as required by the Merger Agreement. In addition, the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent will, from and after the Effective Time, be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

•	the receipt by the Unaffiliated Security Holders of US$4.00 per Share or US$4.00 per ADS in cash, representing a premium of approximately 27.4% to the closing price of US$3.14 per ADS as quoted by NASDAQ on December 7, 2020, the last trading day prior to December 8, 2020, the date on which the Company announced its receipt of the Proposal, and premiums of approximately 84.4% and 98.1% to the volume-weighted average trading price of the ADSs during the 60 trading days and 90 trading days, respectively, prior to and including December 7, 2020; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

•	such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

•	in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “—U.S. Federal Income Tax Consequences” beginning on page 61 for additional information; and

•	Since the Company became publicly listed on April 3, 2014, the highest historical closing price of the ADSs ($21.32 per ADS) exceeds the Per ADS Merger Consideration.

The primary benefits of the Merger to the Company’s directors and executive officers (other than the Chairman) include, without limitation, the following:

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance, which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger. See “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” of this proxy statement;

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company;

•	the cash-out of certain in-the-money Vested Company Options and Vested Company RSUs held by certain of the Company’s directors and executive officers at their option, as well as certain unvested Company RSUs held by certain of the Company’s independent directors; and

•	the compensation at a rate of US$16,000 per month for the chairman of the Special Committee and US$12,000 per month for the other member of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

The primary detriments of the Merger to the Company’s directors and executive officers include, without limitation, the following:

•	directors and executive officers (other than the Chairman), to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares or ADSs, if any; and

•	in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. The U.S. federal income tax consequences to the Chairman are not discussed herein.

The primary benefits of the Merger to the Buyer Group and the Other Rollover Shareholders include the following:

•	if the Company successfully executes its business strategies, the value of the Buyer Group’s and the Other Rollover Shareholders’ equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•	the management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	the management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts;

•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. The Company has estimated that no longer being subject to such requirements; and

•	will result in a saving of direct costs of approximately US$2.3 million per year on a recurring basis.

The primary detriments of the Merger to the Buyer Group and the Other Rollover Shareholders include the following:

•	all of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by Parent;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by Parent; and

•	an equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

The Company’s Net Book Value and Net Loss

Parent and Merger Sub do not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares of the Company. The Company’s net loss attributable to the Company’s shareholders for the fiscal year ended December 31, 2020 was approximately US$118.19 million, and net book value attributable to the Company’s shareholders as of December 31, 2020 was approximately negative US$174.60 million.

The table below sets out the direct or indirect interest in the Company’s net book value and net loss for members of the Buyer Group and the Other Rollover Shareholders immediately before and after the Merger, based on the historical net book value and net loss of the Company as of and for the year ended December 31, 2020.

	Ownership Prior to the Merger(1)				Ownership After the Merger(1)
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	US$’000%		US$’000%		US$’000%		US$’000%
Buyer Group	(51,507)	29.5	34,866	29.5	(147,713)	84.6	99,989	84.6
Other Rollover Shareholders	(26,889)	15.4	18,201	15.4	(26,889)	15.4	18,201	15.4

Note:

(1)	Ownership percentages are based on 56,212,520 Shares outstanding as of May 19, 2021.

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Company. Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of NASDAQ and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company, including with respect to the Company’s corporate structure or business.

However, after the Effective Time, the Buyer Group and the Surviving Company’s management and directors will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes it deems appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on December 9, 2020 in response to the receipt of the Proposal from the Chairman on December 8, 2020. In light of (i) the express intention of the Chairman not to sell the Shares held by him and his affiliates to any third party and the beneficial ownership of the Chairman and his affiliates of approximately 29.5% of the entire issued and outstanding Shares (including Shares represented by ADSs, but excluding, for purpose of this calculation, the Shares that the Chairman may acquire through the exercise of options within 60 days of the date of this proxy statement), which represent approximately 67.2% of the aggregate voting power of the Company, each as of May 19, 2021, and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, the Company has not received any offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or the purchase of all or a substantial portion of the Company’s voting securities that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group. The Special Committee also took into account that prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the significant offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, the ongoing regulatory headwinds in China in the after-school-tutoring industry, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Effects on the Company if the Merger Is Not Completed

The Company is not currently aware of any reason why the Merger would not be completed as contemplated by the Merger Agreement. If the Merger were not completed for any reason, the shareholders or ADS holders of the Company would not receive any payment for their Shares or ADSs, as applicable, in connection with the Merger, nor would the holders of any Vested Company Options, Vested Company RSUs or certain unvested Company RSUs receive any payment pursuant to the Merger Agreement and the Plan of Merger, nor would any unvested Company Options or unvested Company RSUs be assumed and converted into equity incentive awards of Parent. Instead, the Company would remain a publicly-traded company and the ADSs would continue to be listed and traded on NASDAQ for so long as the Company continued to meet NASDAQ’s listing requirements, and the Company would remain subject to SEC reporting obligations. The Unaffiliated Security Holders would therefore continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. The effect of these risks and opportunities on the future value of the Unaffiliated Security Holders’ Shares and ADSs cannot be predicted with any certainty. There is also a risk that the market price of the ADSs would decline if the Merger were not completed, based on an assumption that the current market price reflects an expectation on the part of investors that the Merger will be completed.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee of approximately US$3,421,020.93, or Parent may be required to pay the Company or its designees a termination fee of US$6,842,041.87, in each case, as described under the caption “The Merger Agreement—Termination Fees” beginning on page 91.

If the Merger were not completed for any reason, the Board could be expected from time to time thereafter to evaluate and review the business, operations, dividend policy, and capitalization of the Company and make such changes as it deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger were not completed for any reason, it is possible that no other comparable transaction acceptable to the Company would be offered, and that the Company’s business, prospects, and results of operations would be adversely affected.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the Transactions, excluding payment of fees and expenses in connection with the Merger, would be approximately US$129 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Security Holders as well as the related costs and expenses, in connection with the Transactions.

The Buyer Group expects to provide this amount through a combination of (i) cash contributions by the Sponsor or its designated affiliates contemplated by the Equity Commitment Letter (the “Equity Financing”), and (ii) cash held by the Company and its subsidiaries.

Under the terms and subject to the conditions of the Equity Commitment Letter, the Sponsor will provide or procure the provision of the financing amounts for the purpose of financing the merger consideration.

Equity Financing

Pursuant to the Equity Commitment Letter, the Sponsor has committed, subject to the terms and conditions therein, to purchase, directly or indirectly, certain equity securities of Parent (or certain exchangeable notes of Kidtech Limited exchangeable for such equity securities of Parent) and to pay or procure to pay as consideration to Parent or Kidtech Limited, as applicable, on a date that is no later than two business days prior to the closing of the Merger, the aggregate cash purchase price equal to the sum of (i) the result of (A) the Per Share Merger Consideration multiplied by (B) the number of Shares of the Company issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) that will be cancelled and cease to exist, in consideration of and exchange for the right to receive the Per Share Merger Consideration, plus (ii) the result of (AA) the Per Share Merger Consideration multiplied by (BB) the number of Dissenting Shares issued and outstanding immediately prior to the Effective Time, plus (iii) the result of (AAA) the Per ADS Merger Consideration multiplied by (BBB) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the Shares represented by such ADSs, that will be cancelled and cease to exist, in consideration and exchange for the right to receive the Per ADS Merger Consideration (such aggregate principal amount, the “Commitment”). Kidtech Limited will contribute the Commitment to Parent and cause Parent to, and Parent will, apply the Commitment, to fund the merger consideration pursuant to the Merger Agreement.

The funding of the Sponsor’s equity commitment under the Equity Commitment Letter is conditioned upon (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction, or waiver by Parent, of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the closing of the Merger), and (iii) the substantially concurrent consummation of the closing of the Merger, provided, that if the Company seeks specific performance in accordance with the Merger Agreement and Parent or Merger Sub is ordered by a court of competent jurisdiction to specifically perform their obligations to effect the closing of the Merger pursuant to the Merger Agreement, the conditions set forth in the item (iii) will be deemed satisfied.

The obligation of the Sponsor to fund the Commitment under the Equity Commitment Letter will terminate automatically and immediately upon the earlier to occur of (i) the Effective Time, so long as the Sponsor has at or prior to the Effective Time fully funded and paid to Parent or Kidtech Limited the Commitment and fully performed its other obligations under the Equity Commitment Letter, (ii) the valid termination of the Merger Agreement in accordance with its terms, and (iii) the assertion by the Company or any of its affiliates in any litigation or other legal proceeding, of any claim (whether in tort, contract or otherwise) against the Sponsor or any of its affiliates arising out of or otherwise relating to the Equity Commitment Letter or any of the transactions contemplated by the Equity Commitment Letter, in each case other than a claim seeking an order of specific performance to cause the funding of the Commitment in accordance with the terms and conditions of the Equity Commitment Letter and the Merger Agreement.

The Company is an express third-party beneficiary of the Equity Commitment Letter to the extent of its right to seek specific performance of the equity commitment pursuant to the terms and subject to the conditions of the Equity Commitment Letter.

Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement, the Chairman and the Sponsor executed and delivered the Limited Guarantees, each dated as of April 30, 2021, in favor of the Company. Under the Limited Guarantees, the Chairman and the Sponsor have guaranteed in favor of the Company, subject to the maximum amount of US$4,000,000 and US$3,530,000, respectively (the respective “Maximum Amount”), and certain limitations provided therein, (i) the payment of the Parent Termination Fee as defined in the Merger Agreement, (ii) the reimbursement obligations of Parent of reasonable costs and expenses actually incurred or accrued in connection with the collection of the Parent Termination Fee pursuant the Merger Agreement and (iii) the indemnification and reimbursement obligations of Parent of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries for the financing of the Buyer Group under the Merger Agreement.

The Limited Guarantee provided by the Chairman will terminate on the earliest to occur of (a) the Effective Time, (b) the payment in full of the obligations thereunder subject always to the applicable Maximum Amount, and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance in which Parent and/or Merger Sub would not be obligated to make any payment of any obligations mentioned above pursuant to the Merger Agreement. The Limited Guarantee provided by the Sponsor will terminate on the earliest to occur of (a) the Effective Time, (b) the payment in full of the obligations thereunder subject always to the applicable Maximum Amount, (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance in which Parent and/or Merger Sub would not be obligated to make any payment of any obligations mentioned above pursuant to the Merger Agreement, and (d) receipt by Kidtech Limited or Parent, directly or indirectly, of the Commitment in full in immediately available cash, pursuant to, and as such term is defined in, the Equity Commitment Letter.

The Limited Guarantee provided by the Chairman and the Limited Guarantee provided by the Sponsor will also terminate in the event that the Company or any of its controlled affiliates asserts in any litigation or other proceeding that any provisions of the Limited Guarantee limiting the liability of the Chairman or the Sponsor, as applicable to the applicable Maximum Amount are illegal, invalid or unenforceable in whole or in part or that the Chairman or the Sponsor, as applicable, is liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against certain non-recourse parties other than certain retained claims as provided under the Limited Guarantee provided by the Chairman or the Sponsor, as applicable.

Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Support Agreements with Parent. Pursuant to the Support Agreements, among other things, (i) each Rollover Shareholder will vote, or cause to be voted, all of the Rollover Shares beneficially owned by it or him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, and (ii) the Rollover Shares beneficially owned by it or him will, at the closing of the Merger, be cancelled for no consideration. Each of the Rollover Shareholders will instead receive a number of newly issued ordinary shares of Parent equal to their respective number of Rollover Shares immediately prior to the closing of the Merger.

As of May 19, 2021, the Rollover Shareholders collectively beneficially own 25,234,984 Shares (including Shares represented by ADSs, but excluding, for purpose of this calculation, the Shares that the Chairman may acquire through the exercise of options within 60 days of the date of this notice), which represent collectively approximately 44.9% in number and approximately 74.4% in voting rights of the Company’s issued and outstanding Shares.

Consortium Agreement

On January 21, 2021, the Chairman entered into a consortium agreement with the Investor, pursuant to which the Chairman and the Investor agreed to cooperate in connection with the acquisition of all of the outstanding Shares of the Company, other than the Rollover Shares, through a going-private transaction.

Interim Investor Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Chairman, Kidtech Limited, Parent and the Investor entered into an interim investor agreement (the “Interim Investor Agreement”), pursuant to which the parties thereto agreed to certain terms and conditions that will govern the actions of such parties and the relationship among such parties with respect to the Merger.

The Interim Investor Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making certain decisions relating to the Merger Agreement and ancillary agreements in connection with the Merger, and (ii) the arrangement for the sharing of certain fees and expenses between the Chairman and the Investor.

Personal Guarantee

Concurrently with the execution and delivery of the Merger Agreement, the Chairman executed and delivered a personal guarantee (the “Personal Guarantee”) to the Investor and the Sponsor, to guarantee in favor of the Investor and the Sponsor with respect to certain payment and performance obligations of Kidtech Limited and Parent in connection with the Merger.

Gaorong Letter of Undertaking

Concurrently with the execution and delivery of the Merger Agreement, the Chairman and Techedu Limited executed a letter of undertaking (the “Gaorong Letter of Undertaking”), pursuant to which the Chairman and Techedu Limited agreed that (i) the share purchase agreement, dated as of December 7, 2018, as amended on October 12, 2019, by and among Gaorong, Techedu Limited and the Chairman, and (ii) a personal guarantee, dated as of October 12, 2019, by and among the Chairman, Techedu Limited and Gaorong, will continue to govern the respective rights and obligations of the Chairman, Techedu Limited and Gaorong with respect to the ordinary shares in Parent to be issued to Gaorong upon the consummation of the Merger.

Remedies

The parties to the Merger Agreement are entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (i) a termination fee of US$6,842,041.87 and US$3,421,020.93, respectively, (ii) reimbursement of certain expenses in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be, and (iii) with respect to Parent and Merger Sub, reimbursement of certain reasonable costs and expenses (including reasonable attorneys’ fees) or indemnification of certain losses incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing or the alternative financing and any information used in connection therewith.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group and the Other Rollover Shareholders has interests in the transaction that are different from, and/or in addition to, the interests of the Unaffiliated Security Holders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, and recommend that our shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transaction.

Interests of the Buyer Group and the Other Rollover Shareholders

As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. The Buyer Group and the Other Rollover Shareholders will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could result in an increase in the value of their investments in the Company. The Buyer Group and the Other Rollover Shareholders will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. As there will be no public trading market for the Surviving Company’s shares, the Buyer Group and the Other Rollover Shareholders will have no certainty of any future opportunity to sell such shares at an attractive price, or that any dividend paid by the Surviving Company will be sufficient to recover their respective investments in the Company.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group and the Other Rollover Shareholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group and the Other Rollover Shareholders, such as through dividends or other distributions.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•	the beneficial ownership of equity interests in Parent by the Chairman as a result of the Merger (if approved and consummated);

•	the potential enhancement or decline of the share value of the Surviving Company, of which the Chairman will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•	the cash-out of certain in-the-money Vested Company Options and Vested Company RSUs held by certain of the Company’s directors and executive officers at their option, as well as certain unvested Company RSUs held by certain of the Company’s independent directors;

•	continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•	the compensation at a rate of US$16,000 per month for the chairman of the Special Committee and US$12,000 per month for the other member of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

Treatment of Company Share Awards

At the Effective Time, the Company will (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is then outstanding, whether or not vested.

At the Effective Time, each Vested Company Option will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company Option, or (ii) receive cash from the Surviving Company, without interest and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and (y) the number of Shares underlying such Vested Company Option (assuming such holder exercises such Vested Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Vested Company Option is greater than the Per Share Merger Consideration, such Vested Company Option will be cancelled without any cash payment being made in respect thereof. In the event that such holder of a Vested Company Option fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company Option according to item (i) described above.

At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

At the Effective Time, each Vested Company RSU will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company RSU, or (ii) receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration. In the event that such holder of a Vested Company RSU fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company RSU according to item (i) described above.

At the Effective Time, each unvested Company RSU will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

At the Effective Time, each of the Company RSUs granted to certain independent directors of the Company, whether vested or unvested, that is cancelled at the Effective Time will, except as otherwise agreed to in writing between such persons and Parent, in exchange therefor, receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Company RSU.

The following table shows, as of May 19, 2021, for each director and executive officer of the Company, (a) the number of Shares owned (excluding the Rollover Shares), (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of Vested Company Options granted under the Company Share Plans, (d) the number of Vested Company RSUs granted under the Company Share Plans, (e) the cash payment that will be made in respect of the Vested Company Options and Vested Company RSUs granted under the Company Share Plans (assuming he or she has elected to receive cash with respect to the Vested Company Options and Vested Company RSUs in accordance with the Merger Agreement and in all cases before applicable withholding taxes), and (f) with respect to Mr. Arthur Lap Tat Wong and Mr. Jianguang Li, the number of unvested Company RSUs granted under the Company Share Plans and the cash payment that will be made in respect of the unvested Company RSUs (in all cases before applicable withholding taxes).

Name	Shares (excluding Rollover Shares)	Cash payment to be received for the Shares upon Effective Time($)	Shares underlying Vested Company Options	Exercise price ($)	Cash payment to be received for Vested Company Options ($)	Shares underlying Vested Company RSUs	Cash payment to be received for Vested Company RSUs ($)	Shares underlying Unvested Company RSUs	Cash payment to be received for Unvested Company RSUs ($)
Shaoyun Han	—	—	39,076	4.36	—	—	—	—	—
			229,212	1.83	—
			150,000	4.36	—
			75,000	1.83	—
			110,000	1.00	—
			90,000	0.00	—
			20,000	0.01	—
Ying Sun	401,236	—	4,500	1.83	9,765	—	—	—	—
			2,500	4.36	—
			7,500	4.36	—
			70,000	1.83	151,900
			10,000	0.00	40,000
			12,500	2.51	18,625
			30,000	0.01	119,700
Yongji Sun	151,768	—	—	—	—	151,768	607,072	24,345	—
Jianguang Li	181,961	—	—	—	—	181,961	727,844	24,345	97,380
Hon Sang Lee	35,912	—	—	—	—	35,912	143,648	—	—
Arthur Lap Tat Wong	24,000	—	—	—	—	24,000	96,000	19,355	77,420
Wing Kee Lau	50,000	—	12,500	2.51	18,625	50,000	200,000	50,000	—
Total	844,877	—	862,788		358,615	443,641	1,774,564	118,045	174,800

Indemnification; Directors’ and Officers’ Insurance

See “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 85.

The Special Committee

On December 9, 2020, the Board established a Special Committee of independent and disinterested directors to consider the Proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such Proposal. The Special Committee is composed of two independent and disinterested directors: Mr. Arthur Lap Tat Wong and Mr. Hon Sang Lee. The Board appointed Mr. Arthur Lap Tat Wong as the chairman of the Special Committee. Other than (a) their receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger), (b) their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, and (c) their right to receive cash consideration after the completion of the Merger with respect to the Company RSUs that had been granted to them, if any, under the Company Share Plans, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Security Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company has compensated the members of the Special Committee in exchange for their service in such capacity. The monthly compensation is US$16,000 for the chairman of the Special Committee and US$12,000 for the other member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.

Position with the Surviving Company

After completion of the Merger, the Chairman expects to continue to serve as the director of the Surviving Company. It is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. For a description of related party transactions for the years ended December 31, 2019 and 2020, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.

Description	Amount (US$)
Legal fees and expenses
Financial advisory fees and expenses	US$	530,000.00
Filing fees	US$	14,060.54
Miscellaneous (e.g., ADS program termination fees, accounting, printer, proxy solicitation and mailing costs)
Total

These expenses (other than the ADS cash distribution fees, at US$0.05 per ADS, and the ADS cancellation fees, at US$0.05 per ADS) will not reduce the merger consideration to be received by the Company shareholders and ADS holders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreements, the Rollover Shareholders have agreed to vote all of the Shares (including Shares represented by ADSs) that they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, at the extraordinary general meeting of the Company. As of the Share Record Date, we expect that the Rollover Shareholders will collectively beneficially own 25,234,984 Shares (including Shares represented by ADSs, but excluding, for purpose of this calculation, the Shares that the Chairman may acquire through the exercise of options within 60 days of the Share Record Date), which collectively represent approximately 44.9% in number and approximately 74.4% in voting rights of the Company’s issued and outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement or the Transactions.

Accounting Treatment of the Merger

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws, (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette, and (c) the clearances, consents and approvals required to be obtained from the Anti-Monopoly Bureau of the PRC State Administration for Market Regulation under the Anti-Monopoly Law of the PRC. See “The Merger Agreement—Conditions to the Merger” beginning on page 88 for additional information.

Dissenters’ Rights

Registered shareholders who exercise Dissenters’ Rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of Dissenters’ Rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise Dissenters’ Rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights” on page 94).

U.S. Federal Income Tax Consequences

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) that exchange Shares or ADSs for cash pursuant to the Merger Agreement or as a result of the exercise of dissenters’ rights. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date of this proxy statement, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, Medicare contribution tax or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all taxpayers or to particular holders of the Shares or ADSs in light of their individual investment circumstances or to certain types of holders of the Shares or ADSs subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies, regulated investment companies, mutual funds, or real estate investment trusts, brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, or tax-exempt organizations, (ii) holders that own Shares or ADSs as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares or ADSs in connection with the exercise of Company Options or Company RSUs or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our Shares (by vote or value), (ix) the Buyer Group and Other Rollover Shareholders, (x) S corporations, (xi) partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or (xii) holders that dissent from the Merger. This discussion assumes that Shares or ADSs are held as “capital assets” (generally, property held for investment) under the Code.

As used herein, a “U.S. Holder” is any beneficial owner of Shares (including Shares represented by ADSs) that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares (including Shares represented by ADSs), the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL U.S. HOLDERS OF SHARES OR ADSS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of the Merger Generally

The receipt of cash by a U.S. Holder in exchange for Shares or ADSs pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the “passive foreign investment company,” or “PFIC,” discussion below, a U.S. Holder who receives cash in exchange for Shares or ADSs pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in those Shares or ADSs. If a U.S. Holder acquired different blocks of Shares or ADSs at different times and different prices, that holder generally must determine its adjusted tax basis and holding period separately with respect to each block of Shares or ADSs. The deductibility of capital losses is subject to limitations. Subject to the PFIC rules discussed below, capital gain recognized by a non-corporate U.S. Holder is generally eligible for the preferential long-term capital gains rate if such individual U.S. Holder’s holding period in its Shares or ADSs exchanged in the Merger is greater than one year as of the effective date of the Merger.

Any capital gain or loss will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under PRC tax law, and gain from the disposition of the Shares or ADSs would be subject to tax in the PRC, as described in “Special Factors—PRC Income Tax Consequences,” a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC-source gain for U.S. foreign tax credit purposes. U.S. Holders should consult their tax advisors regarding the tax considerations if a foreign tax is imposed on a disposition of Shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). A separate determination must be made after the close of each taxable year as to whether a non-United States corporation is a PFIC for that year. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the Company’s unbooked intangibles associated with active business activity are taken into account as non-passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

If we were classified as a PFIC for any taxable year during which a U.S. Holder held our ordinary shares, the PFIC tax rules discussed generally will apply to such U.S. Holder for such taxable year and, unless the U.S. Holder makes certain elections, will apply in future years even if we ceased to be a PFIC.

As explained in the Company’s Annual Report at “Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations,” though we do not believe that we should be treated as a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2020 and we do not expect to be classified as a PFIC for our taxable year ending December 31, 2021 or in the foreseeable future, the determination of whether we will be or become a PFIC will depend upon the composition of our income and assets and the value of our assets from time to time, including, in particular the value of our unbooked intangibles (which may depend upon the market value of the ADSs or Class A Ordinary Shares from time to time, which may be volatile). Among other factors, if market capitalization is less than anticipated or subsequently declines, the Company may be classified as a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our unbooked intangibles or determine that such assets should not be included in the determination of whether we are classified as a PFIC, which may result in the Company being, or becoming classified as, a PFIC for the current or one or more future taxable years.

If we were a PFIC for any taxable year during which a U.S. Holder held the Shares or ADSs, such U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Shares or ADSs), and (ii) any gain realized on the sale or other disposition of Shares or ADSs. Under these PFIC rules:

•	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Shares or ADSs;

•	such amounts allocated to the current taxable year and any taxable years in such holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•	amounts allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, and;

•	will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such other taxable year (an “interest charge”).

If we were a PFIC for any taxable year during which a U.S. Holder held the Shares or ADSs and any of our non-U.S. subsidiaries were also PFICs, such holder will be treated as having owned a proportionate amount (by value) of the shares of such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

A U.S. Holder who made a mark-to-market election, as described in the Company’s Annual Report at “Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules,” for such holder’s taxable years prior to the taxable year in which the Merger is closed should be able to avoid any interest charge for those years.

If a U.S. Holder owns the Shares or ADSs during any taxable year that we are a PFIC, the holder must generally file an annual report containing such information as the United States Treasury Department may require. Each U.S. Holder should consult its tax advisors regarding the U.S. federal income tax consequences of owning and disposing of the Shares or ADSs.

Information Reporting and Backup Withholding

Payments of cash in exchange for Shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008 and was most recently amended on December 29, 2018, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Reduction of or relief from these taxes may be sought under applicable Income Tax Treaties with China.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the merger consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares or ADSs under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed in or produced before a court in the Cayman Islands (for example, for enforcement); (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger; and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSS, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table sets forth the high and low sales prices for the ADSs on NASDAQ under the symbol “TEDU” for the periods indicated:

	Trading Price (US$)
	High	Low
2019
First Quarter	6.96	5.25
Second Quarter	5.50	2.40
Third Quarter	2.66	0.91
Fourth Quarter	2.27	0.69
2020
First Quarter	4.83	2.00
Second Quarter	5.36	1.53
Third Quarter	2.47	1.50
Fourth Quarter	3.88	1.60
2021
First Quarter	3.50	2.86
Second Quarter (from April 1, 2021 to May 21, 2021)	3.85	3.01

On December 7, 2020, the last trading day prior to the Company’s announcement on December 8, 2020 that the Board had received the Proposal, the reported closing price of the ADSs on NASDAQ was US$3.14. The Per ADS Merger Consideration of US$4.00 per ADS represents a premium of 27.4% over the closing price of US$3.14 per ADS on December 7, 2020 and premiums of approximately 84.4% and 98.1% to the volume-weighted average trading price of the ADSs during the 60 trading days and 90 trading days, respectively, prior to and including December 7, 2020. On  , 2021, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were US$   and US$  , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

In June 2018, we paid an aggregate amount of cash dividends of RMB 43.0 million (US$6.8 million), or US$0.12 per ADS, to our shareholders of record as of the close of business on April 5, 2018.

The Board has complete discretion whether to declare dividends, subject to the Cayman Islands Companies Act, our articles of association, and the common law of the Cayman Islands.

Future cash dividends, if any, will be declared at the sole discretion of the Board and will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors the Board may deem relevant.

The Company is a holding company and does not have any assets or conduct any business operations in China other than its investments in its subsidiaries in China and its variable interest entities. As a result, if the Company’s non-China operations require cash from China, the Company would depend on dividend payments from its subsidiaries in China after they receive payments from its variable interest entities in China under various services and other arrangements. The Company cannot make any assurance that its subsidiaries in China can continue to receive the payments as arranged under its contracts with those variable interest entities. In addition, under Chinese law, the Company’s subsidiaries are only allowed to pay dividends to the Company out of their distributable earnings, if any, as determined in accordance with Chinese accounting standards and regulations. Moreover, the Company’s Chinese subsidiaries are required to set aside at least 10% of their respective after-tax profit each year, if any, to fund certain mandated reserve funds, unless these reserves have reached 50% of their registered capital. These reserve funds are not payable or distributable as cash dividends. For Chinese subsidiaries with after-tax profits for the periods presented, the difference between after-tax profits as calculated under PRC accounting standards and U.S. GAAP relates primarily to stock-based compensation expenses and intangible assets amortization expenses, which are not pushed down to the Company’s subsidiaries and variable interest entities under PRC accounting standards. In addition, under the EIT Law and its implementing rules, dividends generated from the Company’s PRC subsidiaries after January 1, 2008 and payable to their immediate holding company incorporated in Hong Kong generally will be subject to a withholding tax rate of 10% (unless the PRC tax authorities determine that the Company’s Hong Kong subsidiary is a resident enterprise). If certain conditions and requirements under the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income entered into between Hong Kong and the PRC and other related PRC laws and regulations are met, the withholding rate could be reduced to 5%.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Special Committee for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on                 , at               a.m. (Beijing time) at               .

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the Merger Agreement, the Plan of Merger and the consummation of the Transactions be authorized and approved;

THAT each of the members of the Special Committee and the Chief Financial Officer of the Company, be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs, will be cancelled in exchange for the right to receive US$4.00 in cash per Share without interest and net of any applicable withholding taxes, and each ADS issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$4.00 in cash per ADS, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Rollover Shares will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined by the Grand Court of the Cayman Islands under Section 238 of the Cayman Islands Companies Act.

In addition to the foregoing, at the Effective Time, the Company will (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is then outstanding, whether or not vested.

At the Effective Time, each Vested Company Option will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company Option, or (ii) receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof. In the event that such holder of a vested Company Option fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company Option according to item (i) described above.

At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

At the Effective Time, each Vested Company RSU will be cancelled in exchange for the election to (i) be issued with an employee incentive award, to replace such Vested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company RSU, or (ii) receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration. In the event that such holder of a Vested Company RSU fails to deliver the written election to the Company prior to the shareholders meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such Vested Company RSU according to item (i) described above.

At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

At the Effective Time, each of the Company RSUs granted to certain independent directors of the Company, whether vested or unvested, that is cancelled at the Effective Time will, except as otherwise agreed to in writing between such persons and Parent, in exchange therefor, receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Company RSU.

The Board’s Recommendation

The Board, acting on the unanimous recommendation of the Special Committee:

•	determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions;

•	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions; and

•	resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name as of 5 p.m. Cayman Islands time on the Share Record Date. If you own Shares as of 5 p.m. Cayman Islands time on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than a.m. (Beijing time) on  , being 48 hours before the time appointed for the extraordinary general meeting.

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on                            , 2021 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date. We expect that, as of the Share Record Date, there will be Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s registered shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation, by a duly authorized corporate representative), of at least two registered shareholders together holding at the date of the meeting Shares which carry not less than fifty percent of all votes attaching to all of the then outstanding shares of the Company’s ordinary shares that are entitled to vote on the Share Record Date. In the event that a quorum is not present, the extraordinary general meeting will be dissolved and will need to be re-convened.

Vote Required

Under the Cayman Islands Companies Act and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company passed by an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. If this vote is not obtained, the Merger will not be consummated.

As of May 19, 2019, there are 56,212,520 Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “Summary Term Sheet—Procedures for Voting.” We expect that, as of the Share Record Date, there will be          Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.”

As of May 19, 2021, the Rollover Shareholders beneficially own 18,028,925 Class A ordinary shares (including ordinary shares represented by ADS, but excluding, for purpose of this calculation, the Class A ordinary shares that the Chairman may acquire through the exercise of options within 60 days of the date of the proxy statement) and 7,206,059 Class B ordinary shares of the Company, which collectively represent approximately 44.9% of the Company’s issued and outstanding ordinary shares and approximately 74.4% of the total voting power of the outstanding shares in the Company. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 99 for additional information. Pursuant to the terms of the Support Agreements, these Shares will be voted by the Rollover Shareholders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, at the extraordinary general meeting. Given the Rollover Shareholders’ shareholding as described above and assuming their compliance with the voting undertaking under the Support Agreements to vote all their Shares (including Shares represented by ADSs) in favor of the special resolutions, based on the number of Shares expected to be issued and outstanding on the Share Record Date, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, without any further vote of any other shareholder.

Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after 5 p.m. Cayman Islands time on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who was the registered holder of such Shares as of the Share Record Date. Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than        a.m. (Beijing time) on             , being 48 hours before the time appointed for the extraordinary general meeting, the deadline to lodge the proxy card for it to be valid. Registered shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our Investor Relations Department at +86 10 5668 3450.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on the ADS Record Date (New York City time) (who do not surrender such ADSs for cancellation and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on                         , 2021. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted (in person or by proxy) the Shares represented by ADSs in accordance with your voting instructions timely received (or deemed received) from the holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the unvoted ADSs, in each case upon the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that (A) the Company does not wish such proxy to be given, (B) substantial opposition exists, or (C) the rights of holders of Shares may be materially adversely affected as to such matter. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. The ADS Depositary has advised us that, pursuant to the provisions of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to surrender their ADSs for cancellation need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on___________together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct Citibank, N.A. - Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to instruct its Cayman Registrar of Shares to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and the ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 registration statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued pursuant to the terms of the Deposit Agreement), applicable share transfer taxes (if any), and related charges pursuant to the Deposit Agreement.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date who are unable to participate in the extraordinary general meeting may appoint and the person or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Special Committee. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a registered shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the registered shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a registered shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting—Vote Required.” Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals (unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines) and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holders’ ADSs. Brokers, banks and other securities intermediaries that hold ADSs in “accounts” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other securities intermediaries do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at ___________________, People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than a.m. (Beijing time) on , being 48 hours before the time appointed for the extraordinary general meeting, the deadline for shareholders to lodge proxy cards for them to be valid.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder attends and actually votes in person at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on                      . A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other securities intermediary to change those instructions.

Rights of Registered Shareholders Who Wish to Dissent from the Merger

Registered shareholders who dissent from the Merger in accordance with the requirements of the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act. A copy of Section 238 is attached as Annex D to this proxy statement. The fair value of your Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs FOR CANCELLATION BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON _______________ TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact our Investor Relations Department at +86 10 5668 3450.

Solicitation of Proxies

We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 103.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms, and subject to the conditions, of the Merger Agreement, with the Company being the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing of the Merger will occur no later than the fifth business day after all of the conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). On the closing date, Merger Sub and the Company will execute and file the Plan of Merger and other appropriate documents with the Registrar of Companies of the Cayman Islands as required by the Cayman Islands Companies Act. The Merger will become effective on the date as specified in the Plan of Merger which will not be earlier than the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands.

We currently expect that the Merger will be consummated in the third quarter of 2021, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association in the form annexed to the Plan of Merger will become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable law and such memorandum and articles of association; provided, however, that, (a) all references therein to the name of the Surviving Company will be amended to “Tarena International, Inc.,” (b) all references therein to the authorized share capital of the Surviving Company will be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) the indemnification, advancement of expenses and exculpation provisions therein will comply with the relevant provisions set forth in the Merger Agreement.

The directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent will be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent, and will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

If the Merger is consummated, at the Effective Time, (a) each Share that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled and cease to exist in consideration of and exchange for the right to receive US$4.00 in cash per Share without interest and net of any applicable withholding taxes, (b) each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the Shares represented by such ADSs, will be cancelled and cease to exist in consideration of and exchange for the right to receive US$4.00 in cash per ADS without interest and net of any applicable withholding taxes, (c) each Excluded Share and each ADS representing such Excluded Shares that is issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist without payment of any consideration or distribution therefor, (d) each Dissenting Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist for the right to receive the fair value of such Dissenting Share as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act.

At the Effective Time, the shares of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such one ordinary share of the Surviving Company will constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

Treatment of Company Equity Awards

At the Effective Time, the Company will (a) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (b) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (c) cancel each Company RSU that is then outstanding, whether or not vested.

Each former holder of a vested Company Option that is cancelled at the Effective Time will, in exchange therefor and by delivering a written election to the Company prior to the Shareholders Meeting, be entitled to elect to (a) be issued with an employee incentive award, to replace such vested Company Option, on terms and conditions reasonably determined by Parent that comply with the relevant Company Share Plans and the relevant award agreement(s), or (b) be paid by the Surviving Company or one of its subsidiaries, as soon as practicable after the Effective Time (but in any event no later than thirty business days after the closing date), a cash amount (without interest and net of any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such vested Company Option and (y) the number of Shares underlying such vested Company Option (assuming such holder exercises such vested Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such vested Company Option is greater than the Per Share Merger Consideration, such vested Company Option will be cancelled without any cash payment being made in respect thereof. In the event that such holder of a vested Company Option fails to deliver the written election to the Company prior to the Shareholders Meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such vested Company Option according to item (a) described above.

Except as otherwise specified in the Merger Agreement, each former holder of a vested Company RSU that is cancelled at the Effective Time will, in exchange therefor and by delivering a written election to the Company prior to the Shareholders Meeting, be entitled to elect to (a) be issued with an employee incentive award, to replace such vested Company RSU, on terms and conditions reasonably determined by Parent that comply with the relevant Company Share Plans and the relevant award agreement(s), or (b) be paid by the Surviving Company or one of its subsidiaries, as soon as practicable after the Effective Time (but in any event no later than thirty business days after the closing date), a cash amount (without interest and net of any applicable withholding taxes) equal to the Per Share Merger Consideration with respect to each such vested Company RSU. In the event that such holder of a vested Company RSU fails to deliver the written election to the Company prior to the Shareholders Meeting, such holder will be deemed to have elected to be issued with an employee incentive award to replace such vested Company RSU according to item (a) described above.

At or prior to the Effective Time, (a) each former holder of an unvested Company Option that is cancelled at the Effective Time will, in exchange therefor, be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option, and (b) except as otherwise specified in the Merger Agreement, each former holder of an unvested Company RSU that is cancelled at the Effective Time will, in exchange therefor, be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

At the Effective Time, each of the Company RSUs granted to certain independent directors of the Company, whether vested or unvested, that is cancelled at the Effective Time will, except as otherwise agreed to in writing between such persons and Parent, in exchange therefor, receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Company RSU.

Exchange Procedures

At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company acting as paying agent, cash in immediately available funds and in an amount that is sufficient to pay the aggregate merger consideration to which all holders of Shares (other than Excluded Shares and Dissenting Shares) and all holders of ADSs (other than ADSs representing the Excluded Shares) are entitled under the Merger Agreement.

Promptly following the Effective Time (and in any event within five business days thereafter), the Surviving Company will cause the paying agent to mail to each person who was, at the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration: (i) a letter of transmittal, which will be in customary form for a company incorporated in the Cayman Islands, and will specify the manner in which the delivery of the exchange fund to registered holders of such Shares will be effected; and (ii) instructions for effecting the surrender of share certificates representing the Shares (or affidavits and indemnities of loss in lieu of the share certificates), or non-certificated Shares represented by book entry or such other documents as may be required in exchange for the Per Share Merger Consideration.

Upon surrender of, if applicable, a share certificate (or affidavit and indemnity of loss in lieu of the share certificate) or uncertificated Shares or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, each such registered holder of Shares will be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such share certificate (or affidavit and indemnity of loss in lieu of the share certificate) or the number of uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding. Any share certificate so surrendered will forthwith be marked as cancelled.

Prior to the Effective Time, Parent and the Company will establish procedures with the paying agent and the ADS Depositary to ensure that (a) the paying agent will transmit to the ADS Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (b) the ADS Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of their ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary, stock transfer or other taxes and other government charges due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

As soon as reasonably practicable after the Effective Time, the Surviving Company will provide notice to the ADS Depositary to terminate the Deposit Agreement in accordance with its terms.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub, jointly and severally, to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by the public disclosure and filings made by it with the SEC since January 1, 2019 and prior to the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties (subject to their respective materiality qualifications as provided in the Merger Agreement) relating to, among other things:

•	due organization, valid existence and good standing of the Company and its subsidiaries, and authority of the Company and its subsidiaries to carry on their respective business;

•	no violation in any material respect of the memorandum and articles of association or equivalent organizational documents of the Company and its subsidiaries;

•	capitalization of the Company and share capital of the Company and its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

•	the receipt by the Special Committee of a fairness opinion from Duff & Phelps and the Board’s recommendation to the shareholders;

•	the absence of (a) any conflict with the organizational documents of the Company and its subsidiaries in any material respect, (b) requirement to obtain consent or waiver of, violation or breach of, or default under, any material contract, (c) any lien (other than permitted liens), or (d) violation of any order or law, in each case as a result of the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

•	government filing, permit, authorization, consent or approval required for the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

•	compliance with applicable laws and the applicable listing, corporate governance and other rules and regulations of NASDAQ in all material respects;

•	the Company’s SEC filings since January 1, 2019 and the financial statements included or incorporated by reference in such SEC filings;

•	the Company’s internal control over financial reporting;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	the absence of any Company Material Adverse Effect since December 31, 2020;

•	the absence of certain legal proceedings;

•	employee benefits plans and certain labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	privacy and data security;

•	taxes;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	the absence of any shareholder rights agreement, poison pill or similar agreement or plan, and the Board has taken all necessary action so any takeover statute does not, and will not apply to the Merger Agreement and the Transactions;

•	related party transactions;

•	the absence of any broker’s or finder’s fees, other than with respect to the Company’s financial advisor;

•	certain control documents in relation to the “variable interest entity” structure of the Company; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change or effect (“Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under the Merger Agreement; provided that, in the case of clause (a), no Effects arising out of or resulting from any of the following may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur:

(i)	geopolitical conditions, any outbreak or escalation of war or major hostilities, any act of sabotage or terrorism, natural or man-made disasters, pandemic (including COVID-19), epidemic or other public health crises, or other force majeure events; changes in laws, GAAP or enforcement or interpretation thereof; changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate; changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, except, in each case, to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants affected by such events that are in the industry in which the Company and its subsidiaries operates;

(ii)	any announcement, disclosure, pendency or consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding relating to the Merger Agreement and/or the Transactions;

(iii)	any action taken, and/or omission to take any action, by the Company or any of its subsidiaries at the express request or with the written consent of Parent, Merger Sub, the Chairman, the Chairman Entities or any of their respective affiliates;

(iv)	any action taken by the Company or any of its subsidiaries that is required by the Merger Agreement or the failure to take any action that is prohibited by the Merger Agreement;

(v)	any breach of Merger Agreement or other transaction documents by Parent, Merger Sub, the Chairman, the Rollover Shareholders, the Guarantors or any of their respective affiliates;

(vi)	any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (but excluding the underlying circumstances or reasons for that failure);

(vii)	any decline in the market price, or change in trading volume, of the capital stock of the Company (but excluding the underlying circumstances or reasons for that decline or change); or

(viii)	any change or prospective change in the Company’s credit ratings (but excluding the underlying circumstances or reasons for such change).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their respective business;

•	their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

•	the absence of (a) violations of, or conflicts with, the memorandum and articles of association of Parent and Merger Sub, (b) violations of, or conflicts with, any applicable law of Parent and Merger Sub, and (c) any breach of or default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent and Merger Sub pursuant to, any contract or obligation to which either Parent or Merger Sub is a party in each case as a result of the execution and delivery of the Merger Agreement by Parent and Merger Sub and the performance of the Merger Agreement by them;

•	government filing, permit, authorization, consent or approval required for the execution and delivery of the Merger Agreement by Parent and Merger Sub and the performance of the Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions;

•	their capitalization and ownership structure;

•	the delivery of the equity commitment letter pursuant to which the Sponsor has agreed to provide or procure the provision of the financing amounts set forth therein for the purpose of financing the Merger Consideration (“Financing”) and the support agreements, and enforceability of such documents;

•	sufficiency of funds in the financing to complete the Merger and the other Transactions, subject to certain assumptions;

•	the accuracy of the information provided by them in the Schedule 13E-3 and this proxy statement;

•	the solvency of the Surviving Company as of and immediately after the Effective Time;

•	the absence of certain legal proceedings against Parent and Merger Sub;

•	their and their affiliates’ ownership of the Shares or any other securities or other economic interest of the Company;

•	their independent investigation of the Company and its subsidiaries;

•	the absence of certain undisclosed agreements (a) relating to the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (c) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal, or (d) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions;

•	non-reliance by them on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries;

•	the absence of any broker’s or finder’s fees based upon arrangements made by or on behalf of Parent, Merger Sub or the Rollover Shareholders;

•	the Limited Guarantees being in full force and effect and the absence of any breach or default thereunder; and

•	the absence of any other representations and warranties by Parent and Merger Sub to the Company, other than the representations and warranties made by them in the Merger Agreement.

Conduct of Business Prior to Closing

The Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except as required by applicable law or permitted by or contemplated in the transaction documents, unless with Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed, and for the avoidance of doubt, such consent of Parent will be deemed given if approved or directed by the Chairman in his capacity as the Chairman), (i) the businesses of the Company and its subsidiaries (collectively, the “Group Companies”) will be conducted in the ordinary course of business consistent with past practice; and (ii) among others, the Company will use its reasonable efforts to preserve substantially intact its and its subsidiaries’ assets and business organization.

From the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, except as required by applicable law or permitted by or contemplated in the transaction documents, the Company will not, and will procure that none of its subsidiaries will, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned, and for the avoidance of doubt, such consent of Parent will be deemed given if approved or directed by the Chairman in his capacity as the Chairman):

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of the Company or any of its subsidiaries, subject to certain exceptions as provided in the Merger Agreement, (ii) any property or assets of the Company or any of its subsidiaries with a value or purchase price in excess of US$5,000,000, except in the ordinary course of business or pursuant to existing contracts or as set forth in the Company’s disclosure schedule, or (iii) any material intellectual property owned by or licensed to the Company or any of its subsidiaries, except in the ordinary course of business or pursuant to existing contracts;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital subject to certain exceptions with respect to the Company Share Plans;

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than the Transactions;

•	acquire any assets, securities or properties, in any single transaction or related series of transactions, for consideration in excess of US$5,000,000, except for acquisitions in the ordinary course of business or pursuant to existing contracts;

•	make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$5,000,000 in any single transaction or related series of transactions other than in the ordinary course of business or pursuant to existing contracts;

•	incur, assume, alter, amend or modify any indebtedness, or guarantee any indebtedness, in each case, with an amount in excess of US$5,000,000 in a single transaction or related series of transactions, subject to certain exceptions;

•	other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$5,000,000 or capital expenditures which are, in the aggregate, in excess of US$10,000,000 for the Group Companies taken as a whole;

•	except as required pursuant to any company employee plan or the Merger Agreement, (i) enter into any new employment or compensatory agreements, or terminate any such agreements, with any employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than US$150,000, (ii) grant or provide any severance or termination payments or benefits, in each case, in excess of US$150,000, to any employee of any Group Company other than pursuant to existing contracts, (iii) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, in each case, in excess of US$150,000, to any employee of any Group Company, (iv) establish, adopt, amend or terminate any company employee plan or materially amend the terms of any outstanding Company Options, or (v) take any action to accelerate the vesting or payment, of compensation or benefits under the company employee plan;

•	issue or grant any Company Option, Company RSUs or awards of other types to any person under the Company Share Plans other than in the ordinary course of business or pursuant to existing contracts;

•	make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its subsidiaries, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•	enter into, amend, modify, consent to the termination of, or waive any material rights under, any material contract;

•	settle any pending or threatened action of or against the Company or any of its subsidiaries (A) for an amount in excess of US$5,000,000 for any single action, (B) that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to the Transactions, except for, in each case, any actions occurring in the ordinary course of business;

•	permit any material intellectual property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable material filings, recordings or other similar actions or filings, fail to pay all required material fees and taxes required or advisable to maintain and protect its interest in each and every item of material intellectual property owned by any Group Company, or grant or license or transfer to any third party any material intellectual property owned by any Group Company;

•	fail to make in a timely manner any filings or registrations with the SEC required under the securities act or the exchange act or the rules and regulations promulgated thereunder, subject to certain exceptions;

•	make or change any material tax election, amend any material tax return, enter into any closing agreement or seek any ruling from any governmental authority with respect to material taxes, or make any material change in any method of tax accounting or tax accounting period; and

•	agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, pandemic or epidemic-related measures reasonably taken by the Company or any of its subsidiaries for the purpose of reducing any adverse impact on their businesses and assets, including those taken in response to COVID-19, may not constitute a breach of these undertakings.

Each of the Company, Parent and Merger Sub also agrees that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, it may not: (i) take any action which is intended to or would reasonably be likely to result in any of the applicable conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action which would, or would reasonably likely to, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by the Merger Agreement.

Shareholders Meeting

The Company will establish a record date for determining shareholders of the Company entitled to vote at a general meeting of the Company’s shareholders to be held to consider the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (the “Shareholders Meeting”) in consultation with Parent, and will not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless otherwise by applicable law. As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the proxy statement, the Company will mail the proxy statement to the holders of Shares as of the record date for the Shareholders Meeting.

The Company has agreed to, as soon as reasonably practicable but in any event no later than forty days after the date of mailing the proxy statement, hold the Shareholders Meeting. The Company may, and upon Parent’s written request will, adjourn or recommend the adjournment of the Shareholders Meeting to its shareholders (i) if and to the extent necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions in order for the Requisite Company Vote to be obtained. If the Shareholders Meeting is adjourned, the Company will convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter.

The Company has agreed that, unless there has been a Change in the Company Recommendation (as defined below) or otherwise provided in the Merger Agreement, the Board will recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, and will include such recommendation in the proxy statement. The Company further agreed it will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions and will take all other action necessary or advisable to secure the Requisite Company Vote in accordance with applicable law and the Company’s memorandum and articles of association. In the event that the Board makes a Change in the Company Recommendation, the Company will nonetheless submit the Merger Agreement, the Plan of Merger and the Transactions, to the holders of the Shares for authorization and approval at the Shareholders Meeting, unless the Merger Agreement is terminated in accordance with its terms prior to the Shareholders Meeting.

At the Shareholders Meeting, Parent and Merger Sub will vote, and will cause the Rollover Shareholders to vote, all Shares held directly or indirectly by them, including the Rollover Shares, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions.

The authorization and approval of the Merger Agreement, the Plan of Merger, the Transactions, the Variation of Capital and the Adoption of Amended M&A are subject to the Requisite Company Vote.

No Solicitation of Transactions

From the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, except as otherwise provided below, the Company agrees that neither it nor any of its subsidiaries will, and that it will cause its and its subsidiaries’ representatives not to, in each case, directly or indirectly, (a) solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquiries or the making of any Competing Proposal (as defined below), (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning the Company or any of its subsidiaries to, any third party in connection with any Competing Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Transaction (as defined below) or enter into any letter of intent or contract or commitment contemplating or otherwise relating, or that may reasonably be expected to lead to, to any Competing Transaction, or (d) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement to which the Company is a party.

For the purpose of the Merger Agreement, (a) “Competing Proposal” means any bona fide written offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent) that constitutes or may reasonably be expected to lead to a Competing Transaction, and (b) “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (v) any combination of the foregoing.

The Company will notify Parent in writing, as promptly as practicable and in any event within forty-eight (48) hours, of any Competing Proposal received by the Company. The Company will also keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof).

Communication and Provision of Information upon Receipt of a Competing Proposal

Notwithstanding the above, at any time prior to the receipt of the Requisite Company Vote, following the receipt of a Competing Proposal that was not obtained in violation of the above provisions, the Company, the Special Committee and their respective representatives may: (a) communicate with the person or group of persons who has made such proposal or offer solely to clarify and understand the terms and conditions thereof and to notify such person of the applicable restrictions under the Merger Agreement, to the extent the Special Committee shall have determined that such communication is necessary to determine whether such Competing Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal (as defined below), (b) provide information in response to the request of the person or group of persons who has made such proposal or offer pursuant to the Merger Agreement, and/or (c) engage or participate in any discussions or negotiations with the person or group of persons who has made such proposal or offer; provided that, prior to taking any actions described in clause (b) or (c) above, the Special Committee has (i) determined, in its good faith judgment, after consultation with its independent financial advisor and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) provided written notice to Parent prior to taking any such action.

For the purpose of the Merger Agreement, a “Superior Proposal” means a written bona fide proposal or offer with respect to a Competing Transaction (provided that each reference to “20%” in the definition of “Competing Transaction” should be replaced with “50%”) that the Board determines in its good faith judgment, acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), taking into account, among other things, all of the terms and conditions, including all legal, financial and regulatory, and other aspects of the proposal, to be more favorable to the Company and its shareholders (other than holders of Excluded Shares) than the Transactions and is otherwise reasonably capable of being completed on the terms proposed; provided, that a proposal or offer will be deemed not to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such proposal or offer is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

No Change in Recommendation

Subject to certain exceptions described below, neither the Board nor any committee thereof will (a) (i) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Board’s recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions (the “Company Recommendation”), (ii) fail to make the Company Recommendation or fail to include the Company Recommendation in the proxy statement, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company a Competing Transaction, (iv) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against the acceptance of such tender offer or exchange offer by the Company shareholders within ten business days after Parent so requests in writing (any of the foregoing (i)-(iv), a “Change in the Company Recommendation”), or (v) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Competing Transaction, or (b) cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction (an “Alternative Acquisition Agreement”).

Notwithstanding the foregoing, from the date of the Merger Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a Competing Proposal that the Board determines, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such Competing Proposal constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Board (acting at the recommendation of the Special Committee) or the Special Committee may, (a) effect a Change in the Company Recommendation and/or (b) authorize the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to that Superior Proposal, but only (i) if the Company shall have complied with the requirements of this section with respect to such Competing Proposal in all material respects; (ii) after (A) providing at least five business days’ (the “Superior Proposal Notice Period”) written notice to Parent advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement, and (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective representatives in good faith to make such adjustments in the terms and conditions of the Merger Agreement and the financing thereunder, so that such Competing Proposal would cease to constitute a Superior Proposal; provided that any material modifications to such Competing Proposal shall require the Company to again comply with the requirements of this section with Superior Proposal Notice Period shortened to three business days; and (iii) following the end of the Superior Proposal Notice Period, the Board shall have determined, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that taking into account any changes proposed in writing by Parent and Merger Sub, that the relevant Competing Proposal continues to constitute a Superior Proposal.

Notwithstanding anything in this section to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Board, acting at the direction of the Special Committee, or the Special Committee, may make a Change in the Company Recommendation and/or terminate the Merger Agreement for a reason unrelated to a Competing Proposal if (i) the Board determines, acting at the recommendation of the Special Committee, in good faith after consultation with its independent financial advisor and outside legal counsel that, in light of an Intervening Event (as defined below), failure to make a Change in the Company Recommendation and/or terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law; (ii) the Company notifies Parent in writing, at least five business days in advance, that it intends to effect a Change in the Company Recommendation and/or terminate the Merger Agreement in light of such Intervening Event, which notice will specify the nature and circumstances of the Intervening Event in reasonable detail; (iii) after providing such notice and prior to making such Change in the Company Recommendation in connection with such Intervening Event, the Company will negotiate in good faith with Parent during such five business day period to make such revisions to the terms of the Merger Agreement as would permit the Board not to effect a Change in the Company Recommendation or termination of the Merger Agreement in light of such Intervening Event; and (iv) the Board shall have considered in good faith any changes to the Merger Agreement and shall have again determined, acting at the recommendation of the Special Committee, in good faith, taking into account any changes to the Merger Agreement proposed in writing by Parent and Merger Sub, that it would continue to be inconsistent with the Board’s fiduciary duties under applicable law not to effect the Change in the Company Recommendation or termination of the Merger Agreement in light of the Intervening Event. “Intervening Event” means a material event, material development or material change occurring after the date of the Merger Agreement with respect to the Company and its subsidiaries or their business, assets or operations that is unrelated to any Competing Proposal or Competing Transaction and that was unknown and not reasonably foreseeable to the Company as of the date of the Merger Agreement.

The Company has also agreed that, unless and until the Merger Agreement is terminated, the Company will not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed, among others, that:

•	the indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of such current or former directors or officers. The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, and Parent will cause such provisions not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable law.

•	the Surviving Company will maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions) maintained by the Company or any of its subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (each, an “Indemnified Party”), covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date of the Merger Agreement; provided, however, that the Surviving Company will not be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In lieu of maintaining the directors’ and officers’ liability insurance policies described above, the Company may, at its option, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the maximum annual premium described above.

•	from and after the Effective Time, the Surviving Company will comply with all of the Company’s obligations, and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all damages arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries or (y) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by, and subject to, applicable law; and (ii) such Indemnified Parties against any and all damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer or other fiduciary of the Company or any of its subsidiaries.

Financing

Each of Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange and obtain the Financing in a timely manner, including to (a) negotiate definitive agreements (if necessary) with respect to the Financing on the terms and conditions described in such financing document, (b) maintain in full force and effect the financing document until the Transactions are consummated, (c) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the financing document applicable to Parent or Merger Sub that are within its control, (d) draw upon and consummate the Financing at or prior to the closing, and (e) fully enforce its rights under the financing document.

If any portion of the Financing has become unavailable on the terms and conditions contemplated in the equity commitment agreement delivered by Parent to the Company, (a) Parent will promptly so notify the Company in writing, and (b) each of Parent and Merger Sub will use its reasonable best efforts to arrange to obtain alternative debt financing (the “Alternative Financing”) from the same or alternative sources as promptly as practicable following the occurrence of such event.

Parent and Merger Sub agreed not to permit the termination of, or certain material amendments or modifications to or waivers of any condition or other provision under, the financing document without the prior written consent of the Company.

Prior to the closing, the Company agrees to provide, all reasonable cooperation as may be requested by Parent or its representatives in connection with the Alternative Financing or the Transactions. Parent will, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by any of them arising from the arrangement of the Financing or Alternative Financing and any information used in connection therewith, except to the extent such liabilities or losses arising out of or resulted from the willful misconduct of the Company, its subsidiaries or any of their respective representatives.

Agreement to Further Action and Use Reasonable Best Efforts

Parent will, as soon as reasonably practicable after the date of the Merger Agreement, make or cause to be made promptly the filings with the relevant governmental authority with respect to applicable PRC anti-trust approval. The Company will fully cooperate with Parent in exchanging such information and providing such assistance as Parent and Merger Sub may reasonably request in connection with such PRC anti-trust approval.

The Company, on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Transactions, including employing such resources as are necessary to obtain the requisite approvals.

If any objections are asserted with respect to the Transactions under any law or if any suit is instituted (or threatened to be instituted) by any applicable governmental authority or any private party challenging any of the Transactions as violating any law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company will use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions.

Parent will use its best efforts to take all appropriate action, and to do all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Transactions, including, without limitation, (i) employing such resources as are necessary or desirable to obtain the PRC anti-trust approval and (ii) taking any and all steps necessary to avoid or eliminate each and every impediment under the PRC Anti-Monopoly Law and any other applicable law, that may be asserted by any governmental authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, committing to and effecting, following the Closing, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses.

Certain Additional Covenants

The Merger Agreement contains certain additional covenants between the Company and Parent and/or Merger Sub relating to, among others, the following:

•	the preparation and filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•	reasonable access by Parent and its representatives to the offices, properties, books and records of the Company and its subsidiaries;

•	notification of certain matters in connection with the Transactions;

•	participate in the defense or settlement of shareholder actions against the Company or its directors relating to the Merger Agreement or the Transactions;

•	resignation of the directors of the Company or any of its subsidiaries designated by Parent;

•	consultation with respect to press releases relating to the Merger Agreement and the Transactions;

•	delisting of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act;

•	dealing with takeover statutes;

•	no amendment to the transaction documents without the prior written consent of the Special Committee; and

•	assistance by the Company of preparation of applications to State Administration of Foreign Exchange of the PRC (“SAFE”) by shareholders of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules.

Conditions to the Merger

The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders Meeting; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent, which has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	(i) other than representations and warranties of the Company regarding due incorporate, valid existence and good standing of the Company, capitalization of the Company, authorization of the Company, ordinary course of business and no Company Material Adverse Effect, the representations and warranties of the Company contained in the Merger Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect”), except where such failures to be true and correct, do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect; (ii) the representations and warranties of the Company regarding due incorporate, valid existence, good standing and authorization of the Company shall be true and correct in all material respects; and (iii) the representations and warranties of the Company regarding capitalization of the Company, ordinary course of business and no Company Material Adverse Effect shall be true and correct in all respects, except for de minimis inaccuracies in the case of Company capitalization, in each case of (i) to (iii), as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time);

•	the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date;

•	the holders of no more than 10% of the Shares shall have validly served and not validly withdrawn a notice of objection under Section 238(2) of the Cayman Islands Companies Act;

•	no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and is continuing; and

•	the Company shall have delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub contained in the Merger Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification) as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties to be so true and correct have not, and would not reasonably be expected to, prevent, materially delay, materially impede or materially impair the ability of Parent and Merger Sub to consummate the Transactions or perform their obligations under the transaction documents;

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the closing date; and

•	Parent shall have delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to Effective Time (if by the Company, acting at the direction of the Special Committee):

(a)	by mutual written consent of Parent and the Company; or

(b)	by either Parent or the Company, if:

•	the Effective Time shall not have occurred on or before January 30, 2022 (the “Long Stop Date”);

•	any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger; or

•	the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided that, in each case, this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.

(c)	by the Company, if:

•	a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub by the earlier of the Long Stop Date and thirty days following receipt of written notice of such breach from the Company stating the Company’s intention to terminate the Merger Agreement and the basis of such termination; provided that Company will not have this termination right if it is then in breach of any representations, warranties, agreements or covenants of the Company that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to consummate the Merger (a “Parent Breach Termination Event”);

•	(i) all of the conditions to the obligations of each party or of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied , (ii) the Company has delivered to Parent an irrevocable written notice confirming that that all of the conditions to the obligations of the Company have been satisfied (or that the Company is waiving any unsatisfied conditions) and that it is ready, willing and able to consummate the closing, and (iii) Parent and Merger Sub fail to complete the closing within 10 business days following the later of the date the closing should have occurred pursuant to the Merger Agreement and the date on which the foregoing notice is delivered to Parent (a “Parent Failure to Close Termination Event”);

•	prior to the receipt of the Requisite Company Vote, (i) the Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with or immediately after the termination of the Merger Agreement enters into the Alternative Acquisition Agreement with respect to such Superior Proposal, provided that the Company shall have complied with the procedure regarding no solicitation of transactions and change in recommendations in all material respects and the Company pays the Company Termination Fee payable concurrently with or immediately after such termination (a “Superior Proposal Termination Event”); or

•	pursuant to section regarding changes in recommendation and/or termination of the Merger Agreement in light of an Intervening Event, provided that the Company pays the Company Termination Fee payable concurrently with or immediately after such termination (an “Intervening Event Termination Event”).

(d)	by Parent, if:

•	a breach of any representation, warranty, agreement or covenant of the Company set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of Parent and Merger Sub to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty days following receipt of written notice of such breach from Parent stating Parent’s intention to terminate the Merger Agreement and the basis of such termination; provided Parent will not have this termination right if either Parent or Merger Sub is then in breach of any representations, warranties, agreements or covenants of Parent or Merger Sub that would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger; or

•	the Board or the Special Committee shall have effected a Change in the Company Recommendation (together with the events under the bulleting point immediately above, collectively, the “Parent Termination Events”).

Termination Fees

The Company is required to pay Parent a termination fee of US$3,421,020.93 (the “Company Termination Fee”) if the Merger Agreement is terminated:

•	by the Company or Parent because the Effective Time shall not have occurred on or before the Long Stop Date or the Requisite Company Vote shall not have been obtained, if at or prior to the time of such termination, a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn), and, within twelve (12) months after such termination, the Company or any of its subsidiaries consummates, or enters into a definitive agreement in connection with, such Competing Transaction, whether or not such Competing Transaction was the same Competing Transaction first referred to above (provided that for purposes of this section, all references to “20%” in the definition of “Competing Transaction” will be deemed to be references to “50%”);

•	by Parent pursuant to any Parent Termination Event; or

•	by Company pursuant to a Superior Proposal Termination Event or an Intervening Event Termination Event.

Parent is required to pay the Company a termination fee of US$6,842,041.87 (the “Parent Termination Fee”), if the Merger Agreement is terminated by the Company pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event.

All expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that, if the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the related collection and enforcement, together with interest on such unpaid Company Termination Fee or Parent Termination Fee.

Remedies and Limitations on Liability

The parties agree that a party may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement by any party, in addition to any other remedy at law or equity.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) the maximum Parent Termination Fee of US$6,842,041.87 and the maximum Company Termination Fee of US$3,421,020.93, respectively, and (b) reimbursement of certain expenses in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be (and in respect of the Company, also the reimbursement of certain expenses in connection with the debt financing of Parent and Merger Sub).

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and payment of a termination fee, and if the merger agreement is terminated and the relevant termination fee has been paid, the remedy of specific performance will no longer be available to any of the parties to the merger agreement against the party who has made such payment.

Amendment and Waiver

The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Board (acting at the recommendation of the Special Committee); provided, however, that, after the approval of the Merger Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval.

At any time prior to the Effective Time, any party may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Board (acting at the recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.

Any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under the Merger Agreement will be made or taken upon the recommendation of, and only upon the recommendation of the Special Committee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of registered holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“Dissenters’ Rights”) as determined by the Grand Court of the Cayman Islands (the “Grand Court”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose the ability to assert your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares as determined by the Grand Court upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.

The valid exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by you and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters' Rights, the following procedures must be followed:

•	You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger being taken at the extraordinary general meeting. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a Notice of Objection.

•	Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any Dissenting Shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, and the rights to participate fully in proceedings to determine the fair value of such Shares and to seek relief on the grounds that the Merger is void or unlawful.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to the fair value of their Shares, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to Dissenters’ Rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder or for the registered shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the Dissenters’ Rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Act. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at 1-877-248-4237.

If you do not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Islands Companies Act, you cannot exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company’s offices at 6/F, No. 1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the US$4.00 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise Dissenters’ Rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is at least equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisals proceedings.

The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth certain selected historical consolidated financial information of the Company. The following selected consolidated statements of comprehensive income data for the fiscal years ended December 31, 2019 and 2020 and the selected consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from the Company’s consolidated financial statements, which are included in the Company’s Annual Report, beginning on page F-1. The Company’s historical results for any period are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company's audited consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in the Company's Annual Report, which are incorporated into this proxy statement by reference. See "Where You Can Find More Information" for a description of how to obtain a copy of such report.

	For the Year Ended December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands, except for Share, per Share and per ADS data)
Selected Consolidated Statements of Comprehensive Income Data:
Net revenues	2,051,354	1,897,883	290,863
Cost of revenues	(1,173,834)	(1,066,842)	(163,501)
Gross profit	877,520	831,041	127,362
Operating loss	(1,098,156)	(806,380)	(123,583)
Loss before income tax expense	(1,080,437)	(806,227)	(123,559)
Net loss	(1,038,878)	(771,193)	(118,190)
Net loss attributable to Class A and Class B ordinary shareholders	(1,036,086)	(766,643)	(117,493)
Weighted average number of Class A and Class B Ordinary Shares outstanding(1)
Basic	53,386,075	54,341,213	54,341,213
Diluted	53,386,075	54,341,213	54,341,213
Loss per Class A Ordinary Share, and per Class B Ordinary Share(2)
Basic	(19.41)	(14.11)	(2.16)
Diluted	(19.41)	(14.11)	(2.16)
Loss per ADS
Basic	(19.41)	(14.11)	(2.16)
Diluted	(19.41)	(14.11)	(2.16)

Notes:

(1)	The weighted average number of Shares represents the sum of the weighted average number of Class A Ordinary Shares and Class B Ordinary Shares. See Note 15 to the Company’s audited consolidated financial statements included in the Company’s Annual Report for additional information regarding the computation of the per share amounts and the weighted average numbers of Class A Ordinary Shares and Class B Ordinary Shares.

(2)	As holders of Class A Ordinary Shares and Class B Ordinary Shares have the same dividend right and the same participation right in our undistributed earnings, the basic and diluted earnings per Class A Ordinary Share and Class B Ordinary Share are the same for all the periods presented.

(3)	Each ADS represents one Class A ordinary share.

The following table presents the Company’s selected consolidated balance sheet data as of the dates indicated.

	For the Year Ended December 31,
	2019
	RMB	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Selected Consolidated Balance Sheet Data:
Total current assets	801,255	536,253	82,185
Total non-current assets	1,710,765	1,422,996	218,082
Total assets	2,512,020	1,959,249	300,267
Total current liabilities	2,369,334	2,669,125	409,061
Total non-current liabilities	545,750	429,393	65,808
Total liabilities	2,915,084	3,098,518	474,869
Total equity deficit to the shareholders of Tarena	(400,047)	(1,132,002)	(173,488)
Total shareholders’ equity	(403,064)	(1,139,269)	(174,602)

Net Book Value per Company Share

The net book value per Share as of December 31, 2020 was US$-3.143 based on 55,552,433 issued and outstanding Shares as of that date.

TRANSACTIONS IN THE SHARES AND ADSS

Purchases by the Company

On August 21, 2017, the Board authorized a share repurchase plan under which the Company may repurchase up to US$30 million of the Shares over the next 12 months. For the period from August 25, 2017 to December 12, 2017, the Company repurchased 1,755,666 ADSs for an aggregate consideration of US$24.5 million under the share repurchase plan.

On June 22, 2018, the Board authorized an increase to the size of the share repurchase plan it adopted on August 21, 2017 from US$30 million to US$70 million and an extension of the term to June 20, 2019. Under the revised plan, the Company is authorized to repurchase up to an aggregate value of US$70 million of the Shares until June 20, 2019. The other terms of the share repurchase plan remain unchanged. In 2018, the Company repurchased 3,768,495 ADSs for an aggregate consideration of US$30.3 million under the share repurchase plan, as amended.

In 2019, the Company purchased 94,100 ADSs for an aggregate consideration of US$300,000.

In 2020, the Company purchased 1,382 ADSs for an aggregate consideration of US$5,000.

Purchases by the Buyer Group

The following table shows the Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) acquired by the Chairman through exercise of options during the past two years:

Purchaser	Period	Total Number of Shares Purchased	Range of Prices Paid per Share	Average Price Paid per Share
The Chairman	Third Quarter 2019	310,000	US$1.11-US$1.15	US$1.1242
	First Quarter 2020	75,000	US$3.10	US$3.10
	Second Quarter 2020	30,000	US$2.19	US$2.19

Except as described above, no member of the Buyer Group nor any of their respective affiliates has purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

In April 2014, the Company completed its initial public offering and the ADSs began trading on NASDAQ under the ticker symbol “TEDU.” The Company and certain selling shareholders sold a total of 15,300,000 ADSs, representing 15,300,000 Class A Ordinary Shares, at an initial offering price of US$9.00 per ADS. The net proceeds to the Company, after deducting the underwriting discounts and expenses payable by the Company in the IPO, were approximately US$92.2 million.

The Company has not made any underwritten public offering of its securities since then.

Transactions in Prior 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith including the Support Agreements, the Limited Guarantees and the Equity Commitment Letter, and as disclosed above, there have been no transactions in the Shares during the past 60 days by us, any of our officers or directors, the Buyer Group or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of the Shares as of the date of this proxy statement, by:

•	each of the Company’s directors and executive officers;

•	the Company’s directors and executive officers as a group;

•	each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares; and

•	each Filing Person, as applicable.

The calculations in the table below are based on 56,212,520 Shares outstanding as of May 19, 2021, comprising of 49,006,461 Class A Ordinary Shares (excluding 7,199,870 Class A Ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for issuances upon the exercise or vesting of awards under the Company Share Plans) and 7,206,059 Class B Ordinary Shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned		Voting Power
	Number	%(1)	%(2)
Principal Shareholders
KKR funds(3)	6,826,263	12.1	5.6
AERO Holdings Limited(4)	6,794,732	12.1	5.6
Learningon Limited(5)	9,399,282	16.7	61.3
Connion Capital Limited(6)	3,594,439	6.4	3.0

Directors and Executive Officers
Shaoyun Han(7)	17,294,192	30.4	67.4
Ying Sun(8)	580,736	1.0	*
Yongji Sun	*	*	*
Jianguang Li	*	*	*
Hong Sang Lee	*	*	*
Arthur Lap Tat Wong	*	*	*
Wing Kee Lau	*	*	*
All directors and executive officers as a group	18,248,569	32.0	68.2

*	Less than one percent of the outstanding Shares or less than one percent of voting power.

(1)	For each named person, the percentage ownership includes Shares which the person has the right to acquire within 60 days after the date of this Proxy Statement. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person.
(2)	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of the Company’s Class A Ordinary Shares and Class B Ordinary Shares as a single class. Each holder of Class A Ordinary Shares is entitled to one vote per share and each holder of Class B Ordinary Shares is entitled to ten votes per share on all matters submitted to them for a vote. Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

(3)	Consists of 6,826,263 Class A Ordinary Shares held by KKR, as reported in a Schedule 13D amendment filed by KKR & Co. Inc. on May 3, 2021. Talent Fortune Holdings Limited is the sole shareholder of KKR. KKR China Growth Fund L.P. is the controlling member of Talent Fortune Holdings Limited. KKR Associates China Growth L.P. is the sole general partner of KKR China Growth Fund L.P. KKR China Growth Limited is the sole general partner of KKR Associates China Growth L.P. KKR Group Partnership L.P. is the sole shareholder of KKR China Growth Limited. KKR Group Holdings Corp. is the general partner of KKR Group Partnership L.P. KKR & Co. Inc. is the sole shareholder of KKR Group Holdings Corp. KKR Management LLP is the Series I preferred stockholder of KKR & Co. Inc. Messrs. Henry R. Kravis and George R. Roberts are the founding partners of KKR Management LLP. The business address of Talent Fortune Investment Limited is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	The number of Shares beneficially owned is as reported in a Schedule 13G/A filed by AERO Holdings Limited on February 10, 2021, and consists of (i) 6,470,741 ADSs, representing 6,470,741 Class A Ordinary Shares, held by Orchid Asia VI, L.P. and (ii) 323,991 ADSs, representing 323,991 Class A Ordinary Shares, held by Orchid Asia V Co-Investment Limited. The general partner of Orchid Asia VI, L.P. is OAVI Holdings, L.P., whose general partner is Orchid Asia VI GP, Limited. Orchid Asia VI GP, Limited is wholly owned by Orchid Asia V Group Management, Ltd., which is wholly owned by Orchid Asia V Group, Limited. AERO Holdings Limited is the controlling shareholder of Orchid Asia V Group, Limited and Orchid Asia V Co-Investment Limited. Ms. Lam Lai Ming is the sole shareholder of AERO Holdings Limited. The business address of AERO Holdings Limited is Suites 6211-12, 62nd Floor, The Center, 99 Queen’s Road, Central, Hong Kong.
(5)	Represents (i) 7,206,059 Class B Ordinary Shares and (ii) 2,193,223 restricted ADSs representing 2,193,223 Class A Ordinary Shares held by Learningon Limited. The registered office address of Learningon Limited is the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, the British Virgin Islands. Learningon Limited is ultimately owned by Mr. Shaoyun Han through a trust.
(6)	Represents 3,594,439 restricted ADSs representing 3,594,439 Class A Ordinary Shares. The registered office address of Connion Capital Limited is the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, the British Virgin Islands. Connion Capital Limited is ultimately owned by Mr. Shaoyun Han through a trust.
(7)	Represents (i) 7,206,059 Class B Ordinary Shares held by Learningon Limited, (ii) 1,152,183 Class A Ordinary Shares held by Techedu Limited, (iii) 2,000,000 Class A Ordinary Shares held by Moocon Education Limited, (iv) 3,594,439 restricted ADSs representing 3,594,439 Class A Ordinary Shares held by Connion Capital Limited, (v) 2,193,223 restricted ADSs representing 2,193,223 Class A Ordinary Shares held by Learningon Limited, (vi) 415,000 Class A Ordinary Shares held by Mr. Shaoyun Han and (vii) 733,288 Class A Ordinary Shares that Mr. Shaoyun Han may purchase upon exercise of options within 60 days of May 19, 2021. Each of Connion, Learningon and Techedu is principally an investment holding vehicle. Each of Connion and Learningon is a company organized and existing under the laws of the British Virgin Islands, and is ultimately wholly owned by HANQQ Trust. TMF (Cayman) Ltd. is the trustee of HANQQ Trust, with Mr. Shaoyun Han as settlor and Mr. Shaoyun Han and his family as beneficiaries. Techedu Limited is a company organized and existing under the laws of the British Virgin Islands and is wholly owned by Mr. Shaoyun Han. Mr. Shaoyun Han is the sole director of each of Connion, Learningon and Techedu, which do not have any executive officer. Moocon Education Limited is a company organized and existing under the laws of the British Virgin Islands, and is wholly owned by Mr. Shaoyun Han, who is also the sole director of Moocon Education Limited. The registered office address of each of Connion, Learningon, Moocon and Techedu is the offices of Trident Trust Company, (B.V.I.) Ltd., Trident Chambers, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
(8)	Represents (i) 401,236 ADSs representing 401,236 Class A Ordinary Shares and (ii) 179,500 Class A Ordinary Shares that may purchase upon exercise of options within 60 days of May 19, 2021.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would," and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to the consummation of the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	inability to manage the expanding operations effectively, which could harm our business;

•	inability to hire or retain key personnel;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled "Item 3D. Risk Factors" in the Company’s Annual Report. See "Where You Can Find More Information" beginning on page 103 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

You may also obtain free copies of the documents the Company files with the SEC by going to the "Financials" section of our website at http://ir.tedu.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since April 13, 2021 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED ___________. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

Annex A

PRIVILEGED AND CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

KIDEDU HOLDINGS LIMITED,

KIDARENA MERGER SUB

and

TARENA INTERNATIONAL, INC.

Dated as of April 30, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 30, 2021, is entered into by and among Kidedu Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Kidarena Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Tarena International, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Unless otherwise indicated or elsewhere defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 9.03 hereof.

RECITALS

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (2021 Revision) of the Cayman Islands (the “CICA”), Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the CICA) (the “Surviving Company”) and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger, (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”) upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions by the holders of Shares at the Shareholders Meeting;

WHEREAS, (i) the respective board of directors of each of Parent and Merger Sub has each (A) authorized and approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (B) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions upon the terms and subject to the conditions set forth herein and (ii) Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) each of the Sponsor and the Chairman (each, a “Guarantor,” and collectively, the “Guarantors”) has executed and delivered to the Company a limited guarantee in favor of the Company, dated as of the date hereof (as may be amended from time to time, each, a “Limited Guarantee,” and collectively, the “Limited Guarantees”), to guarantee the due and punctual performance and discharge of certain payment obligations of Parent and Merger Sub under this Agreement; and (ii) each of the Chairman, the Chairman Entities, Talent Fortune Investment Limited, New Oriental Education & Technology Group Inc., and Banyan Enterprises A Limited and Banyan Enterprises Limited (collectively, the “Rollover Shareholders”) and Parent have entered into a rollover and support agreement, dated as of the date hereof (each, a “Support Agreement,” and collectively, the “Support Agreements”), providing that, among other things and subject to the terms and conditions set forth therein, each of the Rollover Shareholders has agreed to (A) vote all Rollover Shares beneficially owned by him or it in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, and to take certain other actions in furtherance of the Transactions, and (B) upon the terms and subject to the conditions of the applicable Support Agreement, cancel the Rollover Shares beneficially owned by him or it and receive no cash consideration for cancellation of the Rollover Shares in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01	The Merger.

On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CICA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the Surviving Company and become a wholly owned Subsidiary of Parent.

Section 1.02	Closing; Closing Date.

Unless otherwise agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) electronically as soon as practicable, but in any event no later than the fifth (5th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) is satisfied or, if permissible, waived in accordance with this Agreement. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.03	Effective Time.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Parent and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA, and (b) make any other filings, recordings or publications as required to be made by the Company or Merger Sub under the CICA in connection with the Merger. The Merger shall become effective on the date as may be agreed by Parent and the Company and specified in the Plan of Merger (which shall not be earlier than the date the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands) in accordance with the CICA (such date and time, the “Effective Time”).

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Section 1.04	Effects of the Merger.

At the Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the relevant provisions of the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICA.

Section 1.05	Governing Documents.

At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association in the form annexed to the Plan of Merger shall become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable Law and such memorandum and articles of association; provided, that at the Effective Time, (a) all references therein to the name of the Surviving Company shall be amended to “Tarena International, Inc.,” (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) such memorandum and articles of association shall include such indemnification, advancement of expenses and exculpation provisions as required by Section 6.05(a).

Section 1.06	Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent shall, from and after the Effective Time, be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent , and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Section 1.07	Secured Creditors.

Each of the Company and Merger Sub acknowledges and agrees that it has no secured creditors within the meaning of section 233(8) of the CICA and therefore no secured creditor consent to the Merger is required.

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Article II

TREATMENT OF SECURITIES; MERGER CONSIDERATION

Section 2.01	Cancellation and Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)               each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist, in consideration of and exchange for the right to receive US$4.00 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b)              each American Depositary Share (an “ADS” or collectively, the “ADSs”), each representing one (1) Share, issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the Shares represented by such ADSs, shall be cancelled and cease to exist, in consideration and exchange for the right to receive US$4.00 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c)             each of the Excluded Shares and ADSs representing the Excluded Shares, in each case, issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d)               each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03; and

(e)            each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such one (1) ordinary share of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

Section 2.02	Company Share Plans.

(a)              At the Effective Time, the Company shall (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is then outstanding, whether or not vested.

(b)             Each former holder (or his or her designee) of a Vested Company Option which is cancelled at the Effective Time shall, in exchange therefor and by delivering a written election to the Company prior to the Shareholders Meeting, be entitled to elect to (x) be issued with an employee incentive award, to replace such Vested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company Option, or (y) be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time, but in any event no later than thirty (30) Business Days after the Closing Date, a cash amount (without interest and subject to Section 2.02(g)) equal to (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option (assuming such holder exercises such Vested Company Option in full immediately prior to the Effective Time); provided, that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefor. In the event that such holder of a Vested Company Option fails to deliver the written election to the Company prior to the Shareholders Meeting, such holder shall be deemed to have elected to be issued with an employee incentive award to replace such Vested Company Option according to (x).

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(c)               Each former holder (or his or her designee) of an Unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award, to replace such Unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Unvested Company Option.

(d)               Subject to Section 2.02(f), each former holder (or his or her designee) of a Vested Company RSU, which is cancelled at the Effective Time shall, in exchange therefor and by delivering a written election to the Company prior to the Shareholders Meeting, be entitled to elect to (x) be issued with an employee incentive award, to replace such Vested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Vested Company RSU, or (y) be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time, but in any event no later than thirty (30) Business Days after the Closing Date, a cash amount (without interest and subject to Section 2.02(g)) equal to the Per Share Merger Consideration with respect to each Vested Company RSU. In the event that such holder of a Vested Company RSU fails to deliver the written election to the Company prior to the Shareholders Meeting, such holder shall be deemed to have elected to be issued with an employee incentive award to replace such Vested Company RSU according to (x).

(e)             Subject to Section 2.02(f), each former holder (or his or her designee) of an Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award, to replace such Unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Unvested Company RSU.

(f)               Each of the Company RSUs granted to the Persons set forth on Schedule 2.02 hereto, whether vested or unvested, that is cancelled at the Effective Time shall, except as otherwise agreed to in writing between such Persons and Parent, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time, a cash amount (without interest and subject to Section 2.02(g)) equal to (x) the Per Share Merger Consideration multiplied by (y) the number of Shares underlying such Company RSU.

(g)              Any payment under this Section 2.02 shall be subject to all applicable Taxes and Tax withholding requirements, and each applicable withholding agent shall be entitled to withhold Taxes under applicable Tax Law in respect thereof. Each former holder of Company Options or Company RSUs shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.

(h)               As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions reasonably necessary to effect the provisions of this Section 2.02. Promptly following the date hereof but in any event prior to the Effective Time, the Company shall deliver a written notice to each holder of Company Options or Company RSUs informing such holder of the treatment of such Company Options or Company RSUs contemplated by this Section 2.02.

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(i)              Parent shall cause the Surviving Company to pay to each holder of Vested Company Options so elected in accordance with Section 2.02(b), each holder of Vested Company RSUs so elected in accordance with Section 2.02(d) and the Persons set forth on Schedule 2.02 hereto, the amounts required pursuant to Section 2.02(b), Section 2.02(d) and Section 2.02(f) as soon as practicable after the Effective Time, but in any event no later than thirty (30) Business Days after the Closing Date.

Section 2.03	Dissenting Shares.

(a)               Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICA, all Shares (other than the Excluded Shares) that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares,” and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICA.

(b)              For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall not have validly exercised or perfected or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the CICA shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who shall not have validly exercised or perfected or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICA.

(c)              The Company shall give Parent (i) prompt notice of any notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the CICA received by the Company, withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to participate in negotiations and proceedings with respect to any such notice or demand for appraisal under the CICA. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any offers or agree to any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)              In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICA, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICA within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders Meeting.

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Section 2.04	Exchange of Share Certificates, etc.

(a)              Paying Agent. Prior to the Effective Time, Parent shall select and appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (in the case of Section 2.03(b), when required thereby) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement prior to the Effective Time. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.03(b), when required thereby, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares) and ADSs (other than ADSs representing the Excluded Shares), cash in immediately available funds and in an amount sufficient to pay the full amount of the Merger Consideration (such cash, the “Exchange Fund”).

(b)               Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Shares shall be effected); and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) or such other documents as may be required in exchange for the Per Share Merger Consideration. Promptly following any Shares ceasing to be Dissenting Shares pursuant to Section 2.03(b), Parent shall cause the Paying Agent to mail to the applicable shareholders the documents described in the immediately preceding sentence. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.04(i), and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any, which shall be withheld by the Depositary in accordance with Section 2.04(i)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II.

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(c)               Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, and upon such term as may be reasonably required by the Surviving Company or the Paying Agent, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than Excluded Shares and Dissenting Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a) and Section 2.03(b).

(d)             Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until they notify the Surviving Company, the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable. Shareholders of the Company who are untraceable but subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company; provided, that monies unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to any Governmental Authority pursuant to applicable Laws shall, to the extent permitted by applicable Law, become property of the Surviving Company.

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(e)               Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares or ADSs occurring on or after the date hereof and prior to the Effective Time (but excluding any change that results from any exercise of Company Options or the vesting of any Company RSUs) and to provide to the holders of Shares (including Shares represented by ADSs), Company Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such action.

(f)                Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company; provided, that Parent or the Surviving Company, as applicable, shall not direct the Paying Agent to make any such investment that is speculative in nature and that no such investment or loss shall affect the aggregate amounts payable under this Article II. Parent or the Surviving Company, as applicable, shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment to the extent necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Subject to the preceding sentence, earnings from investments shall be the exclusive property of the Surviving Company. Except as contemplated by Section 2.04(b), Section 2.04(d), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.

(g)             Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for nine (9) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares (other than Excluded Shares) and ADSs (other than ADSs representing the Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to this Article II without any interest thereon.

(h)               No Liability. None of the Paying Agent, the Rollover Shareholders, the Guarantors, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i)               Withholding Rights. Each of Parent, the Surviving Company, the Paying Agent, Merger Sub and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, Company Options or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as applicable, to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options or Company RSUs in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be.

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Section 2.05	No Transfers.

From and after the Effective Time, (a) the register of members of the Company shall be closed, and there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares and the Dissenting Shares, and for no consideration in the case of Excluded Shares and only in accordance with Section 2.03 in the case of the Dissenting Shares.

Section 2.06	Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the deposit agreement dated April 2, 2014, entered into by and among the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to (a) all disclosures in the Company SEC Reports filed with or furnished to the SEC prior to the date hereof but excluding (i) statements in any “Risk Factors” and/or “Forward-Looking Statements” section(s) of any such Company SEC Report and (ii) those statements that are cautionary, predictive or forward-looking in nature, but in each case, other than specific factual information contained therein, (b) all disclosures set forth in the corresponding sections or subsections of Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), and (c) any information that would cause one or more of the representations and warranties contained in this Article III to be untrue or incorrect, of which the Chairman has actual knowledge, or should have knowledge after making due inquiries of any director, officer or employee of any Group Company who are directly reporting or reported to him, prior to the date of this Agreement. Subject to the foregoing, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01	Organization and Qualification.

Each of the Company and its Subsidiaries is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.02	Constitutional Documents.

No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03	Capitalization.

(a)               The authorized share capital of the Company is US$1,000,000 divided into 1,000,000,000 Shares of a par value of US$0.001 per share, comprising of 860,000,000 Class A Ordinary Shares, 40,000,000 Class B Ordinary Shares and 100,000,000 shares of such class or classes (however designated) as the Company Board may determine in accordance with the Company’s articles of association. As of the close of business in New York City on April 26, 2021, (i) 48,912,726 Class A Ordinary Shares and 7,206,059 Class B Ordinary Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) 7,099,141 Class A Shares are issued to the Depositary and reserved for future issuance pursuant to the outstanding Company Options and Company RSUs, and (iii) 7,199,870 Class A Ordinary Shares are issued and held by the Company as treasury shares.

(b)              Except for (i) the Company Options and Company RSUs (including the rights and obligations of their holders and the Company under the terms of the Company Options and the Company RSUs) and rights under the Control Documents, and (ii) the Transactions, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding, and there are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company.

(c)              The grant of each such outstanding Company Option was validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in material compliance with the terms of the relevant Company Share Plans, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of The Nasdaq Stock Market (“Nasdaq”) and all other applicable Laws. The grant of each such Company RSU was validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in material compliance with the terms of the relevant Company Share Plans, the Exchange Act, the rules and regulations of Nasdaq and all other applicable Laws.

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(d)               Except as set forth in Section 3.03(d) of the Company Disclosure Schedule, (i) the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is owned by such Group Company free and clear of all Liens (except for Permitted Liens), other than the VIE Entity to the extent it is subject to the Control Documents, and (ii) other than those contemplated in this Agreement or for the purpose of the Transactions, there are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries.

Section 3.04	Authorization.

(a)               The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and other than such filings and recordation as required by the CICA, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, in each case, subject, in the case of the Plan of Merger and the Merger, to receipt of the Requisite Company Vote.

(b)             This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) ((a) and (b) collectively, the “Enforceability Exceptions”).

(c)               The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions; and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions to the holders of Shares (the “Company Recommendation”). As of the date hereof, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.

(d)               The Special Committee has received from Duff & Phelps, LLC (the “Financial Advisor”) its written opinion, dated the date of this Agreement, to the effect that, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3.

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Section 3.05	No Conflict; Required Filings and Consents.

(a)               None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) assuming the Requisite Company Vote is obtained, conflict with or result in any breach of any provision of the organizational or governing documents of any Group Company, (b) require any consent or waiver by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, or (d) assuming the Requisite Company Vote is obtained and the Requisite Approvals are complied with and completed, violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except, with respect to each case of clauses (b) through (d), for any such conflict, breach, violation, default, modification, right, creation of any Lien or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Authority”) except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICA, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (iv) such filings as may be required under the Nasdaq rules and regulations in connection with this Agreement or the Merger and (v) the PRC Anti-trust Approval (items (i) through (v) together, the “Requisite Approvals”).

Section 3.06	Permits; Compliance with Laws.

(a)               Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) for those authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority for which any Group Company has submitted an application, or (iii) as set forth in Section 3.06(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Company SEC Reports filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (collectively, the “Material Company Permits”), and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the Material Company Permits are valid, in full force and effect, and are not subject to any pending or, to the knowledge of the Company, threatened legal proceeding by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Material Company Permit, (ii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of such Material Company Permits, and (iii) the Company and each of its Subsidiaries is not in default under, and to the Company’s knowledge, no condition exists that with notice or lapse of time or both would constitute a default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Material Company Permit.

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(b)               Except as (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) set forth in Section 3.06(b) of the Company Disclosure Schedule, (x) the Group Companies are and have been in compliance with all applicable Laws and the applicable listing, corporate governance and other rules and regulations of Nasdaq in all material respects, and (y) since the Applicable Date, no Group Company has received any written notice or communication of any material non-compliance with any applicable Law that has not been cured.

(c)               Except as (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) set forth in Section 3.06(c) of the Company Disclosure Schedule, as of the date of this Agreement, the Group Companies are in compliance with the applicable SAFE Rules and Regulations and duly and lawfully obtained all requisite permits, licenses, approvals, filings and registrations and other requisite formalities with the SAFE as required under the applicable SAFE Rules and Regulations which are in full force and effect, and there exist no grounds on which any such permits, licenses, approvals, filings or registrations may be cancelled or revoked or any Group Company or its legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to SAFE or its local counterparts.

Section 3.07	SEC Filings; Financial Statements.

(a)               The Company has filed or otherwise furnished (as applicable), all material forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2019 (the “Applicable Date”) (such forms, reports, statements, schedules and other documents filed since the Applicable Date including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Company SEC Reports”). Other than those disclosed in the Company SEC Reports, as of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

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(b)              Other than those disclosed in the Company SEC Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared, in all material respects, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

(c)                Except as and to the extent set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on April 13, 2021 or otherwise disclosed by the Company in current reports on Form 6-K, no Group Company has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated financial statements of the Company and its Subsidiaries, except for Indebtedness, liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2020, or (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)               Other than those disclosed in the Company SEC Reports, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Section 3.08	Proxy Statement.

The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein including the notice of the Shareholders Meeting and the form of proxy) will not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders Meeting, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub, the Rollover Shareholders, the Guarantors or any of their respective Affiliates or Representatives (as the case may be) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09	Absence of Certain Changes.

Since December 31, 2020, except as expressly contemplated by this Agreement or for actions taken to respond to COVID-19, each Group Company has conducted business in all material respects in the ordinary course of business and in a manner consistent with past practice, and there has not been any Company Material Adverse Effect.

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Section 3.10	Absence of Litigation.

As of the date of this Agreement, except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which (a) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (b) if adversely determined, would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement in any material respect or the consummation of the Transactions.

Section 3.11	Employee Benefit Plans.

Except as (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) set forth in Section 3.11 of the Company Disclosure Schedule, since December 31, 2020, (i) each Company Employee Plan has been established, operated and maintained in compliance with its terms and with applicable Law, and (ii) all contributions or other amounts payable by a Group Company with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles.

Section 3.12	Labor and Employment Matters.

(a)              Neither the Company nor any of its Subsidiaries is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements. Except (x) for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (y) as set forth in Section 3.12(a) of the Company Disclosure Schedule, as of the date of this Agreement, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, or (ii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any current or former employee, officer, consultant or independent contractor of the Company or any of its Subsidiaries.

(b)               Except as (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) set forth in Section 3.12(b) of the Company Disclosure Schedule, as of the date of this Agreement, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing to be brought by or filed with any Governmental Authority or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

Section 3.13	Real Property; Title to Assets.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Owned Real Property, (i) the relevant Group Company has good and marketable title as applicable, to such Owned Real Property, free and clear of all Liens, except for Permitted Liens, and (ii) the relevant Group Company has complied with all of the terms and conditions of, and all of its obligations under, the relevant real property purchase contract in relation to any Owned Real Property owned by it.

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(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions, (ii) the Group Companies’ possession of the Leased Real Property under such Lease has not been disturbed and, to the knowledge of the Company, there are no disputes with respect to such Lease, and (iii) neither any Group Company (as a party to such Lease) nor, to the knowledge of the Company, any other third party to the Lease is in material breach or default under such Lease.

Section 3.14	Intellectual Property.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or possess adequate licenses or other rights to use (in each case, free and clear of any Liens, except for Permitted Liens), all Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted.

(b)               Except as (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (y) set forth in Section 3.14(b) of the Company Disclosure Schedule, as of the date of this Agreement, (i) the use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon or misappropriate the Intellectual Property rights of any person and is in compliance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property, (ii) neither the Company nor any of its Subsidiaries has received any written notice of, and to the knowledge of the Company, there is no threatened, assertion or claim that it, or the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services), is infringing upon or misappropriating any Intellectual Property right of any person, (iii) neither the Company nor any of its Subsidiaries nor the business or activities of the Company or any of its Subsidiaries as such business or activities is being currently conducted infringes or misappropriates or has, since December 31, 2019, infringed or misappropriated any Intellectual Property rights of any person, and (iv) to the knowledge of the Company, no person is currently infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries.

(c)               With respect to each material Intellectual Property owned by any Group Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such Group Company is the owner of the right, title and interest in and to such Intellectual Property, and is entitled to use, transfer and license such Intellectual Property in the continued operation of its respective business.

(d)               With respect to each material Intellectual Property licensed to any Group Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) such Group Company has the right to use such Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Intellectual Property, and (ii) as of the date of this Agreement, to the knowledge of the Company, no party to any license of such Intellectual Property is in material breach thereof or default thereunder.

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Section 3.15	Privacy and Data Security.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company complies, and at all times have complied, with all applicable Privacy Laws and with applicable Privacy Policies.

Section 3.16	Taxes.

(a)               Each Group Company has, in all material respects, duly and timely filed (taking into account any extension of time within which to file) Tax Returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged (whether or not reflected on a Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP. All such Tax Returns are true, accurate and complete in all material respects.

(b)             As of the date of this Agreement, no Tax authority or agency or other Governmental Authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith in all material respects. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any material Taxes against any Group Company. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(c)               Except as (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) as set forth in Section 3.16(c) of the Company Disclosure Schedule, as of the date of this Agreement, no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of any Group Company is currently in progress, and no Group Company, to the knowledge of the Company, has been notified of any written request from any Tax Governmental Authority for such an upcoming audit or other examination or administrative, judicial or other proceeding with respect to Tax Return or Taxes.

(d)             Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects at the time of its submission.

Section 3.17	Material Contracts.

(a)               For purposes of this Agreement, “Material Contracts” means all of the following types of Contracts to which any Group Company is a party as of the date of this Agreement:

(i)              any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

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(ii)            any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement, that is material to the business of the Group Companies, taken as a whole, with a third party;

(iii)           any Contract for the acquisition or disposition of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than US$6,000,000 (by merger, purchase or sale of assets or stock or otherwise) or pursuant to which the Company or any of its Subsidiaries have continuing, indemnification, guarantee, “earn-out” or other contingent payment obligations;

(iv)            any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business that is material to the Company and its Subsidiaries, taken as a whole; or

(v)             any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries, other than the Control Documents, or (C) issuance of guarantee by the Company or any of its Subsidiaries.

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Enforceability Exceptions; (ii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract; and (iii) within the last twelve (12) months prior to the date hereof, no Group Company has received any written claim of default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract.

Section 3.18	Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “business combination,” “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICA (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 3.19	Interested Party Transactions.

The Company has disclosed in the Company SEC Reports each material Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company, one the other hand, entered into during fiscal years covered by such Company SEC Reports, in each case that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of any Group Company, (b) reimbursement for expenses incurred on behalf of any Group Company and (c) other employee benefits, including Contracts entered into under the Company Share Plans.

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Section 3.20	Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.21	Control Documents.

(a)               To the knowledge of the Company, (i) each party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform the obligations of such party thereunder, and (ii) the execution and delivery by such party of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by all requisite actions on the part of such party.

(b)               (i) Each Control Document is in full force and effect and to the knowledge of the Company, no party to any Control Document is in material breach or default in the performance or observance of any of the terms or provisions of such Control Document, and (ii) as of the date of this Agreement, none of the parties to any Control Document has sent or received any written communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened in writing by any of the parties thereto.

(c)               There have been no Action initiated by any Governmental Authority or any other person in writing, pending or, to the knowledge of the Company, threatened against any of the Controlled Entities and other Group Companies that (i) challenge the validity or enforceability of the Control Documents, individually or taken as a whole, (ii) challenge the legality of the “variable interest entity” structure or the ownership structure as set forth in the Control Documents, or (iii) claim that any of the Control Documents or the ownership structure thereof violates any Laws of the PRC in any material respect.

Section 3.22	No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or its business, or with respect to any information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives in connection with the Transactions, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither the Company nor any other person on behalf of the Company will have or be subject to any liability or indemnity obligations to Parent, Merger Sub, their respective Affiliates or Representatives resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01	Corporate Organization.

(a)               Each of Parent and Merger Sub (i) is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and (ii) has the requisite corporate power and authority to carry on its business as it is now being conducted and as contemplated in this Agreement except, with respect to (ii), where the failure to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under the Transaction Documents. Each of Parent and Merger Sub has made available to the Company (i) complete and correct copies of its memorandum and articles of association as currently in effect, and (ii) a true and complete list of all directors and officers (if any) of Parent and Merger Sub, each as of the date hereof.

(b)               Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Transactions and has no, assets, liabilities or obligations of any nature other than those incidental to its formation and capitalization and pursuant to the Transaction Documents and the Transactions.

Section 4.02	Authorization.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the holders of any class or series of share capital of Parent is necessary to approve this Agreement or the Transactions, other than the approval of Kidon Limited as the sole shareholder of Parent.

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Section 4.03	No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by each of Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

(b)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the Requisite Approvals.

Section 4.04	Capitalization.

The authorized share capital of Parent is US$50,000 consisting of 5,000,000,000 shares, par value of US$0.00001 per share. As of the date of this Agreement, one (1) share of Parent is issued and outstanding, all of which have been duly authorized, validly issued, fully paid and non-assessable and are wholly owned by Kidon Limited. The authorized share capital of Merger Sub is US$50,000 consisting of 5,000,000,000 shares, par value of US$0.00001 per share. As of the date of this Agreement, one (1) share of Merger Sub is issued and outstanding, all of which have been duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is owned by Parent. All outstanding share capital of Merger Sub is owned by Parent free and clear of all Liens. Other than contemplated by the Transaction Documents, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub.

Section 4.05	Available Funds and Financing.

(a)               Parent has delivered to the Company true and complete copies of (i) an executed equity commitment letter (in form and substance reasonably acceptable to the Company), dated as of the date hereof, from the Sponsor (the “Financing Document”), pursuant to which the Sponsor has agreed, subject to the terms and conditions thereof, to provide the financing amounts set forth therein for the purpose of financing the Merger Consideration (the “Financing,” and any Person providing the Financing pursuant to the Financing Document(s) being a “Financing Source”), and (ii) the Support Agreements. Each of the Financing Document and the Support Agreements provides that the Company is a third-party beneficiary and entitled to enforce such Financing Document and Support Agreements in accordance with the terms and conditions set forth therein.

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(b)               As of the date hereof, (i) each of the Financing Document and the Support Agreement, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the parties thereto (as applicable and subject to the Enforceability Exceptions), and (ii) neither the Financing Document nor the Support Agreements has been amended or modified and no such amendment or modification is contemplated except for any such amendment or modification as permitted in accordance with Section 6.07(c), and the respective commitments contained in the Financing Document and the Support Agreements have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Assuming (A) the Financing is funded in accordance with the Financing Document and the transactions contemplated by the Support Agreements are consummated in accordance with the terms therein, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, immediately prior to the Effective Time, Parent and Merger Sub will have available to them, all funds necessary for Parent, Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith that are payable at the Effective Time. The Financing Document contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions contained therein. There are no side letters or other Contracts or arrangements (oral or written) related to the Financing (except for customary engagement letters, if any and as applicable (a true and complete copy of each of which has been provided to the Company)) relating to Parent or Merger Sub, on the one hand, and providers of the Financing, on the other hand, other than the Financing Document.

(c)               Parent or Merger Sub will pay when due all fees arising under the Financing Document as and when they become due and payable thereunder.

(d)               As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Merger Sub, Parent or any of their respective Affiliates, or to the knowledge of Parent, any other parties thereto, under the Financing Document; or would otherwise excuse or permit the financing sources under any Financing Document to refuse to fund their respective obligations under the Financing Document. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time.

(e)            Parent and Merger Sub hereby acknowledge and agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing and reaffirm their obligation to consummate the Transactions hereby, irrespective and independent of the availability of the Financing, on the terms and subject to the conditions set forth in this Agreement.

Section 4.06	Proxy Statement.

None of the information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein), at the time such document is filed with the SEC, or at any time such document is amended or supplemented or (b) the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein), at the date of first mailing the Proxy Statement to the shareholders of the Company or any amendments or supplements thereto, and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 4.07	Solvency.

Neither Parent nor Merger Sub is entering into the transactions contemplated hereby and by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, immediately after giving effect to all of the Transactions, including the payment of the Merger Consideration and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time.

Section 4.08	Absence of Litigation.

As of the date of this Agreement, there are no proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any property or asset of Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under the Transaction Documents.

Section 4.09	Ownership of Company Shares.

As of the date hereof, other than the Excluded Shares, the Company RSUs and the Company Options, which will be cancelled at the Effective Time in accordance this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates, beneficially own any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants, or other rights to acquire Shares or other securities of, or any economic interest (through derivative securities or otherwise) in the Company.

Section 4.10	Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, and their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that, as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement).

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Section 4.11	Buyer Group Contracts.

Except for the Support Agreements, the Limited Guarantees, the Financing Document, the Interim Investor Agreement, the Personal Guarantee and the Consortium Agreement, there are (a) no side letters or other Contracts (whether oral or written) relating to the Transactions between two or more of the following persons: each of Parent, Merger Sub, the Rollover Shareholders, the Guarantors or any of their respective Affiliates (excluding the Company and its Subsidiaries), and (b) no Contracts (whether oral or written) (i) between Parent, Merger Sub, the Rollover Shareholders, the Guarantors or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders (excluding the Rollover Shareholders), on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions.

Section 4.12	Non-Reliance on Company Estimates.

The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Each of Parent and Merger Sub further acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

Section 4.13	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or the Rollover Shareholders, and the Company has no liability whatsoever for any of such fee or commission prior to the Effective Time.

Section 4.14	Limited Guarantees.

Each of the Limited Guarantees has been duly and validly executed and delivered by each Guarantor executing such Limited Guarantee and is in full force and effect, and assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Guarantor that executed it, enforceable against such Guarantor in accordance with the terms thereof subject to the Enforceability Exceptions, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guarantees.

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Section 4.15	No Additional Representations.

Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, or any information provided to the Company or any of its Affiliates or Representatives in connection with the Transactions, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither Parent not Merger Sub will have or be subject to any liability or indemnity obligations to the Company or its Affiliates resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01	Conduct of Business by the Company Pending the Merger.

The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law or permitted by or contemplated in the Transaction Documents, unless Parent may otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned, and for the avoidance of doubt, such consent of Parent shall be deemed given if approved or directed by the Chairman, in his capacity as the Chairman), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business consistent with past practice; and (ii) the Company shall use its reasonable efforts to preserve substantially intact the assets and the business organization of the Group Companies, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other Persons with which any Group Companies has material business relations as of the date hereof. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law or permitted by or contemplated in the Transaction Documents, the Company shall not, and shall procure that no Group Company will, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, and for the avoidance of doubt, such consent of Parent shall be deemed given if approved or directed by the Chairman, in his capacity as the Chairman):

(a)         amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)        issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) the issuance of Shares upon the exercise of any Company Options or Company RSUs in accordance with their respective terms, (B) the withholding of securities of the Company to satisfy Tax obligations with respect to Company Options or Company RSUs, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or Company RSUs, (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or (E) any transaction between or among the Company and its direct or indirect wholly owned Subsidiaries), (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$5,000,000, except (x) in the ordinary course of business, (y) pursuant to existing Contracts, or (z) as set forth in Section 5.01(b) of the Company Disclosure Schedule, or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business or pursuant to existing Contracts;

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(c)       declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(d)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Company Share Plans, including the withholding of Shares in connection with the exercise of Company Options or Company RSUs in accordance with the terms and conditions of their respective terms);

(e)        effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiary, other than the Transactions;

(f)         acquire any assets, securities or properties, in any single transaction or related series of transactions, for consideration in excess of US$5,000,000, except for acquisitions in the ordinary course of business or pursuant to existing Contracts;

(g)       make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$5,000,000 in any single transaction or related series of transactions other than in the ordinary course of business or pursuant to existing Contracts;

(h)         incur, assume, alter, amend or modify any Indebtedness, or guarantee any Indebtedness, in each case, with an amount in excess of US$5,000,000 in a single transaction or related series of transactions, except for (i) the incurrence or guarantee of Indebtedness under any Group Company’s existing credit facilities or other Contracts as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (ii) in the ordinary course of business consistent with past practice, or (iii) any Indebtedness between the Company and its Subsidiaries, or between two or more Subsidiaries of the Company;

(i)        other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$5,000,000 or capital expenditures which are, in the aggregate, in excess of US$10,000,000 for the Group Companies taken as a whole;

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(j)         except as required pursuant to any Company Employee Plan or this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any Employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than US$150,000, (ii) grant or provide any severance or termination payments or benefits, in each case, in excess of US$150,000, to any Employee of any Group Company other than pursuant to existing Contracts, (iii) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, in each case, in excess of US$150,000, to any Employee of any Group Company, (iv) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Options, or (v) take any action to accelerate the vesting or payment, of compensation or benefits under the Company Employee Plan;

(k)         issue or grant any Company Option, Company RSUs or awards of other types to any person under the Company Share Plans other than in the ordinary course of business or pursuant to existing Contract;

(l)        make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(m)       enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

(n)        settle any pending or threatened Action of or against any Group Company (A) for an amount in excess of US$5,000,000 for any single Action, (B) that would impose any material restrictions on the business or operations of any Group Company, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of any Group Company relating to the Transactions, except for, in each case, any Actions occurring in the ordinary course of business;

(o)        permit any material Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable material filings, recordings or other similar actions or filings, fail to pay all required material fees and Taxes required or advisable to maintain and protect its interest in each and every item of material Intellectual Property owned by any Group Company, or grant or license or transfer to any Third Party any material Intellectual Property owned by any Group Company;

(p)        fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder, except for such filings or registrations in connection with the Transactions where Parent, Merger Sub, the Rollover Shareholders, the Guarantors or any of their respective Affiliates or Representative fail to furnish, in a timely manner, any information as the Company or its Representatives may reasonably request;

(q)        make or change any material Tax election, amend any material Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, or make any material change in any method of Tax accounting or Tax accounting period; or

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(r)         agree to or enter into any Contract or otherwise make a binding commitment, to do any of the foregoing.

For the avoidance of doubt, pandemic or epidemic-related measures reasonably taken by the Group Companies for the purpose of reducing any adverse impact on the businesses and assets of the Group Companies, including those taken in response to COVID-19, shall not constitute a breach of this Section 5.01.

Section 5.02	Compliance.

Each party hereto agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not: (i) take any action which is intended to or would reasonably be likely to result in any of the applicable conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action which would, or would reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 5.03	No Control of Other Party’s Business.

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI
ADDITIONAL AGREEMENTS

Section 6.01	Proxy Statement and Schedule 13E-3.

(a)         As soon as reasonably practicable following the date of this Agreement, the Company, with the cooperation and assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Parent and Merger Sub shall timely furnish all information as the Company may reasonably request in connection with such actions and preparation of the Proxy Statement and the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Nothing in this Section 6.01 is intended to restrict or preclude the Company Board or the Special Committee from effecting a Change in the Company Recommendation on the terms and subject to the condition set forth in this Agreement. Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.04(d), with respect to any disclosure regarding a Change in the Company Recommendation made in accordance with and not in violation of this Agreement, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or another filing by the Company with the SEC, with respect to such disclosure.

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(b)        Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company; provided, that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.

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Section 6.02	Company Shareholders Meeting.

(a)               The Company shall establish a record date for determining shareholders of the Company entitled to vote at the Shareholders Meeting (the “Record Date”) in consultation with Parent, and shall not change such Record Date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless the Company is required to do so by applicable Law. As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, the Company shall mail or cause to be mailed the Proxy Statement to the holders of Shares as of the Record Date. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders Meeting.

(b)               As soon as reasonably practicable but in any event no later than forty (40) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders Meeting. Subject to this Section 6.02 and Section 6.04, the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts in accordance with applicable Law and the memorandum and articles of association of the Company to (i) solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (ii) take all other action necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation, the Company shall nonetheless submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders Meeting in accordance with this Section 6.02, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.

(c)               Notwithstanding Section 6.02(b), the Company may, and upon Parent’s written request shall, adjourn or recommend the adjournment of the Shareholders Meeting to its shareholders, (i) if and to the extent the Special Committee determines in good faith that such adjournment or postponement is necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Requisite Company Vote to be obtained. If the Shareholders Meeting is adjourned, the Company shall convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence.

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(d)               At the Shareholders Meeting, and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions is sought, Parent and/or Merger Sub shall vote, and shall cause the Rollover Shareholders to vote, all Shares held directly or indirectly by them as of the date hereof, including the Rollover Shares pursuant to the terms of the Support Agreements, in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.03	Access to Information.

(a)               From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice in writing from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such information concerning the Group Companies as Parent may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b)               Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to give access to or disclose any information to Parent or any of its Representatives if such access or disclosure would (i) violate any Contract entered into prior to the date of this Agreement, applicable Law or Order (provided that the Company shall use its reasonable efforts to cause such information be provided in a manner that would not result in such violation), (ii) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege, or (iii) give a Third Party the right to terminate or accelerate the rights under a Contract entered into prior to the date of this Agreement (provided that the Company shall use its reasonable efforts to cause such information be provided in a manner that would not result in such jeopardy for right to terminate or accelerate).

(c)               All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreements and Section 9.12.

(d)               No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

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Section 6.04	No Solicitation of Transactions.

(a)               From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except pursuant to Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries will, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any Competing Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in connection with any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating, or that may reasonably be expected to lead to, to any Competing Transaction, or (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement to which the Company is a party (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement and to enforce each such confidentiality, standstill and similar agreement). The Company shall notify Parent in writing, as promptly as practicable and in any event within forty-eight (48) hours, of any Competing Proposal received by the Company, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) in reasonable detail, and (y) the identity of the party making such proposal or offer or inquiry or contact. The Company shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Except as otherwise provided in this Section 6.04(a) or Section 6.04(c), after the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, promptly cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction, promptly revoke or withdraw access of any Third Party to any data room containing any nonpublic information concerning any Group Company and request all such Third Parties to promptly return or destroy all such nonpublic information provided to them. The Company shall not and shall cause its Subsidiaries not to enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement that would prohibit the Company from providing any such information to Parent in accordance with this Section 6.04(a).

(b)               Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of a Competing Proposal that was not obtained in violation of Section 6.04, the Company, the Special Committee and their respective Representatives may:

(i)              communicate with the person or group of persons who has made such proposal or offer solely to clarify and understand the terms and conditions thereof and to notify such person of the restrictions of this Section 6.04, to the extent the Special Committee shall have determined that such communication is necessary to determine whether such Competing Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)              provide information in response to the request of the person or group of persons who has made such proposal or offer, but only if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed Acceptable Confidentiality Agreement, provided, that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person or group of persons and that was not previously made available to Parent or its Representatives; and/or

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(iii)             engage or participate in any discussions or negotiations with the person or group of persons who has made such proposal or offer;

provided, that prior to taking any actions described in clause (ii) or (iii) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its independent financial advisor and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and (B) provided written notice to Parent prior to taking any such action.

(c)               Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend or publicly propose to adopt, approve or recommend to the shareholders of the Company a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against the acceptance of such tender offer or exchange offer by the Company shareholders within ten (10) Business Days after Parent so requests in writing (any of the foregoing, a “Change in the Company Recommendation”), or (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

(d)               Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a Competing Proposal that was not obtained in violation of this Section 6.04 which the Company Board determines, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that such Competing Proposal constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting at the recommendation of the Special Committee) or the Special Committee may, (A) effect a Change in the Company Recommendation and/or (B) authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and enter into an Alternative Acquisition Agreement with respect to that Superior Proposal, but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such Competing Proposal in all material respects; (ii) after (A) providing at least five (5) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, and (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing, so that such Competing Proposal would cease to constitute a Superior Proposal; provided that any material modifications to such Competing Proposal that the Company Board has determined (acting at the recommendation of the Special Committee) to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(d), provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above; and (iii) following the end of such five (5) Business Day period or three (3) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that taking into account any changes to this Agreement and the Financing proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Competing Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. None of the Company, the Company Board or any committee of the Company Board shall enter into any Contract with any Third Party that restricts the Company from giving prior notice to Parent of its intention to effect a Change in the Company Recommendation.

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(e)               Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board, acting at the recommendation of the Special Committee, or the Special Committee, may make a Change in the Company Recommendation and/or terminate this Agreement for a reason unrelated to a Competing Proposal if (i) the Company Board determines, acting at the recommendation of the Special Committee, in good faith after consultation with its independent financial advisor and outside legal counsel that, in light of an Intervening Event, failure to make a Change in the Company Recommendation and/or terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; (ii) the Company notifies Parent in writing, at least five (5) Business Days in advance, that it intends to effect a Change in the Company Recommendation and/or terminate this Agreement in light of such Intervening Event, which notice shall specify the nature and circumstances of the Intervening Event in reasonable detail; (iii) after providing such notice and prior to making such Change in the Company Recommendation in connection with such Intervening Event, the Company shall negotiate in good faith with Parent during such five (5) Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Company Board not to effect a Change in the Company Recommendation or termination of this Agreement in light of such Intervening Event; and (iv) the Company Board shall have considered in good faith any changes to this Agreement and shall have again determined, acting at the recommendation of the Special Committee, in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the aforementioned notice, that it would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law not to effect the Change in the Company Recommendation or termination of this Agreement in light of the Intervening Event.

(f)                Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not include an express rejection of any applicable Competing Transaction shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

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(g)              Unless and until this Agreement is terminated pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement.

Section 6.05	Directors’ and Officers’ Indemnification and Insurance.

(a)               The indemnification, advancement and exculpation provisions of the indemnification agreements by and between the Company and its directors and officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Group Companies under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any Indemnified Party. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b)               The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) maintained by the Company or any of its Subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an “Indemnified Party”) covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date hereof; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Annual Premium”), and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.05(b), the Company may, at its option, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

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(c)               Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and Parent shall cause the Surviving Company to comply, with all of the Company’s obligations, and each of the Surviving Company and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICA or any other applicable Law, provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer or other fiduciary of the Company or any of its Subsidiaries.

(d)               In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Company, or Parent, as the case may be, shall assume the obligations set forth in this Section 6.05.

(e)               The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICA or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

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(f)                Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06	Notification of Certain Matters.

Subject to applicable Law, each of the Company and Parent shall promptly notify the other in writing of:

(a)               any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)               any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)               any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d)               a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

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Section 6.07	Financing.

(a)               Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange and obtain the Financing in a timely manner, including to (i) negotiate definitive agreements, if necessary, with respect to the Financing on the terms and conditions described in the Financing Document, (ii) maintain in full force and effect the Financing Document until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Document applicable to Parent or Merger Sub that are within its control, (iv) draw upon and consummate the Financing at or prior to the Closing, and (v) fully enforce its rights under the Financing Document.

(b)               In the event that any portion of the Financing has become unavailable on the terms and conditions contemplated in the equity commitment agreement delivered by Parent to the Company and referred to in Section 4.05(a) (the “Equity Commitment Letter”), (i) Parent shall promptly so notify the Company in writing, and (ii) each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing (the “Alternative Financing”) from the same or alternative sources as promptly as practicable following the occurrence of such event on terms and conditions not materially less favorable, in the aggregate, to Parent and Merger Sub than those contained in the Equity Commitment Letter in an amount, together with the proceeds (if any) under the Equity Commitment Letter and the cash and other sources of immediately available funds available to Parent and Merger Sub, sufficient for Parent, Merger Sub and the Surviving Company to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated hereby and all related fees and expenses associated therewith that are payable at the Effective Time, provided, that in no event shall the terms of any Alternative Financing prevent, delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions in accordance with the terms of this Agreement. Parent shall promptly enter into (or cause to be entered into) and deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”), as soon as practicable after execution thereof, provided that such customary engagement letters and fee letters in connection with the Alternative Financing, if any and as applicable, may be redacted to omit numerical fee amounts provided therein and with respect to any other provisions that would not affect the conditions, enforceability, availability, termination or the amount of the Financing. In the event Alternative Financing is obtained, (1) any reference in this Agreement to (X) the “Financing” shall be deemed to include the Alternative Financing, and (Y) the “Financing Document” shall be deemed to include the Alternative Financing Documents (and read in its plural form “Financing Documents”); and (2) the representation and warranty set forth in Section 4.05 relating to Financing and Financing Document shall apply to the Alternative Financing and the Alternative Financing Documents as of the date the Alternative Financing Documents are delivered to the Company.

(c)               Neither Parent nor Merger Sub shall agree to or permit (i) the termination of, or (ii) any amendments or modifications to, or waivers of, any condition or other provision under, any Financing Document without the prior written consent of the Company if, with respect to (ii), such amendments, modifications or waivers of conditions or provisions would: (x) reduce the aggregate amount of the Financing, or (y) impose new or additional conditions to the Financing or otherwise expand, amend or modify the Financing in a manner that would reasonably be expected to (A) prevent or delay the ability of Parent or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement, or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to any Financing Document (it being understood that any amendment or modification in relation to pricing and/or other economic terms of any Financing Document, to the extent that such amendment or modification does not give rise to the conditions set out in this Section 6.07(c)(x) and (y) above or does not otherwise affect the enforceability, availability, termination, conditionality or amount of the financing under the Financing Documents, shall be permitted hereunder).

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(d)               Parent shall, prior to the Closing, give the Company prompt written notice (A) upon becoming aware of any breach of any provision of, or termination by any party to any Financing Document, (B) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to any Financing Document, (C) upon knowledge of any dispute or disagreement between or among any parties to the Financing, and (D) if Parent at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner, or from the sources contemplated by the Financing Document.

(e)               Prior to the Closing, the Company agrees to provide, and shall cause each of its Subsidiaries and each of their respective officers, employees and representatives to provide, to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Alternative Financing and the Transactions, including without limitation (i) participation in meetings, presentations and due diligence sessions with representatives of Parent and its Financing or Alternative Financing sources, (ii) assisting in the preparation of bank information memoranda, rating agency presentations and similar documents reasonably requested by Parent or its Representatives in connection with the Financing or Alternative Financing, (iii) as promptly as reasonably practicable, furnishing Parent and its sources of the Financing or Alternative Financing with financial statements reasonably requested by Parent, (iv) reasonably cooperating with advisors, consultants and accountants of Parent or any sources or potential sources of the Financing or Alternative Financing with respect to the conduct of any customary examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) assisting and facilitating the granting of guaranty, security or pledging of collateral related to Financing or Alternative Financing, provided, that any collateral pledged or security granted by Parent or Merger Sub under any Financing Documents that in any manner involves the Company or any of its Subsidiaries or any of their respective assets shall be contingent upon the occurrence of the Effective Time, (vi) taking customary action reasonably necessary to establishing bank and other accounts in connection with, and to enter into one or more definitive agreements to facilitate, the consummation of the Financing or any Alternative Financing immediately prior to the Effective Time, provided that such agreements and arrangements shall not become active or take effect until the Effective Time, and (vii) furnishing Parent and its Representatives promptly with all documentation and other information required with respect to the Financing or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations.

(f)                Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (x) pay any commitment or similar fee or incur any liability with respect to the Financing or Alternative Financing prior to the Effective Time, (y) be an issuer or other obligor with respect to any Financing or any Alternative Financing prior to the Effective Time, or (z) take or commit to taking any action that is not contingent upon the occurrence of the Effective Time or would otherwise subject it to actual or potential liability in connection with the Financing or Alternative Financing prior to the occurrence of the Effective Time.

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(g)               Nothing contained in this Section 6.07 shall require such cooperation to the extent it would require the Company and its Subsidiaries to incur any expense unless such expense is reimbursed by Parent or Merger Sub. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.07 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them arising from the arrangement of the Financing or Alternative Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except to the extent such liabilities or losses arising out of or resulted from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

(h)               Nothing in this Section 6.07 or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to waive any term or condition of this Agreement.

Section 6.08	Further Action; Reasonable Best Efforts.

(a)               Parent shall, as soon as reasonably practicable after the date of this Agreement, make or cause to be made promptly the filings, and thereafter make or cause to be made any other required submissions, with the relevant Governmental Authority with respect to the PRC Anti-trust Approval. The Company shall fully cooperate with Parent in exchanging such information and providing such assistance as Parent and Merger Sub may reasonably request in connection with the PRC Anti-trust Approval. The Company, on the one hand, and Parent, on the other hand, shall, (A) notify the other party(ies) promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with the PRC Anti-trust Approval, (B) permit the other parties to review in advance, and consult with the other parties on, any proposed filing, submission or communication (redacting such party’s commercial or competitive sensitive information, whether verbal or written) by such party to any Governmental Authority, and (C) give the other party(ies) the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry. On the terms and subject to the conditions of this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including employing such resources as are necessary to obtain the Requisite Approvals.

(b)              In furtherance and not in limitation of the covenants of the parties contained herein and subject to Section 6.08(c), if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Transactions as violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions.

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(c)              Parent shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, (i) employing such resources as are necessary or desirable to obtain the PRC Anti-trust Approval and (ii) taking any and all steps necessary to avoid or eliminate each and every impediment under the Anti-Monopoly Law of the PRC and any other applicable Law, that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, committing to and effecting, following the Closing, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses.

(d)               Each party hereto shall, upon reasonable request by any other parties, furnish such other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Governmental Authority (if any) in connection with the Transactions.

Section 6.09	Obligations of Merger Sub.

Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10	Participation in Litigation.

Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Parent on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Parent an opportunity to participate in the defense or settlement of any shareholder Action against the Company or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Parent’s prior written consent.

Section 6.11	Resignations.

To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company subject to customary exceptions.

Section 6.12	Public Announcements.

The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions, except (A) as may be required by applicable Laws or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other parties before issuing such press release or making any such public announcements, and (B) that the Company shall not be required to obtain the prior agreement of Parent with respect to any public announcement of the receipt and existence of a Competing Proposal and matters related thereto, or a Change in the Company Recommendation, in each case made in compliance with Section 6.04. This Section 6.12 shall terminate upon a Change in the Company Recommendation.

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Section 6.13	Stock Exchange Delisting.

The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Shares and ADSs from Nasdaq and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14	Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.15	Actions Taken at Direction of Parent or Merger Sub.

Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article III, Article V or this Article VI hereof, if the alleged breach results from an action or inaction by the Company specifically directed or approved by Parent, Merger Sub, the Chairman (in his capacity as the Chairman), or their respective Affiliates or Representatives, regardless of whether there is any approval by or direction from the Company Board or the Special Committee.

Section 6.16	No Amendment to Transaction Documents.

Without the prior written consent of the Special Committee (acting on behalf of the Company), Parent and Merger Sub shall not, and shall cause its respective Affiliates not to (i) amend, modify, withdraw, waive or terminate any Transaction Documents to which the Company is not a party in a manner adverse to the Company or would or would reasonably be expected to prevent or materially delay (a) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (b) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement, or (ii) enter into or modify any other Contract relating to the Merger or the Transactions in a manner that (x) would be inconsistent with the terms of any Transaction Documents, or (y) would or would reasonably be expected to prevent or materially delay (A) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (B) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement.

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Section 6.17	SAFE Registration.

The Company shall as soon as reasonably practicable after the date hereof use its reasonable efforts to (a) assist in the preparation of applications to SAFE by shareholders of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules, at the cost of such shareholders, including by promptly providing such shareholders with such information relating to the Group Companies as is required for such application, and (b) to the extent applicable, cause its Subsidiaries in the PRC to comply with the requirements of such SAFE rules.

Article VII

CONDITIONS TO THE MERGER

Section 7.01	Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions on or prior to the Closing Date:

(a)              Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders Meeting in accordance with the CICA and the Company’s memorandum and articles of association.

(b)               No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

Section 7.02	Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions on or prior to the Closing Date:

(a)               Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.01, Section 3.03(a), Section 3.04 and Section 3.09, the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality,” or “Company Material Adverse Effect”) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.01 and Section 3.04 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 3.03(a) and Section 3.09 shall be true and correct in all respects (except for de minimis inaccuracies in the case of Section 3.03(a)) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

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(b)               Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               Dissenting Shareholders. The holders of no more than 10% of the Shares shall have validly served and not validly withdrawn a notice of objection under Section 238(2) of the CICA.

(d)               Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(e).

(e)               No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and is continuing.

Section 7.03	Additional Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions on or prior to the Closing Date:

(a)              Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay, materially impede or materially impair the ability of Parent and Merger Sub to consummate the Transactions or perform their obligations under the Transaction Documents.

(b)              Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

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Section 7.04	Frustration of Closing Conditions.

Prior to the Long Stop Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII
TERMINATION

Section 8.01	Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting at the direction of the Special Committee).

Section 8.02	Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (acting at the direction of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)               the Effective Time shall not have occurred on or before January 30, 2022 (the “Long Stop Date”);

(b)             any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger; or

(c)               the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.

Section 8.03	Termination by the Company.

This Agreement may be terminated by the Company (acting at the direction of the Special Committee) at any time prior to the Effective Time, if:

(a)               a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Sections 7.01 or 7.03 to be satisfied, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.03(a) and the basis of such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02;

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(b)               (i) all of the conditions set forth in Sections 7.01 and 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth in Section 7.03 have been satisfied (or that the Company is waiving any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the later of (x) date on which the Closing should have occurred pursuant to Section 1.02 and (y) the date on which the foregoing notice is delivered to Parent;

(c)               prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d), and (ii) the Company concurrently with or immediately after the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with Section 6.04 in all material respects, and (B) complied with Section 8.06 and concurrently with or immediately after such termination, pays the Company Termination Fee; or

(d)                pursuant to Section 6.04(e), provided, that concurrently with or immediately after such termination, the Company pays the Company Termination Fee payable pursuant to Section 8.06(a).

Section 8.04	Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a)               a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Sections 7.01 or 7.02 to be satisfied, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.04(a) and the basis of such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Sections 7.01 or 7.03; or

(b)               the Company Board or the Special Committee shall have effected a Change in the Company Recommendation.

Section 8.05	Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided, that the terms of Section 6.03(c), Section 6.03(d), Section 6.07(g), Section 6.12, Article VIII and Article IX shall survive any termination of this Agreement.

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Section 8.06	Termination Fee.

(a)               In the event that:

(i)                 (A) a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn), after the date hereof and prior to the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and (C) within twelve (12) months after the termination of this Agreement, the Company or any of its Subsidiaries consummates or enters into a definitive agreement in connection with such Competing Transaction, whether or not such Competing Transaction was the same Competing Transaction referred to in clause (A); provided, that for purposes of this Section 8.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”;

(ii)              this Agreement is terminated by Parent pursuant to Section 8.04; or

(iii)             this Agreement is terminated by the Company pursuant to Section 8.03(c) or Section 8.03(d),

then the Company shall pay, or cause to be paid, to Parent or its designees an amount in cash equal to US$3,421,020.93 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (x) within two (2) Business Days after such termination in the case of a termination referred to in clause (ii) above, (y) at least two (2) Business Days prior to and as a condition of the consummation by the Company of a Competing Transaction or entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) above, or (z) prior to, concurrently with or immediately after the termination of this Agreement in case of a termination pursuant to clause (iii) above); it being agreed that in no event shall the Company be required to pay the Company Termination Fee more than once.

(b)               Subject to Section 9.08, Parent will pay, or cause to be paid, to the Company or its designees an amount in cash equal to US$6,842,041.87 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days after such termination by wire transfer of same day funds); it being agreed that in no event shall Parent be required to pay the Parent Termination Fee more than once.

(c)               Except as otherwise specified in Section 8.06(d), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

(d)               In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate as published in The Wall Street Journal on such date plus 1.00% or a lesser rate that is the maximum permitted by applicable Law. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

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(e)               Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions; (ii) to the extent relevant, the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) would otherwise not be a penalty but rather would constitute amounts akin to liquidated damages in a reasonable amount that would compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(f)                (i) Subject to Section 9.08, the Financing Document and the Limited Guarantees, the Company’s right to (i) terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), (ii) if applicable, receive reimbursement and indemnification pursuant to Section 6.07(g), and (iii) if applicable, receive reimbursement and interest pursuant to Section 8.06(d) (such reimbursement, indemnification, costs and expenses in clauses (ii) and (iii), collectively, the “Company Reimbursement”) shall be the sole and exclusive remedy of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, Chairman, Chairman Entities, the Guarantors or the Rollover Shareholders, or (B) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, Representatives, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of Parent, Merger Sub, Chairman, Chairman Entities, the Guarantors or any Rollover Shareholder, (C) any Financing Source or other lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or the Guarantors, or (D) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(f), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger or the other Transactions to be consummated. For the avoidance of doubt, subject to Section 9.08, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Financing Document, the Support Agreements and the Limited Guarantees) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and the Company Reimbursement, and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, members, managers, partners, Representatives, stockholders, successors or assignees of the foregoing (collectively, the “Company Group”), seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Financing Document, the Support Agreements and the Limited Guarantees), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b), Section 8.06(d) and Section 6.07(g), or the Guarantors to the extent provided in the relevant Limited Guarantee. This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

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(ii)              Subject to Section 9.08, Parent’s right to terminate this Agreement and receive payment from the Company of the Company Termination Fee pursuant to Section 8.06(a) and expenses under Section 8.06(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated. Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a) and the costs and expenses under Section 8.06(d), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a) and Section 8.06(d). This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Company Group.

(iii)            Notwithstanding anything to the contrary in this Agreement, the Financing Documents, the Support Agreements and the Limited Guarantees or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (collectively, the “Transaction Documents”), but subject to Section 9.08, the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, of the Parent Group collectively (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents (including the Financing) to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, shall not exceed under any circumstances an amount equal to the sum of (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.06(b) and (ii) the Company Reimbursement.

(iv)             Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, but subject to Section 9.08, the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, of the Company Group collectively (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents (including the Financing) to be consummated, or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, shall not exceed under any circumstances an amount equal to the sum of (i) the Company Termination Fee, if any, due and owing to Parent pursuant to Section 8.06(a) and (ii) the amounts, if any, due and owing under Section 8.06(d).

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Article IX

GENERAL PROVISIONS

Section 9.01	Survival.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.03(c), Section 6.03(d), Section 6.05, Section 6.06, Section 6.07(g), Section 6.12, Article VIII and this Article IX.

Section 9.02	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email, or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)         if to Parent or Merger Sub:

Address: 6F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, China

Email Address: hansy@tedu.cn

Tel: +86 010 62135687

Attn: Mr. Han Shaoyun

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

c/o 42/F Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Z. Julie Gao, Esq.

Email: Julie.Gao@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, People’s Republic of China

Attention: Peter X. Huang, Esq.

Email: Peter.Huang@skadden.com

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(b)         if to the Company:

No. 1 Andingmenwai Street
Litchi Tower

Chaoyang District

Beijing 100011

People’s Republic of China

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road, Chaoyang District

Beijing, 100025, P.R.C.

Attention: Fang Xue, Esq.

Tel +86 10 6502 8600

Fax +86 10 6502 8510

Email: fxue@gibsondunn.com

(c)         if to the Special Committee, addressed to the care of the Company, with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road, Chaoyang District

Beijing, 100025, P.R.C.

Attention: Fang Xue, Esq.

Tel +86 10 6502 8600

Fax +86 10 6502 8510

Email: fxue@gibsondunn.com

Section 9.03	Certain Definitions.

(a)               For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of restricting the Company from satisfying its obligations under this Agreement.

“Affiliate” of a specified Person means (i) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and (ii) with respect to any natural person, the term “Affiliate” shall also include any member of the immediate family of such natural person. For this purpose and for the purpose of this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that, for the purpose of this Agreement, (x) Parent, Merger Sub, the Rollover Shareholders, the Guarantors and their respective Affiliates (excluding the Group Companies) shall not be deemed to be Affiliates of the Company and/or its Subsidiaries, and vice versa, and (y) the Chairman and the Chairman Entities shall be deemed to be Affiliates of either Parent or Merger Sub.

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“beneficial owner” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York City, the Cayman Islands, Hong Kong or the People’s Republic of China are authorized by Law to be closed.

“Chairman” means Mr. Shaoyun Han, a citizen of the PRC, the Chairman of the Company.

“Chairman Entities” means collectively, Connion Capital Limited, a company organized and existing under the laws of the British Virgin Islands, Learningon Limited, a company organized and existing under the laws of the British Virgin Islands, Techedu Limited, a company organized and existing under the laws of the British Virgin Islands, and Moocon Education Limited, a company organized and existing under the laws of the British Virgin Islands.

“Class A Ordinary Share” means Class A ordinary shares, par value US$0.001 per share, in the share capital of the Company.

“Class B Ordinary Share” means Class B ordinary shares, par value US$0.001 per share, in the share capital of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof.

“Company Employee Plan” means any written plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect (“Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that in the case of clause (a) only, no Effects arising out of or resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: (i) geopolitical conditions, any outbreak or escalation of war or major hostilities, any act of sabotage or terrorism, natural or man-made disasters, pandemic (including COVID-19), epidemic or other public health crises, or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) any announcement, disclosure, pendency or consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding relating to this Agreement and/or the Transactions, (vi) any action taken, and/or omission to take any action, by the Company or any of its Subsidiaries at the express request or with the written consent of Parent, Merger Sub, the Chairman, the Chairman Entities or any of their respective Affiliates, (vii) any action taken by any Group Company that is required by this Agreement or the failure by any Group Company to take any action that is prohibited by this Agreement, (viii) any breach of this Agreement or other Transaction Documents by Parent, Merger Sub, the Chairman, the Rollover Shareholders, the Guarantors or any of their respective Affiliates, (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (but excluding the underlying circumstances or reasons for that failure), (x) any decline in the market price, or change in trading volume, of the capital stock of the Company (but excluding the underlying circumstances or reasons for that decline or change) or (xi) any change or prospective change in the Company’s credit ratings (but excluding the underlying circumstances or reasons for such change); except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants affected by such events that are in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

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“Company Option” means each option to purchase Shares granted under the Company Share Plans at or prior to the Effective Time whether or not such option has become vested at or prior to the Effective Time in accordance with the terms thereof.

“Company RSU” means each restricted share unit or other right to acquire Shares granted under the Company Share Plans at or prior to the Effective Time whether or not such restricted share unit has become vested at or prior to the Effective Time in accordance with the terms thereof.

“Company Share Plans” means, collectively, the 2008 Share Plan of the Company and the 2014 Share Plan of the Company.

“Competing Proposal” means any bona fide written offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent) that constitutes or may reasonably be expected to lead to a Competing Transaction.

“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of Equity Securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of Equity Securities of the Company; or (v) any combination of the foregoing.

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“Confidentiality Agreements” means, collectively, (i) the confidentiality agreement among the Company, the Special Committee and the Chairman dated January 8, 2021, (ii) the confidentiality agreement among the Company, the Special Committee and Ascendent Capital Partners (Asia) Limited, an affiliate of the Sponsor, dated January 22, 2021, and (iii) the confidentiality agreement among the Company, the Special Committee and The Hina Group Holdings, the Chairman’s financial advisor, dated January 11, 2021, each as may be amended and restated from time to time.

“Consortium Agreement” means the consortium agreement between Titanium Education (Cayman) Limited, a wholly owned subsidiary of the Sponsor, and the Chairman dated January 21, 2021.

“Contract” means any contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise or other instrument.

“Control Documents” means, a series of contractual arrangements through which the Company controls its VIE Entity, each as amended and supplemented from time to time.

“Controlled Entities” means the VIE Entity and its Subsidiaries.

“Equity Securities” means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“Excluded Shares” means, collectively, (i) the Rollover Shares, (ii) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective Affiliates, (iii) Shares (including Shares represented by ADSs) beneficially owned by the Company or any Subsidiary of the Company or held in the Company’s treasury, and (iv) Shares (including Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation pursuant to the Company Share Plans.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option in accordance its terms and conditions thereof.

“Group Company” means any of the Company and its Subsidiaries.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments; provided that in no event will Indebtedness include any accounts payable or other trade payable arising in the ordinary course of business and (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly by such person.

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“Intellectual Property” means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; and (e) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(d).

“Interim Investor Agreement” means the interim investor agreement, dated as of the date hereof, by and among the Chairman, Parent, Titanium Education (Cayman) Limited, a wholly owned subsidiary of the Sponsor, and certain other parties thereto.

“Intervening Event” means any material event, material development or material change occurring after the date hereof with respect to the Group Companies or their business, assets or operations of the Group Companies that is unrelated to any Competing Proposal or Competing Transaction and that was unknown and not reasonably foreseeable to the Company as of the date hereof.

“knowledge” means, with respect to the Company, the actual knowledge of any member of the Special Committee, and with respect to any other party hereto, the actual knowledge of any director, officer or beneficial owner of such party, and with respect to the Chairman, his actual knowledge.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Owned Real Property” means all real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

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“Permitted Liens” means any (i) Liens securing obligations under capital leases; (ii) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any Owned Real Property that do not materially impair the value or current use and operation of such Owned Real Property; (iii) any exceptions or other matters expressly disclosed in policies of title insurance with respect to any Owned Real Property; (iv) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP; (v) statutory Liens in favor of suppliers of goods arising or incurred in the ordinary course of business for which payment is not yet due or delinquent; (vi) mechanics’, materialmen’s, workmen’s, repairmen’s, landlord’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith; (vii) Liens in respect of pledges or deposits under workers’ compensation Laws, unemployment insurance or other types of social security; (viii) municipal bylaws, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Authority that do not materially impair the value or current use and operation of any affected Owned Real Property; or (ix) any other Liens that have been incurred in the ordinary course of business and that would not reasonably be expected to have a Company Material Adverse Effect.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means any data that alone or in combination with other data held by the Company or any of its Subsidiaries allows identification of a natural person.

“Personal Guarantee” means the personal guarantee, dated the date hereof, delivered by the Chairman to the Sponsor and Titanium Education (Cayman) Limited, a wholly owned subsidiary of the Sponsor.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Anti-trust Approval” means all clearances, consents and approvals required to be obtained from the Anti-Monopoly Bureau of the PRC State Administration for Market Regulation under the Anti-Monopoly Law of the PRC and the rules and regulations promulgated thereunder as in effect from time to time with respect to the Transactions.

“Privacy Law” means any Law of the PRC to the Company or any of its Subsidiaries governing privacy, data protection, or data security with respect to the Processing of Personal Data by the Company or any of its Subsidiaries.

“Processing” or “Processed” means, with respect to any Personal Data, any operation or set of operations performed thereon, whether or not by automated means, including adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use.

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“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other authorized representatives.

“Requisite Company Vote” means, the affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the Shareholders Meeting or any adjournment or postponement thereof.

“Rollover Shares” means (i) Shares (including Shares represented by ADSs) held by the Rollover Shareholders as of the date hereof as set forth in Schedule A attached hereto, and (ii) any Shares (including Shares represented by ADSs) that the Rollover Shareholders may acquire following the date hereof and prior to the Effective Time by means of purchase, dividend or distribution, or issuance upon the exercise of any Company Options or warrants, the conversion of any convertible securities, the vesting of any Company RSUs or otherwise.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means the SAFE Circular 37, SAFE Circular 7, SAFE Circular 75, SAFE Circular 78 and any other applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE. For the purpose of this definition, (i) “SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, which became effective as of July 14, 2014, or any successor rule or regulation under PRC Law; (ii) “SAFE Circular 7” means the Notice on Issues Relating to the Administration of Foreign Exchange for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company issued by SAFE on February 15, 2012, which became effective as of February 15, 2012, or any successor rule or regulation under PRC Law; (iii) “SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005, which became effective as of November 1, 2005 and replaced by SAFE Circular 37 on July 14, 2014; and (iv) “SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007, which became effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.

“SEC” means the U.S. Securities and Exchange Commission.

“Shareholders Meeting” means a general meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held in accordance with the Company’s memorandum and articles of association to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

“Shares” means the ordinary shares, par value US$0.001 per share, in the share capital of the Company, comprising Class A Ordinary Shares, Class B Ordinary Shares, and certain other shares of such class or classes (however designated) as the Company Board may determine in accordance with the Company’s articles of association.

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“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means the special committee of the Company Board currently consisting of two (2) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the management of the Company, provided, however, that solely if the existing Special Committee no longer exists after the date of this Agreement or is otherwise altered by the Company Board, it shall mean any other special committee established by the Company Board in relation to the Transactions composed solely of independent directors who are (i) not affiliated with Parent or Merger Sub and (ii) not members of the Company’s management.

“Sponsor” means Ascendent Capital Partners III, L.P., an exempted limited partnership formed under the laws of the Cayman Islands.

“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including interests held through a “variable interest entity” structure or other similar arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

“Superior Proposal” means a written bona fide proposal or offer with respect to a Competing Transaction (provided that each reference to “20%” in the definition of “Competing Transaction” should be replaced with “50%”) that the Company Board determines in its good faith judgment, acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), taking into account, among other things, all of the terms and conditions, including all legal, financial and regulatory, and other aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company and its shareholders (other than holders of Excluded Shares) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement proposed in writing by Parent in response to such proposal or otherwise pursuant to Section 6.04) and is otherwise reasonably capable of being completed on the terms proposed; provided, that a proposal or offer shall be deemed not to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such proposal or offer is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

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“Tax Return” means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority under the applicable Laws, and any schedules or amendments thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Unvested Company RSU” means any Company RSU that is not a Vested Company RSU.

“Vested Company Option” means any Company Option that shall have become vested at or prior to the Effective Time and remains outstanding at the Effective Time in accordance with the terms of such Company Option.

“Vested Company RSU” means any Company RSU that shall have become vested at or prior to the Effective Time and remains outstanding at the Effective Time in accordance with the terms of such Company RSU.

“VIE Entity” means Beijing Tarena Jinqiao Technology Co., Ltd., a limited liability company established under the Laws of the PRC.

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(b)               The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	Section 3.10
ADS	Section 2.01(b)
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(b)
Alternative Financing Documents	Section 6.07(b)
Applicable Date	Section 3.07(a)
Arbitrator	Section 9.09(b)
Change in the Company Recommendation	Section 6.04(c)
CICA	Recitals
Closing	Section 1.02
Closing Date.	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(f)(i)
Company Recommendation	Section 3.04(c)
Company Reimbursement	Section 8.06(f)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)(iii)
Damages	Section 6.05(c)
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effect	Section 9.03(a)
Effective Time	Section 1.03
Enforceability Exceptions	Section 3.04(b)
Equity Commitment Letter	Section 6.07(b)
Exchange Act	Section 3.03(c)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(d)
Financing Document	Section 4.05(a)
Financing Source	Section 4.05(a)
Financing,	Section 4.05(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantors	Recitals
HKIAC	Section 9.09(b)
Indemnified Party	Section 6.05(b)
Limited Guarantee	Recitals
Long Stop Date	Section 8.02(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.17(a)
Maximum Annual Premium	Section 6.05(b)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Nasdaq	Section 3.03(c)
Notice of Superior Proposal	Section 6.04(d)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(f)(i)

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Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Proxy Statement	Section 6.01(a)
Record Date	Section 6.02(a)
Requisite Approvals	Section 3.05(b)
Rollover Shareholders	Recitals
Schedule 13E-3	Section 6.01(a)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Surviving Company	Recitals
Takeover Statute	Section 3.18
Transaction Documents	Section 8.06(f)(iii)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)

Section 9.04	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05	Interpretation.

When a reference is made in this Agreement to a Section, Article, Annex or Schedule such reference shall be to a Section, Article, Annex or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Annex or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Annex or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. All Annexes or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and any rules and regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” or “US$” refers to United States Dollars. All “$” amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” mean a calendar day unless otherwise indicated as a “Business Day.”

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Section 9.06	Entire Agreement; Assignment.

This Agreement (including the Annexes and Schedules hereto), the Company Disclosure Schedule, and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between any parties hereto, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of Parent by prior written notice to the Company, provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

Section 9.07	Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 8.06(a), Section 8.06(f) and Section 9.10 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares or holders of Company Options or Company RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08	Specific Performance.

(a)               Subject to Section 9.08(b), the parties hereto agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b), the parties hereto acknowledge and agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent or Merger Sub, on the one hand, or the Company (acting at the direction of the Special Committee), on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

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(b)               Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

Section 9.09	Governing Law; Dispute Resolution.

(a)               This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICA with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b)               Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any Actions against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)               EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09(C).

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Section 9.10	Amendment.

This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (acting at the recommendation of the Special Committee); provided, however, that, (i) after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval, and (ii) with respect to any Person covered by Section 8.06(f) other than the parties hereto, no amendment that would be materially adverse to such Person may be made, directly or indirectly, to such Section 8.06(f) or this Section 9.10 unless such materially adversely affected Person has provided its prior written consent to such amendment (which shall not be unreasonably withheld, conditioned or delayed). This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11	Waiver.

At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (acting at the recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12	Confidentiality.

All confidential and proprietary information disclosed by the Company to Parent and its Affiliates and Representatives, including Parent’s financing sources and their respective Representatives in connection with this Agreement and the Transactions, shall be subject to the provisions of the Confidentiality Agreements. If for any reason this Agreement is terminated prior to the Closing Date, the terms of the Confidentiality Agreements shall survive such termination and continue in full force and effect in accordance with its terms.

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Section 9.13        Special Committee Approval.

Subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Company Board under this Agreement shall be made or taken upon the recommendation of, and only upon the recommendation of the Special Committee.

Section 9.14	Counterparts.

This Agreement may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

KIDEDU HOLDINGS LIMITED

By:	/s/ Shaoyun Han
Name: Shaoyun Han
Title: Director

KIDARENA MERGER SUB

By:	/s/ Shaoyun Han
Name: Shaoyun Han
Title: Director

TARENA INTERNATIONAL, INC.

By:	/s/ Arthur Lap Tat Wong
Name: Arthur Lap Tat Wong
Title: Chairman of the Special Committee

[Signature Page to Agreement and Plan of Merger]

A-67

ANNEX A

PLAN OF MERGER

THIS PLAN OF MERGER is made on [date]

BETWEEN

(1)               Kidarena Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2)               Tarena International, Inc., an exempted company registered by way of continuation under the laws of the Cayman Islands on 31 January 2008, with its registered office situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive P.O. Box 2681, Grand Cayman, KY1-1111 (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)               Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of April 30, 2021 by and between Kidedu Holdings Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (2021 Revision) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(b)               This Plan of Merger is made in accordance with section 233 of the Companies Act.

(c)               Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.                  The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.                  The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be Tarena International, Inc.

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REGISTERED OFFICE

3.            (a)         The registered office of Merger Sub is situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(b)        The registered office of Parent is situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(c)        The Surviving Company shall have its registered office at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive P.O. Box 2681, Grand Cayman, KY1-1111.

AUTHORIZED AND ISSUED SHARE CAPITAL

4.                  Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was US$[•] divided into [•] ordinary shares of US$[•] par value per share, of which [1] share has been issued.

5.                  Immediately prior to the Effective Time, the authorized share capital of the Company was US$1,000,000 divided into 1,000,000,000 Shares of a par value of US$0.001 per share, comprising of 860,000,000 Class A Ordinary Shares, 40,000,000 are Class B Ordinary Shares and 100,000,000 shares of such class or classes (however designated) as the Company Board may determine in accordance with the Company’s articles of association, of which [•] Class A Ordinary Shares and [•] Class B Ordinary Shares have been issued and fully paid.

6.                  At the Effective Time, the authorized share capital of the Surviving Company shall be US$[•] divided into [•] ordinary shares of US$[•] par value per share.

7.                  At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)               Each Share of par value US$0.001 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than the Share represented by ADSs, Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$4.00 per Share.

(b)               Each Class A Ordinary Share of par value US$0.001 per share, of the Company issued and outstanding which is represented by an ADS (other than ADSs representing Excluded Shares) immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive the Per ADS Merger Consideration, being US$4.00 per ADS.

(c)               Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor other than as set forth in the Support Agreements (as defined in the Agreement).

(d)               Each of the Dissenting Shares shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.

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(e)               Each ordinary share, par value US$[●] per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$[●] per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

8.                At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.                  The Merger shall take effect on [●] (the “Effective Time”).

PROPERTY

10.            At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.              The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.              There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.              The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[●]	[●]

SECURED CREDITORS

14.              (a) Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)       The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

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RIGHT OF TERMINATION

15.              This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

16.              At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with Section 235(1) of the Companies Act, including to effect (i) a change to the Effective Time (provided that any such change is in compliance with section 234 of the Companies Act) and/or (ii) any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided, that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

17.              This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.

18.              This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

19.              This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.              This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Kidarena Merger Sub:

_______________________________

[Name]
Director

For and on behalf of Tarena International, Inc.:

_______________________________

[Name]
Director

A-71

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

A-72

SCHEDULE A

ROLLOVER SHARES

Rollover Shareholder	Rollover Shares
Learningon Limited	(i) 7,206,059 Class B Ordinary Shares, and (ii) 2,193,223 Class A Ordinary Shares represented by 2,193,223 restricted ADSs
Techedu Limited	1,152,183 Class A Ordinary Shares
Moocon Education Limited	2,000,000 Class A Ordinary Shares
Connion Capital Limited	3,594,439 Class A Ordinary Shares represented by 3,594,439 restricted ADSs
Mr. Han Shaoyun	415,000 Class A Ordinary Shares
Talent Fortune Investment Limited	6,826,263 Class A Ordinary Shares
New Oriental Education & Technology Group Inc.	1,000,000 Class A Ordinary Shares
Banyan Enterprises A Limited	127,173 Class A Ordinary Shares
Banyan Enterprises Limited	720,644 Class A Ordinary Shares

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SCHEDULE 2.02

A-74

Annex B

PLAN OF MERGER

THIS PLAN OF MERGER is made on [date]

BETWEEN

(1)                   Kidarena Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2)                   Tarena International, Inc., an exempted company registered by way of continuation under the laws of the Cayman Islands on 31 January 2008, with its registered office situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive P.O. Box 2681, Grand Cayman, KY1-1111 (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)                   Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of April 30, 2021 by and between Kidedu Holdings Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (2021 Revision) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(b)                   This Plan of Merger is made in accordance with section 233 of the Companies Act.

(c)                   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.                  The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.                  The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be Tarena International, Inc.

REGISTERED OFFICE

3.             (a)        The registered office of Merger Sub is situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(b)        The registered office of Parent is situated at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(c)        The Surviving Company shall have its registered office at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive P.O. Box 2681, Grand Cayman, KY1-1111.

AUTHORIZED AND ISSUED SHARE CAPITAL

4.             Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was US$[•] divided into [•] ordinary shares of US$[•] par value per share, of which [1] share has been issued.

5.             Immediately prior to the Effective Time, the authorized share capital of the Company was US$1,000,000 divided into 1,000,000,000 Shares of a par value of US$0.001 per share, comprising of 860,000,000 Class A Ordinary Shares, 40,000,000 are Class B Ordinary Shares and 100,000,000 shares of such class or classes (however designated) as the Company Board may determine in accordance with the Company’s articles of association, of which [•] Class A Ordinary Shares and [•] Class B Ordinary Shares have been issued and fully paid.

6.             At the Effective Time, the authorized share capital of the Surviving Company shall be US$[•] divided into [•] ordinary shares of US$[•] par value per share.

7.             At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)                   Each Share of par value US$0.001 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than the Share represented by ADSs, Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$4.00 per Share.

(b)                   Each Class A Ordinary Share of par value US$0.001 per share, of the Company issued and outstanding which is represented by an ADS (other than ADSs representing Excluded Shares) immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive the Per ADS Merger Consideration, being US$4.00 per ADS.

(c)                   Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor other than as set forth in the Support Agreements (as defined in the Agreement).

(d)                   Each of the Dissenting Shares shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.

(e)                   Each ordinary share, par value US$[●] per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$[●] per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

8.             At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.             The Merger shall take effect on [●] (the “Effective Time”).

PROPERTY

10.            At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.            The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.            There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.            The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[●]	[●]

SECURED CREDITORS

14.           (a)       Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)       The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.           This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

16.           At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with Section 235(1) of the Companies Act, including to effect (i) a change to the Effective Time (provided that any such change is in compliance with section 234 of the Companies Act) and/or (ii) any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided, that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

17.           This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.

18.           This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

19.           This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.           This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Kidarena Merger Sub:

[Name]
Director

For and on behalf of Tarena International, Inc.:

[Name]
Director

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

Annex C

Confidential Special Committee of the Board of Directors Tarena International, Inc. 6/F, No. 1 Andingmenwai Street, Litchi Tower Chaoyang District, Beijing 100011 People’s Republic of China	April 30, 2021

Ladies and Gentlemen:

Tarena International, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), has engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.001 per share, of the Company (each, a “Class A Share” or, collectively, the “Class A Shares”) and Class B ordinary shares, par value US$0.001 per share, of the Company (each, a “Class B Share” or, collectively, the “Class B Shares”, and together with the Class A Shares, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing one Class A Share (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Kidedu Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Kidarena Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), the latest draft of which Duff & Phelps has reviewed is dated as of April 30, 2021. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive US$4.00 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the Shares represented by such ADSs, shall be cancelled in exchange for the right to receive US$4.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares, (b) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective Affiliates, (c) Shares (including Shares represented by ADSs) beneficially owned by the Company or any Subsidiary of the Company or held in the Company’s treasury, and (d) Shares (including Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation pursuant to the Company Share Plans; and (ii) “Effective Time”, “Dissenting Shares”, “Rollover Shares”, “Affiliates”, “Subsidiary”, “Depositary”, and “Company Share Plans” shall have the meanings set forth in the Merger Agreement.

Kroll, LLC	T F	+1 312 697 4600 +1 312 697 0112	www.duffandphelps.com www.kroll.com

Special Committee of the Board of Directors

Tarena International, Inc.

April 30, 2021

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2017 through December 31, 2020;

b.	Certain unaudited and segment financial information for the Company for the years ended December 31, 2017 through December 31, 2020, provided by the management of the Company;

c.	A detailed financial projection model for the Company for the years ending December 31, 2021 through December 31, 2028, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

d.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

e.	A letter dated April 28, 2021 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

f.	A draft of the Merger Agreement dated as of April 30, 2021; and

g.	Drafts of the Rollover and Support Agreements by and among Parent and the respective parties listed on Schedule A thereto, each dated as of April 30, 2021;

Special Committee of the Board of Directors

Tarena International, Inc.

April 30, 2021

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

Special Committee of the Board of Directors

Tarena International, Inc.

April 30, 2021

3.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.	Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.

Special Committee of the Board of Directors

Tarena International, Inc.

April 30, 2021

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of the Board of Directors

Tarena International, Inc.

April 30, 2021

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company and the Special Committee dated December 29, 2020 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of this Opinion to the Special Committee and a portion of Duff & Phelps’ fee is payable upon the filing of SEC Schedule 13E-3. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. In addition, pursuant to the Engagement Letter, DPS has agreed to provide the Special Committee with certain financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction and may receive a fee for such services. During the two years preceding the date of this Opinion, in matters unrelated to the Proposed Transaction, Duff & Phelps has provided certain valuation services to the Company (or its subsidiaries) and received fees, expense reimbursement, and indemnification for such engagements. During the two years preceding the date of this Opinion, in matters unrelated to the Proposed Transaction, Duff & Phelps has also provided certain valuation and other services to Kohlberg Kravis Roberts & Co. L.P., an affiliate of one of the holders of Rollover Shares in connection with the Proposed Transaction, and certain of its affiliates and received fees, expense reimbursement, and indemnification for such engagements.

Special Committee of the Board of Directors

Tarena International, Inc.

April 30, 2021

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Kroll, LLC

Kroll, LLC

Annex D

CAYMAN ISLANDS COMPANIES ACT (2021 REVISION)

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)	that person’s name and address;

(b)	the number and classes of shares in respect of which that person dissents; and

(c)	a demand for payment of the fair value of that person’s shares.

(6)	A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

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(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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Annex E
DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The name, present principal employment and citizenship of each director and executive officer of the Company are set forth below. The business address of our directors and executive officers is 6/F, No. 1 Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, People's Republic of China.

Name	Present Principal Employment	Citizenship
Shaoyun Han	Chairman of the Board of Directors	PRC
Ying Sun	Chief Executive Officer	PRC
Yongji Sun	Director	Republic of Singapore
Jianguang Li	Independent Director	PRC
Hon Sang Lee	Independent Director	Hong Kong SAR
Arthur Lap Tat Wong	Independent Director	Hong Kong SAR
Wing Kee Lau	Chief Financial Officer	Hong Kong SAR

2.	Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 6213 5687.

The following table sets forth information regarding the director of Parent as of the date of this proxy statement. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Shaoyun Han	6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC	Chairman of the board of directors of the Company	Has been in the current position for the past five years	PRC

3.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 6213 5687.

The following table sets forth information regarding the director of Merger Sub as of the date of this proxy statement. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Shaoyun Han	6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC	Chairman of the board of directors of the Company	Has been in the current position for the past five years	PRC

4.	Directors and Executive Officers of Learningon Limited

Learningon Limited is a company organized and existing under the laws of the British Virgin Islands with its principal business address at 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 6213 5687.

The following table sets forth information regarding the director of Learningon Limited as of the date of this proxy statement. As of the date of this proxy statement, Learningon Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Shaoyun Han	6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC	Chairman of the board of directors of the Company	Has been in the current position for the past five years	PRC

5.	Directors and Executive Officers of Connion Capital Limited

Connion Capital Limited is a company organized and existing under the laws of the British Virgin Islands with its principal business address at 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 6213 5687.

The following table sets forth information regarding the director of Connion Capital Limited as of the date of this proxy statement. As of the date of this proxy statement, Connion Capital Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Shaoyun Han	6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC	Chairman of the board of directors of the Company	Has been in the current position for the past five years	PRC

6.	Directors and Executive Officers of Techedu Limited

Techedu Limited is a company organized and existing under the laws of the British Virgin Islands with its principal business address at 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 6213 5687.

The following table sets forth information regarding the director of Techedu Limited as of the date of this proxy statement. As of the date of this proxy statement, Techedu Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Shaoyun Han	6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC	Chairman of the board of directors of the Company	Has been in the current position for the past five years	PRC

7.	Directors and Executive Officers of Moocon Education Limited

Moocon Education Limited is a company organized and existing under the laws of the British Virgin Islands with its principal business address at 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 6213 5687.

The following table sets forth information regarding the director of Moocon Education Limited as of the date of this proxy statement. As of the date of this proxy statement, Moocon Education Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Shaoyun Han	6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC	Chairman of the board of directors of the Company	Has been in the current position for the past five years	PRC

8.	Directors and Executive Officers of ACP Filing Persons

Titanium Education (Cayman) Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at Suite 3501, 35/F Jardine House, 1 Connaught Place, Central, Hong Kong. The business telephone number is +852 2165 9000.

The following table sets forth information regarding the director of Titanium Education (Cayman) Limited as of the date of this proxy statement. As of the date of this proxy statement, Titanium Education (Cayman) Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Liang Meng	Suite 3501, 35/F Jardine House, 1 Connaught Place, Central, Hong Kong	Chairman of the board of directors of Titanium Education (Cayman) Limited	Has been in the current position since the incorporation of Titanium Education (Cayman) Limited on January 18, 2021	Hong Kong

Ascendent Capital Partners III, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands with its principal business address at Suite 3501, 35/F Jardine House, 1 Connaught Place, Central, Hong Kong. The business telephone number is +852 2165-9000.

The following table sets forth information regarding the general partner of Ascendent Capital Partners III, L.P. as of the date of this proxy statement. As of the date of this proxy statement, Ascendent Capital Partners III, L.P. does not have any executive officers.

Name	Business Address	Present Principal Position	Material Occupations for Past Five Years	Jurisdiction of Registration
Ascendent Capital Partners III GP, L.P.	Suite 3501, 35/F Jardine House, 1 Connaught Place, Central, Hong Kong	General Partner of Ascendent Capital Partners III, L.P.	Has been in the current position since the registration of Ascendent Capital Partners III, L.P. on January 29, 2019	Cayman Islands

9.	Directors and Executive Officers of Kidtech Limited

Kidtech Limited is a company organized and existing under the laws of the Cayman Islands with its principal business address at 6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC. The business telephone number is +86 10 6213 5687.

The following table sets forth information regarding the director of Kidtech Limited as of the date of this proxy statement. As of the date of this proxy statement, Kidtech Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Shaoyun Han	6/F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, PRC	Chairman of the board of directors of the Company	Has been in the current position for the past five years	PRC

Annex F
FORM OF PROXY CARD

Tarena International, Inc.
6/F, No. 1 Andingmenwai Street,
Litchi Tower, Chaoyang District, Beijing 100011,
People’s Republic of China
(Nasdaq: TEDU)

FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT 6/F, No. 1 Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing, China ON __________, 2021.

I/WeNote 1 ___________________________________________of _______________________________________________ being the registered holder(s) of                                Class A ordinary shares of par value US$0.001 eachNote 2 and                                       Class B ordinary shares of par value US$0.001 eachNote 3 in the capital of Tarena International, Inc. (the “Company”) HEREBY APPOINT(S) THE CHAIRMAN OF THE MEETING orNote 4 ________________________________of _____________________________________

or failing him ______________________________________ of ___________________________________

to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at 6/F, No. 1 Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing, China on ____________, 2021 at _____ a.m. (Beijing time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of extraordinary general meeting of the shareholders.

Please indicate with a “√” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against	Abstain

Proposal No. 1.

IT IS RESOLVED, as a Special Resolution, THAT:

the Agreement and Plan of Merger, dated as of April 30, 2021 (the “Merger Agreement”), among the Company, Kidedu Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Kidarena Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$1,000,000 divided into 1,000,000,000 Shares of a par value of US$0.001 per Share to authorized share capital of the Company of US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 each, at the Effective Time (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Effective Time”), in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be approved and authorized by the Company.

Proposal No. 2.

IT IS RESOLVED, as a Special Resolution, THAT:

each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the “Special Committee”) and the Chief Financial Officer of the Company each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A.

Proposal No. 3.

IT IS RESOLVED, as an Ordinary Resolution, THAT:

the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Dated __________________ Signature(s) Note5____________________________

__________________

Note 1	Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.
Note 2	Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).
Note 3	Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).
Note 4	If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.
Note 5	This form of proxy must be signed by your or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited at the Company’s offices at 6/F, No. 1 Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing, China no later than ___________, 2021, _________ a.m. Beijing time. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

Annex G

DEPOSITARY’S NOTICE

Depositary’s Notice of

Extraordinary General Meeting of Shareholders

of Tarena International, Inc.

ADSs:	American Depositary Shares (“ADSs”), some of which may be evidenced by American Depositary Receipts (“ADRs”).
ADS CUSIP Nos.:	876108101; and 876108994 (Restricted ADSs).
ADS Record Date:	__________, 2021.
Meeting Specifics:	Extraordinary General Meeting of Shareholders to be held on __________, 2021 at ______ [a.m./p.m.] (Beijing time) at __________, the People’s Republic of China (the “Meeting”).
Meeting Agenda:	Please refer to the Company’s proxy statement enclosed herewith and other relevant documents on the Company’s website at http://ir.tedu.cn.
ADS Voting Instructions Deadline:	On or before 10:00 a.m. (New York City time) on __________, 2021.
Deposited Securities:	Class A ordinary shares, par value US$0.001 per share, of Tarena International, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).
ADS Ratio:	1 class A ordinary share to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank, N.A. – Hong Kong Branch.
Deposit Agreement:	Deposit Agreement, dated as of April 2, 2014, by and among the Company, the ADS Depositary, and all holders and beneficial owners of ADSs issued thereunder.

To be counted, your Voting Instructions need to be received by the ADS Depositary prior to 10:00 A.M. (New York City time) on

__________, 2021.

Note that if you do not timely return the Voting Instructions to the ADS Depositary, the Deposited Securities represented by your ADSs may nevertheless be voted upon the terms set forth in the Deposit Agreement.

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The Company has announced that the Meeting will be held at the date, time, and location identified above. The information with respect to the Meeting and the ADS voting instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g. an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website at http://ir.tedu.cn. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS voting instructions as it is not expected that any additional information will be distributed to you via mail or email. A copy of the Company’s proxy statement which includes the agenda for such Meeting is enclosed.

The ADS Depositary has been informed by the Company that its Board of Directors recommends a “FOR” vote for all resolutions.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt from a holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, memorandum and articles of association of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities (in person or by proxy) represented by such holder’s ADSs in accordance with the voting instructions received from the holders of ADSs. ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting, or that the rights of holders of Shares may be materially adversely affected as to such matter.

Neither the ADS Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the ADS Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from holders or as otherwise contemplated in the Deposit Agreement. Notwithstanding anything else contained in the Deposit Agreement, the ADS Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders.

The information contained herein with respect to the Meeting has been provided by the Company. The ADS Depositary is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. The ADS Depositary does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligation of Holders and Beneficial Owners of ADSs, the Company, and the ADS Depositary are set forth in their entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the ADS Depositary at the number set forth below.

If you have any questions about the way in which ADS voting instructions may be delivered to the ADS Depositary, please contact Citibank, N.A. – ADR Shareholder Services at +1-877-248-4237.

Citibank, N.A., as Depositary

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Annex H

FORM OF ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting of Shareholders

The Voting Instructions must be signed, completed and received at the indicated address prior to
10:00 A.M. (New York City time) on __________, 2021 for action to be taken.

2021 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

Tarena International, Inc. (the “Company”)

ADS CUSIP No.:	876108101; and 876108994 (Restricted ADSs).
ADS Record Date:	__________, 2021.
Meeting Specifics:	2021 Extraordinary General Meeting of Shareholders to be held on __________, 2021 at __________ [a.m./p.m.] (Beijing time) at ____________________, the People’s Republic of China (the “Meeting”).
Meeting Agenda:	Please refer to the Company’s proxy statement enclosed herewith and other relevant documents on the Company’s website at http://ir.tedu.cn.
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit agreement (“Deposit Agreement”) dated as of April 2, 2014 by and among the Company, Citibank, N.A., and the holders and beneficial owners of ADSs issued thereunder. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Deposit Agreement.
Deposited Securities:	Class A ordinary shares, par value US$0.001 per share, of the Company.
Custodian:	Citibank, N.A. – Hong Kong Branch.

The undersigned holder, as of the ADS Record Date, of the American Depositary Receipt(s) issued under the Deposit Agreement and identified on the reverse side hereof (such American Depositary Shares, the “ADSs”), hereby authorizes and directs the ADS Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt from a holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, memorandum and articles of association of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities (in person or by proxy) represented by such holder’s ADSs in accordance with the voting instructions received from the holders of ADSs. ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS Holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS Holder shall be deemed, and the ADS Depositary shall deem such ADS Holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by such holder’s ADSs, in each case upon the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the Meeting as to which the Company informs the ADS Depositary that it does not wish such discretionary proxy to be given, that substantial opposition exists to the matter to be voted on at the Meeting, or that the rights of holders of Shares may be materially adversely affected as to such matter.

Neither the ADS Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the ADS Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from ADS holders or as otherwise contemplated in the Deposit Agreement. Notwithstanding anything else contained in the Deposit Agreement, the ADS Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from holders of ADSs as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders. The voting instructions must be marked, signed and returned on time to the ADS Depositary in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the ADS Depositary and the Company that the undersigned is duly authorized to give the voting instructions contained therein.

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Meeting Agenda

Special Resolutions:

1)  THAT the Agreement and Plan of Merger, dated as of April 30, 2021 (the “Merger Agreement”), among the Company, Kidedu Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Kidarena Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$1,000,000 divided into 1,000,000,000 Shares of a par value of US$0.001 per Share to authorized share capital of the Company of US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 each, at the Effective Time (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Effective Time”), in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be approved and authorized by the Company.

2)  THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company and the Chief Financial Officer of the Company each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A.

Ordinary Resolution:

1)	If necessary, THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The ADS Depositary has been advised by the Company that its board of directors recommends a “FOR” vote for all resolutions.

A	Issues	Tarena International, Inc.

		For	Against	Abstain
	Special Resolution 1	☐	☐	☐
	Special Resolution 2	☐	☐	☐
	Ordinary Resolution 1	☐	☐	☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the ADS Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the ADS Depositary to give Voting Instructions FOR the unmarked issue.

If these Voting Instructions are signed and timely returned to the ADS Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the ADS Depositary to give an “ABSTAIN” Voting Instruction for such issue.

Please be sure to sign and date this Voting Instructions Card.

H-2

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)

______/______/______

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